                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-82800


PROSPECTUS

                                (GOODRICH LOGO)

                              GOODRICH CORPORATION

                                  $300,000,000
                OFFER TO EXCHANGE ITS NEW 7 1/2% NOTES DUE 2008
                                      FOR
                    7 1/2% SERIES B SENIOR NOTES DUE 2008 OF
                             COLTEC INDUSTRIES INC
                               ------------------

     This is an offer to exchange the outstanding 7 1/2% Series B Senior Notes due 2008 of Coltec Industries Inc (which we refer to in this document as the "old Coltec notes") for 7 1/2% Notes due 2008 of Goodrich Corporation (which we refer to in this document as the "new Goodrich notes"). The interest rate, term, payment dates, and redemption provisions of the new Goodrich notes will be substantially identical to those of the old Coltec notes. See "Comparison of Terms of Notes" beginning on page 67 for a description of the material differences between the terms of the old Coltec notes and the new Goodrich notes. This offer will expire at 5:00 p.m., New York City time, on May 14, 2002 unless we extend it. We refer to this date and time in this prospectus, if and as it is extended, as the "expiration date."

     We are making the exchange offer in connection with the spin-off of 100% of the common stock of EnPro Industries, Inc. ("EnPro"). Coltec Industries Inc will be a wholly owned subsidiary of EnPro following the spin-off. We expect the exchange offer to be completed approximately two weeks prior to the spin-off. The new Goodrich notes will not be listed on any national securities exchange.

     The new Goodrich notes will be governed by the Indenture dated May 1, 1991 between Goodrich Corporation and The Bank of New York, as the successor to Harris Trust and Savings Bank (we refer to the Indenture as the "Goodrich indenture"). Goodrich may redeem all or part of the new Goodrich notes at any time at a redemption price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present value of the remaining scheduled payments of principal and interest from the redemption date to the maturity date, discounted to the redemption date on a semiannual basis at a treasury rate specified in the new Goodrich notes plus 37.5 basis points, plus accrued interest to the date of redemption. The new Goodrich notes will be unsecured and rank equally with all of our existing and future unsecured senior debt.
                               ------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF IMPORTANT FACTORS THAT HOLDERS OF OLD COLTEC NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW GOODRICH NOTES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new Goodrich notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. We are not making or soliciting an offer to exchange notes in any jurisdiction where the offer is not permitted.
                               ------------------

                  The Dealer-Manager for the Exchange Offer is

                              SALOMON SMITH BARNEY

April 16, 2002

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Where You Can Find More Information.........................    ii
Incorporation of Certain Documents by Reference.............    ii
Forward-Looking Statements..................................   iii
Prospectus Summary..........................................     1
  The Companies.............................................     1
  The Exchange Offer........................................     3
  Description of New Goodrich Notes.........................     5
  Selected Historical and Unaudited Pro Forma Consolidated
     Financial Information..................................     7
  Ratio of Earnings to Fixed Charges........................     8
Risk Factors................................................     9
The Exchange Offer..........................................    16
The Spin-Off................................................    26
Use of Proceeds.............................................    28
Goodrich Corporation Unaudited Pro Forma Consolidated
  Financial Statements......................................    29
Coltec Industries Inc Unaudited Pro Forma Consolidated
  Financial Statements......................................    33
Information About Coltec....................................    37
Certain Relationships and Related Transactions..............    55
Description of New Goodrich Notes...........................    58
Comparison of Terms of Notes................................    67
United States Federal Income Tax Considerations.............    71
Legal Matters...............................................    74
Experts.....................................................    74
Index to Financial Statements...............................   F-1

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, relating to the exchange offer that includes important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. This information is available from us without charge to holders of the old Coltec notes as specified below. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is qualified in its entirety by reference to that contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Following the exchange offer, we will continue to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended.

     Information that we file with the SEC after the date of this prospectus will automatically supersede the information in this prospectus and any earlier filed information incorporated by reference in this prospectus. We are also incorporating by reference in this prospectus any future filings made with the SEC under sections 13(a), 13(e), 14, or 15(d) of the Exchange Act until the termination of the exchange offer.

     You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC's headquarters located at 450 Fifth Street, N.W., Washington, D.C. 20549.

     You may also obtain copies of our SEC filings by mail from the Office of Investor Education and Assistance of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or by telephone at 800/SEC-0330. You may obtain information on the operation of the Office of Investor Education and Assistance by calling the SEC at 800/SEC-0330. Our SEC filings will also be available to the public from commercial document retrieval services and at the SEC's Internet site (http://www.sec.gov).

     You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

                              Goodrich Corporation
                             2730 West Tyvola Road
                        Charlotte, North Carolina 28217
                                 (704) 423-7000
                         Attention: Investor Relations

     TO OBTAIN TIMELY DELIVERY OF ANY OF OUR FILINGS, AGREEMENTS OR OTHER DOCUMENTS, YOU MUST MAKE YOUR REQUEST TO US NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

     You should rely only on the information provided or incorporated by reference in this prospectus and the registration statement. No person has been authorized to provide you with different information. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them into this prospectus, which means that:

     - incorporated documents are considered part of this prospectus; and

     - we can disclose to you important business and financial information about us, which is not included in or delivered with this prospectus, by referring you to those other documents.

     We incorporate by reference into this prospectus the documents listed below, as amended and supplemented, and all documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the date on which the exchange offer is completed:

     - our Annual Report on Form 10-K for the year ended December 31, 2001; and

     - our Proxy Statement for our Annual Meeting of Shareholders that was filed with the SEC on March 12, 2002.

     You can obtain any of the filings incorporated by reference into this document through us or from the SEC through the SEC's web site or at the addresses listed above under "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements. In particular, the statements about Goodrich's and Coltec's plans, strategies and prospects under the headings "Prospectus Summary," "Information About Coltec -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "-- Industry and Business of Coltec After the Spin-Off," and in the unaudited pro forma consolidated financial statements included in this prospectus and the related notes are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by those forward-looking statements are reasonable, we cannot assure you that those plans, intentions or expectations will be achieved. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are described in this prospectus, including under the headings:

     - "Risk Factors;"

     - "Information About Coltec -- Management's Discussion and Analysis of Financial Condition and Results of Operations;" and

     - "Information About Coltec -- Industry and Business of Coltec After the Spin-Off."

     All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights some of the information described in greater detail in other parts of this prospectus and may not contain all of the information that is important to you. Before making an investment decision, you should read this entire prospectus, including "Risk Factors" and the financial statements (including the related notes to the financial statements) that we have included.

     Unless the context otherwise requires, the terms "we," "our," "us" and "Goodrich" refer to Goodrich Corporation, and the term "Coltec" refers to Coltec Industries Inc. The term "spin-off" refers to those transactions described under "The Spin-Off." When we refer to "pro forma" financial results, we mean the financial results of the subject company and its subsidiaries on a consolidated basis as if the spin-off had occurred at the beginning of the relevant time period. See "Goodrich Corporation Unaudited Pro Forma Consolidated Financial Statements" and "Coltec Industries Inc Unaudited Pro Forma Consolidated Financial Statements."

                                 THE COMPANIES

GOODRICH

     We are a leading worldwide supplier of aerospace components, systems and services serving the commercial, military, regional, business and general aviation markets. Until the spin-off we will also be a leading provider of engineered industrial products for the processing and general manufacturing industries.

     Our continuing operations are classified into four reportable business segments: Aerostructures and Aviation Technical Services, Landing Systems, Engine and Safety Systems, and Electronic Systems.

     Aerostructures and Aviation Technical Services: Aerostructures is a leading supplier of nacelles, pylons, thrust reversers and related aircraft engine housing components. The aviation technical sales division performs comprehensive total aircraft maintenance, repair, overhaul and modification for many commercial airlines, independent operations, aircraft leasing companies and airfreight carriers.

     Landing Systems: Landing Systems provides systems and components pertaining to aircraft taxi, take-off, landing and stopping. Several divisions within the segment are linked by their ability to contribute to the integration, design, manufacture and service of entire aircraft undercarriage systems, including sensors, landing gear, certain brake controls and wheels and brakes.

     Engine and Safety Systems: Engine and Safety Systems produces engine and fuel controls, pumps, fuel delivery systems, as well as structural and rotating components such as disks, blisks, shafts and airfoils for both aerospace and industrial gas turbine applications. This segment also produces aircraft evacuation, de-icing and passenger restraint systems, as well as ejection seats and crew and attendant seating.

     Electronic Systems: Electronic Systems produces a wide array of products that provide flight performance measurements, flight management and control and safety data. Included are a variety of sensor systems that measure and manage aircraft fuel and monitor oil debris; engine, transmission and structural health; and aircraft motion control systems. The segment's products also include instruments and avionics, warning and detection systems, ice detection systems, test equipment, aircraft lighting systems, landing gear cables and harnesses, satellite control, data management and payload systems, launch and missile telemetry systems, airborne surveillance and reconnaissance systems and laser warning systems.

     Our business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world. Our principal executive offices are located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217 and our main phone number is (704) 423-7000.

COLTEC

     When the spin-off is complete, Coltec will be a wholly-owned subsidiary of EnPro, and the assets of EnPro will consist primarily of its equity interest in Coltec and, potentially, its ownership of a portion of the old Coltec notes. See "Use of Proceeds" at page 28. Coltec's business will consist of the historical sealing and engineered industrial products businesses of Coltec, including Glacier (which is described in more detail below). Coltec will manage its operations in two business segments. The following description of Coltec is on a pro forma basis, giving effect to the spin-off and related transactions.

     Coltec is a leader in the design, development, manufacturing and marketing of proprietary engineered industrial products, including sealing products, self-lubricating, non-rolling metal polymer bearing products, air compressor systems and vacuum pumps and heavy-duty diesel and natural gas engines. Coltec also designs, manufactures and sells engineered industrial products such as polytetrafluoroethylene, or PTFE, products and specialized tooling. Coltec has 33 primary manufacturing facilities located in nine countries in the Americas, Europe and Australia. Coltec sells its products through approximately 2,600 independent agents and distributors worldwide and has over 200 internal sales managers and representatives. These sales managers and representatives are complemented by teams of highly experienced engineers. In 2001 on a pro forma basis, Coltec had revenues of $696.4 million, operating income of $54.0 million and net income of $0.9 million.

     Coltec sells its products to more than 60,000 customers worldwide and is diversified both by industry served and geographically. In 2001, no single customer accounted for more than 2% of its revenues. Coltec management estimates that its percentage of revenues by industry in 2001 were as follows: general industrial 43%, automotive and heavy-duty vehicle 18%, chemical and petrochemical 17%, utility 9%, marine 7%, other transportation 4% and other industries 2%. Management estimates that its percentage of revenues by geographic region in 2001 were as follows: United States 70%, Canada 7%, Europe 14% and the rest of the world 9%. Coltec's management estimates that it derived approximately 62% of Coltec's revenues in 2001 from its aftermarket, or parts and services, sales.

     In September 2001, Coltec acquired the Glacier industrial metal polymer bearing business from Dana Corporation. The acquisition of Glacier, in combination with Coltec's existing bearing business, created the largest manufacturer of self-lubricating, non-rolling, metal polymer bearings in the world. The combined company is now operating as Glacier Garlock Bearings. Coltec believes that the combination of these businesses will enable Coltec to serve worldwide customers more effectively and create economies of scale in research and development and in marketing. With the acquisition of Glacier, Coltec added manufacturing facilities in Annecy and Dieuze, France; Heilbronn, Germany; Kilmarnock, U.K.; Dolny Kubin, Slovakia; and Sao Paulo, Brazil. In addition, Coltec acquired extensive sales and marketing resources in Europe and South America. The combined companies will operate research and development facilities in Thorofare, New Jersey and Annecy, France.

     The principal executive offices of Coltec are located at c/o Goodrich Corporation, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217 and Coltec's main phone number is (704) 423-7000.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............   We are offering to exchange an aggregate
                                 principal amount of up to $300,000,000 of the new Goodrich notes for a like principal amount of the old Coltec notes. We will issue the new
                                 Goodrich notes on or promptly after the
                                 exchange date. As of the date of this
                                 prospectus, $300,000,000 aggregate principal amount of the old Coltec notes is outstanding.

                                 The interest rate, term, payment dates, and redemption provisions of the new Goodrich notes will be substantially identical to those of the old Coltec notes. The new Goodrich notes will not include those terms of the old Coltec notes that are no longer applicable. For example, the new Goodrich notes will not contain terms with respect to collateral or subsidiary guarantees. The new Goodrich notes will be issued under the Goodrich indenture. See "The Exchange Offer." A description of the differences between the terms of the new Goodrich notes and the old Coltec notes is set forth below in "Comparison of Terms of Notes."

EXPIRATION DATE...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on May 14, 2002 unless extended by us in our sole discretion. See "The
                                 Exchange Offer -- Expiration Date; Extensions;
                                 Amendments."

EXCHANGE DATE.................   The date of acceptance for exchange of the old
                                 Coltec notes and the completion of the exchange offer will be the first business day following the expiration date (we refer to this date as the "exchange date"). See "The Exchange
                                 Offer -- Terms of the Exchange."

WITHDRAWAL RIGHTS.............   Tenders may be withdrawn at any time prior to
                                 5:00 p.m., New York City time, on the
                                 expiration date; otherwise, all tenders will be irrevocable. See "The Exchange
                                 Offer -- Withdrawal of Tenders."

CONDITIONS OF THE EXCHANGE
OFFER.........................   The exchange offer is subject to conditions,
                                 such as the absence of court and governmental action prohibiting the exchange offer and of changes in general market conditions or our business that, in our judgment, are or may be materially adverse to us. We may also amend or terminate the exchange offer if we determine, in our reasonable judgment, that it would not be advantageous for Goodrich to complete the spin-off. See "The Exchange Offer -- Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING OLD
COLTEC NOTES..................   See "The Exchange Offer -- Procedures for
                                 Tendering."

TAXATION......................   The exchange of the old Coltec notes for the
                                 new Goodrich notes pursuant to the exchange offer will be a taxable exchange for United
                                 States federal income tax purposes. See "United
                                 States Federal Income Tax Considerations."

REMAINING OLD COLTEC NOTES....   If you do not tender your old Coltec notes in
                                 the exchange offer or if your old Coltec notes are not accepted for exchange you will continue to hold your old Coltec notes.

                                 In general, we will not accept for exchange old Coltec notes that have been tendered if:

                                 - the old Coltec notes were not validly
                                 tendered pursuant to the procedures for
                                 tendering; see "The Exchange
                                 Offer -- Procedures for Tendering;"

                                 - we determine, in our reasonable discretion, that any of the conditions to the exchange offer have not been satisfied; see "The Exchange Offer -- Conditions to the Exchange Offer;"

                                 - a holder has validly withdrawn a tender of old Coltec notes as described under "The Exchange Offer -- Withdrawal of Tenders;" or

                                 - we have, in our reasonable judgment, delayed or terminated the exchange offer; see "The Exchange Offer -- Expiration Date; Extension; Amendments."

                                 To the extent that the old Coltec notes are acquired in the exchange offer, the trading market, if any, for remaining old Coltec notes could be adversely affected (including, among other things, a decline in trading activity). See "Risk Factors -- Risks Related to Not Tendering in the Exchange Offer." The old Coltec notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the old Coltec notes indenture. The old Coltec notes are not, and will not be, guaranteed by Goodrich.

APPROVALS.....................   No vote of our shareholders is required to
                                 complete the exchange offer. We are not aware of any material license or regulatory permit that might be adversely affected by the completion of the exchange offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency that would be required for the completion of the exchange offer.

EXCHANGE AGENT................   The exchange agent with respect to the exchange
                                 offer is The Bank of New York. The address and telephone number of the exchange agent are stated in "The Exchange Offer -- Exchange
                                 Agent."

USE OF PROCEEDS...............   There will be no proceeds to us from the
                                 exchange pursuant to the exchange offer. See
                                 "Use of Proceeds."

                       DESCRIPTION OF NEW GOODRICH NOTES

     The new Goodrich notes will have substantially the same interest rate, term, payment dates, and redemption provisions as the old Coltec notes. The terms of the new Goodrich notes include the following:

ISSUER........................   Goodrich

SECURITIES OFFERED............   $300.0 million aggregate principal amount of
                                 7 1/2% Notes due 2008 of Goodrich.

MATURITY DATE.................   April 15, 2008

INTEREST AND PAYMENT DATES....   April 15 and October 15 of each year. Except as
                                 described below, interest on the new Goodrich notes will accrue from the last interest payment date on which interest was paid on the old Coltec notes surrendered in exchange.
                                 Holders of old Coltec notes whose old Coltec notes are accepted for exchange will not receive any payment in respect of interest on those old Coltec notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer. If the exchange offer is completed after a record date for the payment of interest on the old Coltec notes and before the payment date associated with that record date, then the interest payable with respect to the first interest payment date after the completion of the exchange offer will be paid to the person in whose name the old Coltec note was registered on that record date. See
                                 "Description of the New Goodrich Notes."

OPTIONAL REDEMPTION...........   The new Goodrich notes are redeemable, in whole
                                 or in part, at any time and from time to time, at the option of Goodrich, at a redemption price equal to the greater of (i) 100% of the principal amount of such new Goodrich notes and
                                 (ii) the sum of the present value of the remaining scheduled payments of principal and interest from the redemption date to the maturity date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a specified treasury rate plus 37.5 basis points, plus accrued interest thereon to the date of redemption.

RANKING.......................   The new Goodrich notes are senior unsecured
                                 obligations of Goodrich and will rank pari passu in right of payment with all existing and future senior unsecured obligations of Goodrich and will rank senior in right of payment to all subordinated obligations of Goodrich. As of December 31, 2001, on a pro forma basis after giving effect to the spin-off, Goodrich would have had approximately $906 million of other senior indebtedness (which includes a $7 million adjustment increasing certain debt instruments that are hedged through the use of an interest rate swap agreement). The new
                                 Goodrich notes will effectively rank junior to any of our and our subsidiaries' secured indebtedness to the extent of the value of the assets providing the security, and will also be structurally subordinated to the unsecured obligations of our subsidiaries with regard to competing claims to the assets of our subsidiaries. As of December 31, 2001, on a pro forma basis after giving effect to the spin-off, Goodrich and our subsidiaries would have had approximately

                                 $82 million of secured indebtedness, and our subsidiaries would have had approximately $25 million of unsecured indebtedness. The Goodrich indenture does not contain any limitation on the incurrence of additional indebtedness by Goodrich or by any subsidiary of Goodrich.

GUARANTEES....................   The old Coltec notes were originally guaranteed
                                 by certain subsidiaries of Coltec. Under the terms of the indenture governing the old Coltec notes, these subsidiary guarantees have ceased.
                                 The old Coltec notes are not guaranteed by Goodrich. There will be no guarantees for the new Goodrich notes.

RESTRICTIVE COVENANTS.........   The Goodrich indenture contains covenants that
                                 limit (i) the granting of additional liens without securing the new Goodrich notes equally and ratably and (ii) the entering into of sale and leaseback transactions. However, these limitations are subject to a number of important exceptions. See "Description of the New Goodrich Notes -- Certain Covenants."

     YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF THE RISKS OF INVESTING IN THE NEW GOODRICH NOTES.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     We are providing the following selected financial data and unaudited pro forma consolidated financial data, which reflect the spin-off, to help you in analyzing the financial aspects of the exchange offer. This information is only a summary and you should read it in conjunction with the historical financial statements (and related notes) contained in the reports that Goodrich has filed with the SEC. See "Where You Can Find More Information" on page ii.

GOODRICH CORPORATION SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial information of Goodrich as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001, has been derived from, and should be read together with, Goodrich's audited consolidated financial statements and the related notes, which are incorporated by reference into this prospectus. The selected historical financial information as of December 31, 1999 and for the year ended December 31, 1998 has been derived from, and should be read together with, Goodrich's audited consolidated financial statements, which have not been included in or incorporated by reference into this prospectus. The selected historical financial information as of December 31, 1998 and 1997 and for the year ended December 31, 1997 has been derived from Goodrich's unaudited consolidated financial statements, which have not been included in or incorporated by reference into this prospectus.

                                                               YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------
                                                   2001       2000       1999       1998       1997
                                                 --------   --------   --------   --------   --------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:(1)
Sales..........................................  $4,184.5   $3,700.5   $3,646.2   $3,510.3   $3,060.3
Operating income...............................     384.6      489.7      274.1      440.6      190.8
Income from continuing operations..............     176.9      235.2       85.9      213.3       67.8
BALANCE SHEET DATA:(1)
Total assets...................................  $4,638.1   $5,138.9   $4,622.6   $4,415.8   $3,906.7
Total debt.....................................   1,426.4    2,236.2    1,741.9    1,704.2    1,487.5
Mandatorily redeemable preferred securities of
  trusts.......................................     125.0      124.5      124.0      123.6      123.1
Total shareholders' equity.....................   1,361.4    1,228.5    1,295.6    1,238.9      992.2
DILUTED EARNINGS PER SHARE OF COMMON STOCK:(1)
Income from continuing operations..............  $   1.65   $   2.16   $   0.76   $   1.87   $   0.61

------------------
(1) Except as otherwise indicated, the historical amounts presented above reflect the Company's Performance Materials and Engineered Industrial Products businesses as discontinued operations.

GOODRICH CORPORATION SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

     This table presents summary unaudited pro forma consolidated financial information for Goodrich derived from our unaudited pro forma consolidated financial statements for the year ended December 31, 2001 which are included in this prospectus. The summary unaudited pro forma consolidated income statement gives effect to the spin-off as if it had occurred on January 1, 2001. The summary unaudited pro forma consolidated balance sheet gives effect to the spin-off as if it had occurred on December 31, 2001. In both cases the pro forma calculations assume that the exchange offer has been fully subscribed. The summary unaudited pro forma consolidated financial information does not purport to represent what our consolidated results of operations would have been had the spin-off in fact occurred on these dates and does not project our consolidated financial position or consolidated results of operations for the current year or any future period. It is important that you read the unaudited pro forma consolidated financial statements of Goodrich and the accompanying notes included in this prospectus. See "Goodrich Corporation Unaudited Pro Forma Consolidated Financial Statements," starting on page 29.

                                                                     PRO FORMA
                                                                    YEAR ENDED
                                                                 DECEMBER 31, 2001
                                                               ---------------------
                                                               (DOLLARS IN MILLIONS,
                                                                 EXCEPT PER SHARE
                                                                     AMOUNTS)
STATEMENT OF INCOME DATA:
Sales.......................................................          $4,184.5
Operating income............................................             384.6
Income from continuing operations...........................             176.9

BALANCE SHEET DATA:
Total assets................................................          $4,353.6
Total debt..................................................           1,426.4
Mandatorily redeemable preferred securities of trusts.......             125.0
Total shareholders' equity..................................           1,076.9

DILUTED EARNINGS PER SHARE DATA:
Continuing operations.......................................          $   1.70
Net income..................................................          $   2.58

                       RATIO OF EARNINGS TO FIXED CHARGES

     For these ratios, "earnings" consists of income from continuing operations before income taxes, fixed charges (excluding capitalized interest and distributions on quarterly income preferred securities), amortization of previously capitalized interest and undistributed earnings (losses) of affiliated companies which are accounted for on the equity method. For this purpose, "fixed charges" consists of (1) interest on all indebtedness (including capitalized interest and interest costs on company-owned life insurance policies), (2) amortization of debt discount or premium, (3) an interest factor attributable to rentals and (4) distributions on quarterly income preferred securities.

     The ratio of earnings to fixed charges for Goodrich for each of the following periods indicated is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                      --------------------------------
                                                      2001   2000   1999   1998   1997
                                                      ----   ----   ----   ----   ----
RATIO OF EARNINGS TO FIXED CHARGES..................  2.60   2.72   1.91   2.78   1.77

                                  RISK FACTORS

     BEFORE YOU INVEST IN THE NEW GOODRICH NOTES, YOU SHOULD BE AWARE THAT AN INVESTMENT IN THE NEW GOODRICH NOTES INVOLVES VARIOUS RISKS, INCLUDING THOSE DESCRIBED IN THIS SECTION. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE DECIDING TO EXCHANGE THE OLD COLTEC NOTES.

                           RISKS RELATED TO GOODRICH

THE MARKETS WE SERVE ARE CYCLICAL AND SENSITIVE TO DOMESTIC AND FOREIGN ECONOMIC CONSIDERATIONS, WHICH COULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

     The markets in which we sell our products are, to varying degrees, cyclical and have experienced periodic downturns. For example, markets for certain of our commercial aviation products sold to original equipment manufacturers ("OEMs") have experienced downturns during periods of slowdowns in the commercial airline industry and during periods of weak conditions in the economy generally, as demand for new aircraft typically declines during these periods. Although we believe that aftermarket demand for many of our products may reduce our exposure to these business downturns, we have experienced these conditions in our business in the past and may experience downturns in the future.

     The U.S. and other world markets are currently experiencing an economic downturn and many of the markets that we serve have been affected by this downturn. As a result, our business and financial results have been harmed. If this economic downturn were to continue for an extended period or if conditions were to worsen, the negative impact on our business and financial results could be further exacerbated.

     Further, the terrorist attacks of September 11, 2001 weakened the U.S. and world economies and a wide range of industries. Those terrorist attacks, the allied military response and subsequent developments may lead to future acts of terrorism, additional hostilities and financial, economic and political instability. While the precise effects of this instability on our industry and our business is difficult to determine, it may harm our business, financial condition, profitability and cash flows.

CURRENT CONDITIONS IN THE AIRLINE INDUSTRY COULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

     The downturn in the commercial air transport market, exacerbated by the terrorist attacks of September 11, has adversely affected the financial condition of many of our commercial airline customers. Many of our airline customers have announced reductions in their aircraft fleet sizes, resulting in decreased aftermarket demand for many of our products. In addition, many of our airline customers have requested extended payment terms or reduced pricing. We have been evaluating these requests on a case-by-case basis. To the extent extended payment terms are granted to customers, it may negatively affect our future cash flow. We perform ongoing credit evaluations on the financial condition of all of our customers and maintain reserves for uncollectible accounts receivable based upon expected collectibility. Although we believe that our reserves are adequate, we are not able to predict with certainty the changes in the financial stability of these customers. Any material change in the financial status of any one or group of customers could materially harm our financial condition, results of operations, or cash flows.

A SIGNIFICANT DECLINE IN BUSINESS WITH BOEING OR AIRBUS COULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

     Approximately 23% and 13% of our sales for the year ended December 31, 2001 were made to Boeing and its designated subcontractors, and Airbus and its designated subcontractors, respectively. Accordingly, a significant reduction in purchases by either of these customers could materially impair our profitability and weaken our financial condition. Boeing and Airbus have both announced that new commercial aircraft deliveries for 2002 will be lower than 2001 as a result of reduced demand. We expect that this reduction in commercial aircraft deliveries by Boeing and Airbus will harm our results of operations and cash flows.

DEMAND FOR OUR DEFENSE- AND SPACE-RELATED PRODUCTS BUDGETS IS DEPENDENT ON GOVERNMENT SPENDING.

     Approximately 20% of our net sales for the year ended December 31, 2001 were derived from the defense and space industry. The defense and space industry is largely dependent upon government budgets, particularly the U.S. defense budget. We cannot assure you that new military aircraft programs will enter full-scale production as expected. A change in levels of defense spending could curtail prospects in our military business. A change in the level of anticipated new product development costs could negatively impact our business.

COMPETITIVE PRESSURES MAY HARM OUR BUSINESS AND FINANCIAL RESULTS.

     The aerospace industry in which we operate is highly competitive. We compete worldwide with a number of United States and international companies that are both larger and smaller than us in terms of resources and market share, and some of which are our customers. While we are the market and technology leader in many of our products, in certain areas some of our competitors may have more extensive or more specialized engineering, manufacturing and marketing capabilities than we do in areas in which we compete. As a result, in these areas some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than we can.

THE SIGNIFICANT CONSOLIDATION OCCURRING IN THE AEROSPACE INDUSTRY COULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

     The aerospace industry in which we operate has been experiencing significant consolidation among suppliers, including us and our competitors, and the customers we serve. Commercial airlines have increasingly been merging and creating global alliances to achieve greater scale and enhance their geographic reach. Aircraft manufacturers have made acquisitions to expand their product portfolios to better compete in the global marketplace. In addition, aviation suppliers have been consolidating and forming alliances to broaden their product and integrated system offerings and achieve critical mass. This supplier consolidation is in part attributable to aircraft manufacturers and airlines more frequently awarding long-term sole source or preferred supplier contracts to the most capable suppliers, thus reducing the total number of suppliers from whom components and systems are purchased. We cannot assure you that our business and financial results will not be hurt by consolidation among our competitors or customers.

WE MAY NOT ACHIEVE THE EXPECTED LEVEL OF COST SAVINGS FROM OUR CONSOLIDATION AND RESTRUCTURING ACTIONS.

     During the fourth quarter of 2001, we announced that we were eliminating approximately 2,400 aerospace and corporate positions and consolidating various aerospace operations in order to align capacity with current customer demand. We cannot assure you that these consolidation and restructuring actions will prove successful or result in all of the cost savings that we currently anticipate within the time frame expected.

OUR ACQUISITION STRATEGY EXPOSES US TO RISKS, INCLUDING THE RISK THAT WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES.

     We have a consistent strategy to grow, in part, by the acquisition of additional businesses in the aerospace industry and are continuously evaluating various acquisition opportunities. Our ability to grow by acquisition is dependent upon, among other factors, the availability of suitable acquisition candidates. Growth by acquisition involves risks that could harm our operating results, including difficulties in integrating the operations and personnel of acquired companies, the potential amortization of acquired intangible assets and the potential loss of key employees of acquired companies. We may not be able to complete acquisitions on satisfactory terms or, if any acquisitions are completed, satisfactorily integrate these acquired businesses.

THE AEROSPACE INDUSTRY IS HIGHLY REGULATED.

     The aerospace industry is highly regulated in the United States by the Federal Aviation Administration, or FAA, and in other countries by similar agencies. We must be certified by the FAA and, in some cases, by individual original equipment manufacturers, or OEMs, in order to engineer and service parts and components used in specific aircraft models. If material authorizations or approvals were revoked or suspended, our operations would be adversely affected. New or more stringent governmental regulations may be adopted, or industry oversight heightened, in the future, and we may incur significant expenses to comply with any new regulations or any heightened industry oversight.

WE MAY HAVE LIABILITIES RELATING TO ENVIRONMENTAL LAWS AND REGULATIONS WHICH COULD HARM OUR FINANCIAL RESULTS.

     We are subject to various domestic and international environmental laws and regulations which may require that we investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations. We are currently involved in the investigation and remediation of a number of sites under these laws. Based on currently available information, we do not believe that future environmental costs in excess of those accrued with respect to such sites will materially harm our financial condition. We cannot assure you, however, that additional future developments, administrative actions or liabilities relating to environmental matters will not materially harm our profitability or cash flows in a given period.

ANY PRODUCT LIABILITY CLAIMS IN EXCESS OF INSURANCE MAY HARM OUR FINANCIAL CONDITION.

     Our operations expose us to potential liability for personal injury or death as a result of the failure of an aircraft component that has been serviced by us, the failure of an aircraft component designed or manufactured by us or the irregularity of metal products processed or distributed by us. While we believe that our liability insurance is adequate to protect us from these liabilities, our insurance may not cover all liabilities. Additionally, insurance coverage may not be available in the future at a cost acceptable to us. Any material liability not covered by insurance or for which third party indemnification is not available could materially harm our financial condition.

OUR FACILITIES COULD BE DAMAGED BY CATASTROPHES WHICH COULD REDUCE OUR PRODUCTION CAPACITY AND RESULT IN A LOSS OF CUSTOMERS.

     We have facilities in the U.S. and in foreign countries, which, by virtue of their geographical location are susceptible to earthquakes and other natural disasters. Although we carry property insurance, including earthquake insurance and business interruption insurance, our inability to meet customer schedules as a result of a catastrophe may result in a loss of customers or significant additional costs, such as penalty claims, under customer contracts.

IF COLTEC IS UNABLE TO MEET ITS OBLIGATIONS IN THE FUTURE, INCLUDING OBLIGATIONS TO ASBESTOS CLAIMANTS, COLTEC CREDITORS MAY SEEK TO RECOVER FROM GOODRICH.

     After the spin-off is completed, it is possible that asbestos-related claims might be asserted against us on the theory that we have some responsibility for the asbestos-related liabilities of Coltec or its subsidiaries, even though the activities that led to those claims occurred prior to our ownership of Coltec. Also, it is possible that a claim might be asserted against us that Coltec's dividend of its aerospace business to us prior to the spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent. Such a claim could seek recovery from us on behalf of Coltec of the fair market value of the dividend.

     No such claims have been asserted against us to date. We believe that we would have substantial legal defenses against any such claims. Any such claims would likely require, as a practical matter, that Coltec's subsidiaries were unable to satisfy their asbestos-related liabilities and that Coltec was found to be responsible for these liabilities and is unable to meet its financial obligations. In addition, the distribution agreement between EnPro and Goodrich that will be used to effectuate the spin-off will provide Goodrich with an indemnification from EnPro covering, among other things, these liabilities. We believe any such claims would be without merit and that Coltec will be solvent both before and after the dividend. If we are ultimately found to be responsible for the asbestos-related liabilities of Coltec's subsidiaries, we believe it would not have a material adverse effect on our financial condition, but could have a material adverse effect on our results of operations and cash flows in a particular period. However, because of the uncertainty as to the number, timing and payments related to future asbestos-related claims, there can be no assurance that any such claims will not have a material adverse effect on our financial condition, results of operations and cash flows. If a claim related to the dividend of Coltec's aerospace business were successful, it could have a material adverse impact on our financial condition, results of operations and cash flows.

SOME OF OUR OTHER DEBT RANKS AHEAD OF THE NEW GOODRICH NOTES IN RIGHT OF REPAYMENT.

     The new Goodrich notes will be senior unsecured debt of Goodrich, and rank equally in right of payment with our other senior unsecured debt. The holders of our and our subsidiaries' secured debt will have a prior claim on the assets that secure their debt. Your right to payment under the new Goodrich notes will also be structurally subordinated to claims to the assets of our subsidiaries by holders of our subsidiaries' debt. As of December 31, 2001, on a pro forma basis after giving effect to the spin-off and assuming that we exchanged all of the outstanding old Coltec notes for new Goodrich notes, we and our subsidiaries would have had $82 million in secured debt, we would have had approximately $906 million in senior unsecured debt (which includes $7 million fair market value of an interest rate swap), and our subsidiaries would have had approximately $25 million in unsecured debt.

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE NEW GOODRICH NOTES, AND YOU MAY NOT BE ABLE TO RESELL THE NEW GOODRICH NOTES.

     The new Goodrich notes are new securities and no market exists where you can resell them. Although the dealer manager intends to make a market in the new Goodrich notes, it is not required to do so. In addition, even if the dealer-manager starts market making activities, it could stop these activities at any time without notice. As a result, your ability to resell your new Goodrich notes may be limited.

                         RISKS RELATED TO THE SPIN-OFF

FOLLOWING THE SPIN-OFF, GOODRICH AND COLTEC WILL NOT BE CONSOLIDATED FOR TAX PURPOSES AND GOODRICH'S RECOGNITION OF THE BENEFITS OF ANY TAX LOSSES MAY BE DELAYED.

     Prior to the spin-off, we filed consolidated, combined and unitary tax returns for federal and many states' income taxes, which included the results of operations of Coltec. As a result of the spin-off, we will not be able to join with Coltec in any consolidated, combined, or unitary tax returns for taxable periods ending after the effective time of the spin-off. Consequently, for federal and state income tax purposes, taxable income or losses, and other tax attributes of Goodrich for taxable periods ending after the effective time of the spin-off generally cannot offset, or be offset by, taxable income or losses and other tax attributes of Coltec.

     Additionally, the present Goodrich tax allocation policy requires Goodrich and Coltec to pay each other for tax benefits resulting from tax attributes which cannot be utilized currently by the group to which such attributes are attributable on a stand-alone basis but which can be utilized on a consolidated, combined, or unitary basis. After the spin-off, if we generate losses or other tax attributes, generally, we would benefit from those losses or other tax attributes only if and when we generated sufficient taxable income in future years to utilize those losses or other tax attributes on a stand-alone basis. Such a delay will affect cash flows, which may require reduction or postponement of capital expenditures or acquisitions.

THE SPIN-OFF MAY BECOME TAXABLE UNDER SECTION 355(E) OF THE INTERNAL REVENUE CODE IF 50% OR MORE OF GOODRICH'S SHARES OR ENPRO'S SHARES ARE ACQUIRED AS PART OF A PLAN.

     The spin-off may become taxable to us pursuant to section 355(e) of the Internal Revenue Code if 50% or more of either our shares or EnPro's shares are acquired, directly or indirectly, as part of a plan or series of related transactions that include the spin-off. If section 355(e) applies, we would be required to pay a corporate tax based on the excess of the fair market value of the shares distributed over our tax basis for such shares. The amount of such tax would be materially greater if the spin-off were deemed to be a distribution of Coltec's shares. If an acquisition occurs which results in the spin-off being taxable under section 355(e), the tax sharing arrangements between Goodrich and EnPro (described in this prospectus in "Certain Relationships and Related Transactions -- Tax Matters Arrangements") will provide that the resulting corporate tax liability will be borne by the entity, either Goodrich or EnPro, with respect to which the acquisition has occurred.

WE MAY BECOME RESPONSIBLE FOR A CORPORATE TAX IF THE SPIN-OFF FAILS TO QUALIFY AS A TAX-FREE TRANSACTION.

     To the extent that a breach of a representation or covenant results in corporate tax being imposed on us, EnPro will be responsible for the payment of the corporate tax. If the spin-off fails to qualify as a tax-free transaction through no fault of EnPro, the resulting corporate tax liability, if any, likely will be borne by us pursuant to the tax sharing arrangements between us and EnPro. See the discussion in "Certain Relationships and Related
Transactions -- Tax Matters Arrangements".

              RISKS RELATED TO NOT TENDERING IN THE EXCHANGE OFFER

     If you choose not to exchange your old Coltec notes for new Goodrich notes you will continue to hold notes of Coltec. Such a continuing investment would involve various risks, including the following:

THE OLD COLTEC NOTES ARE EXPECTED TO BECOME LESS LIQUID.

     Because we anticipate that most holders of the old Coltec notes will elect to exchange their old Coltec notes, we expect that the liquidity of the markets, if any, for any old Coltec notes remaining after the completion of the exchange offer may be substantially limited. Any old Coltec notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old Coltec notes outstanding.

COLTEC WILL BE A SUBSTANTIALLY SMALLER COMPANY FOLLOWING THE SPIN-OFF, WITH SUBSTANTIALLY LESS CASH FLOW AVAILABLE TO PAY DEBT SERVICE ON THE OLD COLTEC NOTES.

     Prior to the spin-off, Coltec's aerospace business will assume all intercompany balances outstanding between Coltec and Goodrich and Coltec will then transfer to Goodrich by way of a dividend all of the assets, liabilities and operations of Coltec's aerospace business, including these assumed balances. As a result, the cash flow from the Coltec aerospace business will no longer be available to pay interest or principal on the old Coltec notes.

COLTEC MAY INCUR GREATER COSTS AS AN INDEPENDENT COMPANY THAN IT DID WHEN ITS BUSINESS WAS A PART OF GOODRICH.

     Prior to the spin-off, Coltec took advantage of Goodrich's size and purchasing power in procuring certain goods, services such as insurance and health care benefits and technology such as computer software licenses. Coltec also relied on Goodrich to provide various corporate functions. As a subsidiary of EnPro, Coltec may be unable to obtain these goods, services and technology at prices and on terms as favorable to Coltec as those Coltec obtained prior to the spin-off, which could cause Coltec's profitability to decrease.

AS PART OF THE SPIN-OFF, COLTEC WILL RETAIN AND INCUR DEBT, WHICH WILL SUBJECT COLTEC TO VARIOUS RESTRICTIONS AND INCREASED INTEREST COSTS AND MAY AFFECT COLTEC'S PROFITABILITY. COLTEC MAY ALSO ELECT AND/OR NEED TO INCREASE ITS DEBT IN THE FUTURE, WHICH COULD LIMIT ITS ABILITY TO MEET ITS OBLIGATIONS UNDER THE OLD COLTEC NOTES.

     Debt Retained or Incurred. Following the spin-off, some of Coltec's current debt obligations and convertible trust preferred securities will remain outstanding. In addition, Coltec may enter into a new revolving credit facility or secure the obligations of EnPro and its affiliates. We expect that the agreements relating to any revolving credit facility will impose limitations on Coltec's and EnPro's corporate activities. These limitations could impede Coltec's ability to respond to market conditions, address unanticipated capital investments and/or take advantage of business opportunities.

     Increase in Coltec's Cost of Capital. Goodrich's debt is currently rated as investment grade. Coltec anticipates that both Coltec and EnPro will have a lower credit rating; therefore, Coltec expects to have a higher cost of capital for any debt it may incur in the future, which could decrease its profitability.

     Ability to Increase Coltec's Debt and Raise Additional Capital. Coltec may elect and/or need to increase its debt or raise additional capital in the future. If Coltec's cash flow from operations is less than Coltec expects, or if cash requirements of Coltec's affiliates to pay asbestos claims are more than Coltec expects, Coltec may require more financing. However, debt or equity financing may not be available to Coltec on terms acceptable to Coltec, if at all. If Coltec incurs additional debt, the terms of the debt may give the holders rights, preferences and privileges senior to those of holders of the old Coltec notes, particularly in the event of a liquidation. The terms of the debt may also impose restrictions on Coltec's operations. Also, regardless of the terms of any subsequent debt or equity financing, Coltec may be limited in the amount of its stock that it can issue because the issuance of its stock may cause the spin-off to be a taxable event for Goodrich under Section 355(e) of the Internal Revenue Code, and under a tax sharing arrangement between EnPro and Goodrich, EnPro could be required to indemnify Goodrich for that tax. If Coltec is unable to obtain needed capital, its ability to continue its operations will be compromised.

CERTAIN OF COLTEC'S SUBSIDIARIES ARE DEFENDANTS IN ASBESTOS LITIGATION.

     The historical business operations of two Coltec subsidiaries, Garlock Sealing Technologies LLC and The Anchor Packing Company have resulted in a substantial volume of asbestos litigation in which plaintiffs have alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets, which contained encapsulated asbestos fibers. Although those subsidiaries actively manage their exposure to asbestos litigation and their relationships with insurance carriers through another Coltec subsidiary, Garrison Litigation Management Group, Ltd., several risks and uncertainties may result in potential liabilities to us in the future that could materially harm Coltec's business, financial condition, income and cash flows. Those risks and uncertainties include the following:

     - the potential for a large volume of future asbestos claims to the extent such claims are not covered by insurance because insurance coverage is, or will be, depleted;

     - the uncertainty of the per claim value of current and potential future asbestos claims;

     - the timing of payout of claims relative to recoveries of amounts covered by insurance from our subsidiaries' insurance carriers and limitations imposed on the amount that may be recovered in any given year;

     - the financial viability of the subsidiaries' insurance carriers and their reinsurance carriers, and the subsidiaries' ability to collect on claims from them;

     - an increase in litigation or other costs that are not covered by insurance;

     - the unavailability of any insurance for claims alleging first exposure to asbestos after July 1, 1984; and

     - bankruptcies of other defendants.

     Potential liability for asbestos claims may reduce Coltec's ability to retain and attract customers and quality personnel. To the extent insurance is depleted or the payments required in any given year exceed the annual limitations on insurance recoveries from carriers, Coltec's subsidiaries would be required to fund these obligations from available cash, even if these amounts are recoverable under these insurance policies in later years. This could reduce their ability to use cash for other purposes, including growth of Coltec's business, and harm Coltec's financial condition.

COLTEC HAS EXPOSURE TO SOME CONTINGENT LIABILITIES RELATING TO DISCONTINUED OPERATIONS, WHICH COULD MATERIALLY HARM ITS FINANCIAL CONDITION, INCOME OR CASH FLOWS IN ANY FISCAL PERIOD.

     Coltec has some contingent liabilities related to discontinued operations of its predecessors, including environmental liabilities and liabilities for certain products and other matters. In some instances, Coltec has indemnified others against those liabilities, and in other instances, Coltec has received indemnities from third parties against those liabilities.

     Under federal and state environmental laws, Coltec, or one of its subsidiaries, has been named as a potentially responsible party at 17 sites where the costs to it at each site are expected to exceed $100 thousand. Investigations have been completed or are near completion for 14 of these sites and are in progress at the other three sites. The majority of these sites involve remediation projects at former operating facilities that have been sold or closed and primarily deal with soil and groundwater contamination. Coltec believes that any liability incurred for cleanup at these sites will be satisfied over a number of years, and, in some cases, the costs will be shared with other potentially responsible parties.

     In addition, there is the potential for claims to arise relating to products or other matters related to discontinued operations. Some of these claims could seek substantial monetary damages. Specifically, Coltec may potentially be subject to the liabilities related to the firearms manufactured prior to 1990 by Colt Firearms, a former operation of Coltec, and for electrical transformers manufactured prior to 1994 by Central Maloney, another former Coltec operation. Coltec also has ongoing obligations with regard to workers compensation and medical benefit matters associated with Crucible Materials Corporation and Colt Firearms that relate to its periods of ownership of these companies.

     Coltec has insurance and reserves to address these liabilities. However, if its insurance coverage is depleted or its reserves are not adequate, environmental and other liabilities relating to discontinued operations could materially harm its business, financial condition, profitability and cash flows.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     We are making this offer in connection with the planned tax-free spin-off of EnPro to our shareholders. This transaction, if and when completed, will create two independent publicly traded companies, each focused on its own customers, products and markets. Following the spin-off, Coltec will be a subsidiary of EnPro. See "The Spin-Off," starting on page 26, for more information about the spin-off. From a financial perspective, EnPro will include substantially all the assets and liabilities of Goodrich's Engineered Industrial Products segment, including the associated asbestos liabilities and related insurance.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old Coltec notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE

     Upon the terms and subject to the conditions of the exchange offer, we will accept any and all old Coltec notes validly tendered prior to the expiration date unless such old Coltec notes are withdrawn in accordance with the withdrawal right specified in "Withdrawal of Tenders" below. The date of acceptance for exchange of the old Coltec notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date. We will issue on, or promptly after, the exchange date an aggregate principal amount of up to $300,000,000 of new Goodrich notes in exchange for an equal principal amount of the outstanding old Coltec notes that are tendered and accepted in connection with the exchange offer.

     The new Goodrich notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their old Coltec notes in connection with the exchange offer. However, old Coltec notes may be tendered only in integral multiples of $1,000.

TERMS OF NEW GOODRICH NOTES

     The interest rate, term, payment dates, and redemption provisions of the new Goodrich notes will be substantially identical to the terms of the old Coltec notes. The new Goodrich notes will not contain terms with respect to collateral or subsidiary guarantees, which have by their terms expired under the old Coltec notes. A description of the terms of the new Goodrich notes and the differences between the terms of the new Goodrich notes and the terms of the old Coltec notes is included in this prospectus. See "Description of New Goodrich Notes" and "Comparison of Terms of Notes." As of the date of this prospectus, $300,000,000 aggregate principal amount of the old Coltec notes is outstanding.

METHOD OF EXCHANGE

     In connection with the issuance of the old Coltec notes, we arranged for the old Coltec notes to be issued in the form of global notes and transferable in book-entry form through the facilities of The Depository Trust Company, acting as depositary. Except as described under "Description of New Goodrich Notes -- Book-Entry, Delivery and Form," the new Goodrich notes also will be issued in the form of global notes registered in the name of DTC or its nominee and each holder's interest in it will be transferable only in book-entry form through DTC. See "Description of New Goodrich Notes -- Book-Entry, Delivery and Form."

TENDER AND ACCEPTANCE

     We will have accepted validly tendered old Coltec notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new Goodrich notes from us. The date of acceptance for exchange of the old

Coltec notes, the exchange date, will be the first business day following the expiration date. The exchange agent will make the exchange on, or promptly after, this exchange date, and as a result of this exchange the holders in whose names the new Goodrich notes will be issuable upon exchange will be deemed to be the holders of record of the new Goodrich notes.

     If we do not accept any tendered old Coltec notes for exchange because:

     - the old Coltec notes were not validly tendered pursuant to the procedures for tendering; see "-- Procedures for Tendering";

     - we determine in our reasonable discretion that any of the conditions to the exchange offer have not been satisfied; see "-- Conditions to the Exchange Offer";

     - a holder has validly withdrawn a tender of old Coltec notes as described under "-- Withdrawal of Tenders"; or

     - we have, in our sole discretion, delayed or terminated the exchange offer; see "-- Expiration Date; Extensions; Amendments";

as quickly as possible after the expiration date, we will cause a financial institution that participates in DTC's book-entry transfer facility system to make a book-entry delivery of the old Coltec notes which have been tendered into the account from which they were originally transferred, without expense to the tendering holders. See "-- Procedures for Tendering" for a more complete description of how to tender your old Coltec notes.

     Old Coltec notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the old Coltec indenture.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date for the exchange offer is May 14, 2002, unless extended by us in our sole discretion, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended.

     We reserve the right, in our sole discretion:

     - to delay, to extend or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below are not satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner.

     If we amend the exchange offer in a manner that we consider material, we will:

     - disclose the amendment by means of a prospectus supplement; and

     - extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that five to ten business day period.

     If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through PRNewswire.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange any old Coltec notes and may terminate, amend, or extend the exchange offer before the acceptance of the old Coltec notes, if, on or prior to the expiration date:

     - there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the exchange offer or Goodrich or any of its subsidiaries, by any court or any person, authority, governmental agency or tribunal that, in Goodrich's judgment, would or might, directly or indirectly, (a) make the acceptance for exchange of, or the exchange of, some or all of the old Coltec notes illegal or otherwise restrict or prohibit completion of the tender offer,
       (b) delay or restrict the ability of Goodrich, or render Goodrich unable, to accept for exchange, or exchange some or all of, the old Coltec notes,
       (c) materially impair the contemplated benefits of the tender offer to Goodrich, or (d) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Goodrich and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Goodrich or any of its subsidiaries;

     - there has occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union,
       (c) the commencement of a war, armed hostilities or other international or national calamity (or, with regard to the conflict in Afghanistan, any material escalation or expansion of such conflict) directly or indirectly involving the United States or any of its territories, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States, (e) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our (or our subsidiaries') business, condition (financial or other), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our (or our subsidiaries') business, (f) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof;

     - either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies, as measured as of the close of regular trading on the expiration date, has declined by an amount greater than 10% from the close of business on April 15, 2002;

     - any change has occurred in the business, condition (financial or other), income, operations or prospects of Goodrich and its subsidiaries, taken as a whole, that would materially impair in any way the contemplated future conduct of the business of Goodrich or any of its subsidiaries;

     - the exchange offer would impair or interfere with, in any material respect, the spin-off, or other contemplated financing, acquisition, disposition, corporate reorganization or other similar material corporate transaction involving us or any of our subsidiaries; or

     - Goodrich issues a public announcement that it has determined, in its reasonable judgment, that it would be advantageous for Goodrich not to proceed with its plans to conduct the spin-off.

     The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. On or prior to the expiration date, we may waive these conditions in our sole discretion in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the above rights will not be considered a waiver of that right, and these rights will be considered to be ongoing rights which may be asserted, prior to the expiration date, at any time and from time to time.

     If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

     - refuse to accept any old Coltec notes, return all tendered old Coltec notes the tendering holders, and terminate the exchange offer;

     - extend the exchange offer and retain all old Coltec notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old Coltec notes (see "-- Withdrawal of Tenders" below); or

     - waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old Coltec notes that have not been withdrawn.

PROCEDURES FOR TENDERING

     Any beneficial owner whose old Coltec notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on behalf of the beneficial owner.

  VALID TENDER OF BOOK-ENTRY NOTES:

     To tender old Coltec notes held in book-entry form, a holder of old Coltec notes must cause a financial institution that participates in DTC's book-entry transfer facility system to make a book-entry delivery of the old Coltec notes. Pursuant to this delivery, DTC will credit the old Coltec notes into the exchange agent's account. Unless the transferring financial institution causes delivery to the exchange agent, and the exchange agent receives timely confirmation of the book-entry transfer of the old Coltec notes into the exchange agent's account at DTC, prior to 5:00 p.m., New York City time, on the expiration date, the transfer will not constitute delivery to the exchange agent. In addition, although delivery of old Coltec notes held in book-entry form may be effected through book-entry transfer into the exchange agent's account at DTC, a holder of old Coltec notes held in book-entry form must also, prior to 5:00 p.m., New York City time, on the expiration date, cause DTC to transmit to the exchange agent a message stating that the tendering holder has expressly acknowledged receipt of, and agreement to be bound by and held accountable under, the letter of transmittal.

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES WITHOUT TIMELY CONFIRMATION TO THE EXCHANGE AGENT DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     To receive confirmation of book-entry delivery, a holder should contact the financial institution that made the book-entry delivery of the old Coltec notes. In addition, to receive confirmation of valid tender of the old Coltec notes, a holder should contact the exchange agent at the telephone number listed under the caption "-- Exchange Agent."

     A holder of old Coltec notes held in book-entry form may also tender pursuant to the guaranteed delivery procedures described below.

     The tender by a holder of old Coltec notes held in book-entry form by delivery of an agent's message will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. The total principal amount of old Coltec notes delivered to the exchange agent in book-entry form will be deemed to have been tendered.

  VALID TENDER OF CERTIFICATED NOTES:

     To tender any old Coltec notes held in certificated form, a holder must mail or otherwise deliver to the exchange agent at its addresses listed under the caption "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date:

     - a completed, signed and dated letter of transmittal (or a facsimile), with the required signature guarantees; and

     - certificates representing the old Coltec notes held in certificated form and any other required documents.

     To receive confirmation of valid tender of any old Coltec notes held in certificated form, a holder should contact the exchange agent at the telephone number listed under the caption "-- Exchange Agent."

     A holder of old Coltec notes held in certificated form may also tender pursuant to the guaranteed delivery procedures described below.

     Holders should receive copies of the letter of transmittal with this prospectus. A holder may obtain additional copies of the letter of transmittal for the old Coltec notes from the exchange agent at its offices listed under the caption "-- Exchange Agent."

     The tender by a holder of old Coltec notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the old Coltec notes held by that holder, that tendering holder should fill in the applicable box of the letter of transmittal. The total principal amount of old Coltec notes delivered to the exchange agent by physical delivery will be deemed to have been tendered unless otherwise indicated in the letter of transmittal.

     If the letter of transmittal or any old Coltec notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those people should so indicate when signing, and unless waived by us, submit to the exchange agent evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD COLTEC NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OF OLD COLTEC NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE TENDERS FOR THEM.

  SIGNATURES, SIGNATURE GUARANTEES, ENDORSEMENTS:

     If the letter of transmittal is signed by the record holder(s) of the old Coltec notes being tendered, the signature must correspond with the name(s) written on the face of the old Coltec notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old Coltec notes.

     A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old Coltec notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible guarantor institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - an "eligible guarantor institution."

     If the letter of transmittal is signed by a person other than the registered holder of any old Coltec notes, the old Coltec notes must be endorsed by the registered holder or accompanied by a properly completed bond power, signed or endorsed in blank by the registered holder.

  DETERMINATION OF VALIDITY, RECEIPT, ACCEPTANCE:

     We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered old Coltec notes in our sole discretion. We reserve the absolute right to reject any and all old Coltec notes not properly tendered or any old Coltec notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old Coltec notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of old Coltec notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old Coltec notes, neither we, the exchange agent, the dealer manager, nor any other person will have any duty or incur any liability for failure to give that notification. Tenders of old Coltec notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any old Coltec notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right, as described above under the caption "-- Conditions to the Exchange Offer," to terminate the exchange offer.

     A tender will be deemed to have been received as of the date when the exchange agent receives:

     - the tendering holder's duly signed letter of transmittal accompanied by old Coltec notes;

     - a timely confirmation of book-entry transfer of old Coltec notes into the exchange agent's account at DTC with a message from DTC stating that the tendering holder has expressly acknowledged receipt of, and agreement to be bound by and held accountable under, the letter of transmittal; or

     - a notice of guaranteed delivery from an eligible institution.

If fewer than all of the old Coltec notes held in certificated form evidenced by a submitted certificate are to be tendered, the tendering holder(s) should fill in the aggregate principal amount of the old Coltec notes to be tendered in the letter of transmittal. A newly reissued certificate for the old Coltec notes held in certificated form submitted but not tendered will be sent to the holder as soon as practicable after the expiration date. All of the old Coltec notes held in certificated form delivered to the exchange agent will be deemed to have been tendered unless otherwise clearly indicated.

     Issuances of new Goodrich notes in exchange for old Coltec notes tendered pursuant to a notice of guaranteed delivery by an eligible institution will be made only against:

     - delivery to the exchange agent of the letter of transmittal and any other required documents; and

     - receipt by the exchange agent of the tendered old Coltec notes or a timely confirmation of a book-entry transfer of old Coltec notes into the exchange agent's account at DTC.

     We will not accept for exchange old Coltec notes which have been tendered if:

     - the old Coltec notes were not validly tendered pursuant to the procedures for tendering;

     - we determine in our reasonable discretion that any of the conditions to the exchange offer have not been satisfied (see "-- Conditions to the Exchange Offer");

     - a holder has validly withdrawn a tender of old Coltec notes as described under "-- Withdrawal of Tenders"; or

     - we have delayed or terminated the exchange offer (see "-- Expiration Date; Extensions; Amendments").

GUARANTEED DELIVERY PROCEDURES

     A holder who wishes to tender its old Coltec notes and:

     - whose old Coltec notes are not immediately available;

     - who cannot deliver the holder's old Coltec notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

     - who cannot complete the procedures for book-entry transfer before the expiration date,

     may effect a tender if:

     - the holder makes the tender through an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

     - before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying the letter of transmittal, by facsimile transmission, mail or hand delivery including:

      - the name and address of the holder,

      - the certificate number(s) of the old Coltec notes if they are held in certificated form,

      - the principal amount of old Coltec notes tendered,

      - a statement that the tender is being made, and

      - a guarantee that the eligible guarantor institution will deliver to the exchange agent, within three New York Stock Exchange trading days after the expiration date, a properly completed and duly executed letter of transmittal, or facsimile thereof, a confirmation of book-entry transfer of the old Coltec notes or the certificate(s) representing the old Coltec notes held in certificated form in proper form for transfer, and any other documents required by the letter of transmittal; and

     - the eligible guarantor institution mails or otherwise delivers to the exchange agent within three New York Stock Exchange trading days after the expiration date a properly completed and executed letter of transmittal, or facsimile thereof, as well as a confirmation of book-entry transfer of the old Coltec notes or the certificate(s) representing all tendered old Coltec notes held in certificated form in proper form for transfer, and all other documents required by the letter of transmittal.

     A holder or eligible guarantor institution may obtain additional forms for the notice of guaranteed delivery from the exchange agent at its offices listed under "-- Exchange Agent."

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders may withdraw their tenders of old Coltec notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of old Coltec notes in connection with the exchange offer, a holder must mail or otherwise deliver to the exchange agent at its offices listed under "-- Exchange Agent" a written notice of withdrawal by mail or by facsimile transmission prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. This notice of withdrawal must:

     - specify the name of the person who deposited the old Coltec notes to be withdrawn;

     - identify the old Coltec notes to be withdrawn (including the principal amount of the old Coltec notes and the certificate number or numbers of the old Coltec notes tendered in certificated form);

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old Coltec notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the old Coltec notes into the name of the person withdrawing the tender; and

     - specify the name in which any of the old Coltec notes are to be registered, if different from that of the depositor.

     If old Coltec notes have been tendered pursuant to the procedures of book-entry transfer described above under "-- Procedures for Tendering," any notice of withdrawal must specify the name and number of the account at DTC's book-entry transfer facility to be credited with the withdrawn old Coltec notes and otherwise comply with the procedures of that facility.

     A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under "-- Exchange Agent."

     We will be the final arbiters of all questions as to the validity, form and eligibility (including time of receipt) of all withdrawal notices. Any old Coltec notes properly withdrawn will be considered not to have been validly tendered for purposes of the exchange offer and no new Goodrich notes will be issued unless the old Coltec notes withdrawn are validly re-tendered. Any old Coltec notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to that holder (or, in the case of the old Coltec notes tendered by book-entry transfer into the exchange agent's account at DTC's book-entry transfer facility pursuant to the book-entry transfer procedures described above under "-- Procedures for Tendering," these old Coltec notes will be credited to an account maintained with the book-entry transfer facility for the old Coltec notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old Coltec notes may be retendered by following one of the procedures described above under the caption "-- Procedures for Tendering" at any time prior to the expiration date. Old Coltec notes that have been accepted for exchange by Goodrich may not be withdrawn.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, the form of notice of guaranteed delivery or the notice of withdrawal should be directed to the exchange agent, by one of the following methods:

     - if by mail, to The Bank of New York, 15 Broad Street, Corporate Trust Department, 16th Floor, New York, NY 10286, Attn: Mr. Kin Lau;

     - if by overnight mail or courier, to The Bank of New York, 15 Broad Street, Corporate Trust Department, 16th Floor, New York, NY 10286 (to confirm by telephone, call (212) 235-2358 Attn: Kin Lau);

     - if by hand, to The Bank of New York, 15 Broad Street, Corporate Trust Department, Ground Floor, Attn: Mr. Kin Lau, Reorganization Section;

     - if by fax, to (212) 235-2261; or

     - if by phone, to Mr. Kin Lau at phone number (212) 235-2358.

INFORMATION AGENT

     Mellon Investor Services LLC has been appointed as the information agent for the exchange offer and will receive customary compensation for its services. Questions concerning exchange procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address and telephone number provided on the back cover page of this prospectus. Holders of old Coltec notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

DEALER MANAGER

     We have retained Salomon Smith Barney Inc. to act as dealer manager in connection with the exchange offer. We will pay a customary fee to the dealer manager for soliciting the exchange of old Coltec notes in the exchange offer, which fee will be based on the aggregate principal amount of the old Coltec notes. We will also reimburse the dealer manager for its reasonable out-of-pocket expenses. The obligations of the dealer manager to perform this function is subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including certain liabilities under federal securities laws. Questions regarding the terms of the exchange offer may be directed to the dealer manager at the address and telephone number provided on the back cover page of this prospectus.

     From time to time, the dealer manager has provided us with investment banking and other services for customary compensation.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the exchange offer including the dealer manager fees. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay our other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent, the information agent, and the dealer manager. Holders who tender old Coltec notes in connection with the exchange offer will not be required to pay any fee or commission to the dealer manager. If, however, a holder who tenders old Coltec notes in connection with the exchange offer handles its transactions through a broker, dealer, commercial bank, trust company, or other institution, that holder may be required to pay brokerage commissions or fees in connection with the transaction.

     Holders who tender their old Coltec notes for exchange will not be obligated to pay any transfer taxes unless:

     - new Goodrich notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old Coltec notes tendered; or

     - tendered old Coltec notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of old Coltec notes in connection with the exchange offer.

     If satisfactory evidence of payment of transfer taxes or exemption from them is not submitted with the letter of transmittal, the amount of any applicable transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     The new Goodrich notes will be recorded in our accounting records at the same carrying value as the old Coltec notes as reflected in our consolidated accounting records on the date of the exchange. Any gains/losses incurred as a result of the exchange offer, as well as all expenses incurred by us will be charged against our earnings in accordance with generally accepted accounting principles.

CONSEQUENCES OF FAILURES TO PROPERLY TENDER OLD COLTEC NOTES IN THE EXCHANGE
OFFER

     Issuance of the new Goodrich notes in exchange for the old Coltec notes under the exchange offer will be made only after timely receipt by the exchange agent of such old Coltec notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders desiring to tender old Coltec notes in exchange for new Goodrich notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old Coltec notes for exchange.

     To the extent that old Coltec notes are tendered and accepted in connection with the exchange offer, any trading markets for the remaining old Coltec notes could be adversely affected. See "Risk Factors -- Risks Related to Not Tendering in the Exchange Offer."

                                  THE SPIN-OFF

GENERAL

     The Goodrich board of directors has approved in principle a spin-off that would result in Goodrich becoming two independent, publicly traded companies:

          (a) Goodrich, a leading worldwide supplier of aerospace components, systems and services; and

          (b) EnPro, a leading provider of engineered industrial products for the processing and general manufacturing industries.

ACTIONS TO BE TAKEN PRIOR TO THE SPIN-OFF

     Prior to the spin-off, Goodrich owned and operated both an aerospace business, part of which was operated by Coltec, and an engineered industrial products business, all of which was operated by Coltec. Prior to the spin-off, Coltec will transfer its aerospace business to Goodrich and Coltec will become a subsidiary of EnPro. Prior to this transfer, Coltec's aerospace business will assume all intercompany balances currently outstanding between Coltec and its subsidiaries, on the one hand, and Goodrich and its subsidiaries, on the other hand. After the spin-off is completed, EnPro will own and operate all of the former engineered industrial products business, through Coltec, and Goodrich will continue to own and operate the aerospace business, including the aerospace business previously owned and operated by Coltec.

MANNER OF EFFECTING THE SPIN-OFF

     The general terms relating to the spin-off, including the conditions to the consummation of the spin-off, will be set forth in a distribution agreement between Goodrich and EnPro and are described in more detail in "Certain Relationships and Related Transactions" beginning on page 55. Under that distribution agreement, provided that these conditions are met, the spin-off will be effective at 11:59 p.m. on the distribution date specified in the agreement. No vote of Goodrich shareholders is required or will be sought in connection with the spin-off.

REASONS FOR THE SPIN-OFF

     Goodrich's board of directors has determined that the separation of its engineered industrial products business and its aerospace business is in the best interests of Goodrich and its shareholders because the spin-off will provide the following key benefits:

     - greater strategic focus for each management's efforts and financial resources;

     - increased speed and responsiveness in management decision making and resource allocation;

     - direct and differentiated access to capital markets; and

     - enhanced investor choices by offering investment opportunities in two separate highly focused companies.

  GREATER STRATEGIC FOCUS FOR MANAGEMENT'S EFFORTS AND FINANCIAL RESOURCES

     Historically, Goodrich's engineered industrial products business has exhibited different financial and operating characteristics than its aerospace business. Additionally, Goodrich's aerospace business has a smaller number of larger customers, while its engineered industrial products business has a larger number of smaller customers. Because Goodrich expects these differences to continue in the future, it believes that its engineered industrial products business and its aerospace business will require inherently different strategies in order to maximize their long-term value. Consequently, Goodrich has determined that its current structure may not be the most effective to design and implement the distinct strategies necessary to operate its engineered industrial products business and its aerospace business successfully in a manner that maximizes the long-term value of each.

     Both Goodrich and EnPro expect to have increased management attention and better use of financial resources as a result of our having board and management teams solely focused on their respective businesses. Goodrich believes that it will benefit from its management's ability to focus on the management and operation of its aerospace business.

  INCREASED SPEED AND RESPONSIVENESS

     Both Goodrich and EnPro believe that their respective businesses will be able to make decisions more quickly, deploy resources more rapidly and efficiently and operate with more agility than either business could as part of a combined organization. The spin-off will provide Goodrich and EnPro with the opportunity to adopt resource allocation and acquisition criteria policies that best reflect the cash flow, investment requirements, competitive environment, corporate strategy and business objectives of their respective businesses. In particular, the spin-off will give both Goodrich and EnPro flexibility to allocate resources, including both capital and management time and attention. In addition, for Goodrich and potentially in the long term for EnPro, the spin-off will enable each company to pursue potential transactions in its respective industries, including acquisitions and joint ventures that each company believes is strategically or financially desirable, without being required to satisfy the acquisition criteria of the other company. In addition, Goodrich and EnPro expect the spin-off to enhance each company's responsiveness to customers and companies with whom each company has strategic relationships, enhance competitiveness in each company's respective industries and enhance success in each company's respective product initiatives.

  DIRECT AND DIFFERENTIATED ACCESS TO CAPITAL MARKETS

     As an independent company, EnPro will be able to access the capital markets directly to issue debt or equity securities without regard to constraints on the type of capital EnPro might otherwise be subject to in a combined company. After the distribution, EnPro will no longer need to compete with Goodrich's other businesses for limited capital resources. Although potential acquisitions are only part of EnPro's long-term strategy, EnPro expects the distribution to enhance EnPro's ability to eventually pursue acquisitions and other investment opportunities by:

     - providing differentiated access to the capital markets for such potential transactions; and

     - allowing for potential target companies to receive, as consideration in an acquisition, stock in a corporation that is focused solely on the industry in which the target operates.

     Accordingly, EnPro will be able to create more focused acquisition strategies that meet the different needs of its business.

  ENHANCED INVESTOR CHOICES BY OFFERING INVESTMENT OPPORTUNITIES IN SEPARATE ENTITIES

     After the distribution, investors should be better able to evaluate the financial performances of Goodrich and EnPro, as well as their respective strategies within the context of their respective industries, thereby enhancing the likelihood that they will achieve appropriate market valuations. As a result, management of both companies will be able to adjust goals and evaluate strategic opportunities in light of investor expectations within their respective industries, without undue attention to investor expectations in other industries. In addition, each company will be able to focus its public relations efforts on cultivating its own separate identity.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new Goodrich notes under the exchange offer. In consideration for issuing the new Goodrich notes as contemplated in this prospectus, we will receive old Coltec notes in like quantities. To the extent that any old Coltec notes remain outstanding following completion of the exchange offer, they remain obligations of Coltec. With regard to any old Coltec notes that are surrendered by the holders for exchange in the exchange offer, Goodrich plans to sell to Coltec a portion of those notes, at which point Coltec plans to cancel them. The purchase will be financed through an intercompany loan from Goodrich to Coltec. Any remaining old Coltec notes surrendered for exchange and not purchased by Coltec will be contributed by Goodrich to EnPro, and those notes will remain an outstanding obligation of Coltec to EnPro.

                              GOODRICH CORPORATION

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma consolidated financial statements reported below consist of unaudited pro forma consolidated statements of income for the year ended December 31, 2001 and an unaudited pro forma consolidated balance sheet as of December 31, 2001. The unaudited pro forma consolidated financial statements should be read in conjunction with "Information About Coltec -- Management's Discussion and Analysis of Financial Condition and Results of Operations," and Goodrich's historical consolidated financial statements and the related notes incorporated by reference into this prospectus. The following unaudited pro forma consolidated financial statements have been prepared giving effect to the following transactions as if they had occurred as of December 31, 2001 for the unaudited pro forma consolidated balance sheet and as of January 1, 2001 for the unaudited pro forma consolidated statement of income:

     - the spin-off; and

     - the exchange of all of the old Coltec notes for the new Goodrich notes.

     The unaudited pro forma consolidated financial statements included in this prospectus have been derived from Goodrich's consolidated financial statements incorporated by reference into this prospectus and do not purport to represent what Goodrich's financial condition and results of operations actually would have been had the spin-off and related transactions and events occurred on the dates indicated or to project our financial performance for any future period.

                              GOODRICH CORPORATION

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                                 YEAR ENDED DECEMBER 31, 2001
                                                             -------------------------------------
                                                             HISTORICAL   ADJUSTMENT     PRO FORMA
                                                             ----------   ----------     ---------
                                                                 (DOLLARS IN MILLIONS, EXCEPT
                                                                      PER SHARE AMOUNTS)
Sales......................................................   $4,184.5     $             $4,184.5
Operating costs and expenses:
  Cost of sales............................................    3,127.6                    3,127.6
  Selling and administrative costs.........................      565.0                      565.0
  Merger-related and consolidation costs...................      107.3                      107.3
                                                              --------                   --------
                                                               3,799.9                    3,799.9
                                                              --------                   --------
Operating income...........................................      384.6                      384.6
Interest expense...........................................     (107.8)                    (107.8)
Interest income............................................       24.1                       24.1
Other income (expense), net................................      (19.2)                     (19.2)
                                                              --------                   --------
Income from continuing operations before income taxes and
  distributions on trust preferred securities..............      281.7                      281.7
Income tax expense.........................................      (94.3)                     (94.3)
Distributions on trust preferred securities................      (10.5)                     (10.5)
                                                              --------                   --------
Income from continuing operations..........................      176.9                      176.9
Income from discontinued operations -- net of taxes........      112.3       (20.9)(a)       91.4
                                                              --------     -------       --------
Net income.................................................   $  289.2     $ (20.9)      $  268.3
                                                              ========     =======       ========
Basic earnings per share:
  Continuing operations....................................   $   1.72                   $   1.72
  Net income...............................................   $   2.80                   $   2.60
Diluted earnings per share(b):
  Continuing operations....................................   $   1.65                   $   1.70
  Net income...............................................   $   2.76                   $   2.58
Average shares used in computing earnings per share (in
  millions)(b):
  Basic....................................................      103.1                      103.1
  Diluted..................................................      106.9                      104.0

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

                              GOODRICH CORPORATION

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                        DECEMBER 31, 2001
                                                              --------------------------------------
                                                              HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                              ----------   -----------     ---------
                                                                      (DOLLARS IN MILLIONS,
                                                               EXCEPT SHARE AND PER SHARE AMOUNTS)
ASSETS
Current Assets
  Cash and cash equivalents.................................   $   85.8      $             $   85.8
  Accounts and notes receivable.............................      570.4           --          570.4
  Inventories...............................................      841.5           --          841.5
  Deferred income taxes.....................................      112.9           --          112.9
  Prepaid expenses and other assets.........................       26.2           --           26.2
  Net assets of discontinued operations.....................      284.5       (284.5)(a)         --
                                                               --------      -------       --------
    Total Current Assets....................................    1,921.3       (284.5)       1,636.8
Property, plant and equipment...............................      955.5           --          955.5
Prepaid pension.............................................      238.7           --          238.7
Goodwill....................................................      747.3           --          747.3
Identifiable intangible assets..............................      138.8           --          138.8
Payment-in-kind notes receivable............................      168.4           --          168.4
Other assets................................................      468.1           --          468.1
                                                               --------      -------       --------
    Total Assets............................................   $4,638.1      $(284.5)      $4,353.6
                                                               --------      -------       --------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term debt...........................................   $  113.3      $    --       $  113.3
  Accounts payable..........................................      396.6           --          396.6
  Accrued expenses..........................................      523.6                       523.6
  Income taxes payable......................................      119.2                       119.2
  Current maturities of long-term debt......................        5.9           --            5.9
                                                               --------      -------       --------
    Total Current Liabilities...............................    1,158.6                     1,158.6
Long-term debt..............................................    1,307.2                     1,307.2
Pension obligations.........................................      155.5           --          155.5
Postretirement benefits other than pensions.................      320.1           --          320.1
Deferred income taxes.......................................       13.9           --           13.9
Other non-current liabilities...............................      196.4           --          196.4
Commitments and contingent liabilities......................         --           --             --
Mandatorily redeemable QUIPS................................      125.0           --          125.0
Shareholders' Equity
  Common stock, par value $5 per share, 115,144,771 shares
    issued..................................................      575.7                       575.7
  Additional paid in capital................................      973.5                       973.5
  Income retained in the business...........................      333.7       (284.5)(a)       49.2
  Accumulated other comprehensive income....................     (110.1)                     (110.1)
  Unearned portion of restricted stock......................       (0.6)                       (0.6)
  Common stock held in treasury.............................     (410.8)                     (410.8)
                                                               --------      -------       --------
    Total Shareholders' Equity..............................    1,361.4       (284.5)       1,076.9
                                                               --------      -------       --------
    Total Liabilities and Shareholders' Equity..............   $4,638.1      $(284.5)      $4,353.6
                                                               ========      =======       ========

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

     (a) Adjustment reflects the distribution of the Company's Engineered Industrial Products business to shareholders.

     (b) The pro forma number of weighted average shares outstanding used to compute pro forma diluted earnings per share excludes 2.9 million potential common shares for assumed conversions of convertible preferred securities as these securities were issued by Coltec and will remain obligations of Coltec subsequent to the distribution.

     NOTE: For purposes of the pro forma consolidated financial statements we have assumed that the offer described in this prospectus is fully subscribed. Since the new notes will have the same financial terms as the old notes, no pro forma adjustment is necessary.

                             COLTEC INDUSTRIES INC

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma consolidated financial statements reported below consist of an unaudited pro forma consolidated statement of income for the year ended December 31, 2001 and an unaudited pro forma consolidated balance sheet as of December 31, 2001. The unaudited pro forma consolidated financial statements should be read in conjunction with "Information About Coltec -- Management's Discussion and Analysis of Financial Condition and Results of Operations," and Coltec's historical consolidated financial statements and the related notes included elsewhere in this prospectus. The following unaudited pro forma consolidated financial statements have been prepared giving effect to the following transactions as if they had occurred as of December 31, 2001 for the unaudited pro forma consolidated balance sheet and as of January 1, 2001 for the unaudited pro forma consolidated statement of income:

     - the spin-off;

     - the transfer to Goodrich by way of a dividend of Coltec's aerospace business;

     - the exchange of $300 million of the old Coltec notes for new Goodrich notes in the exchange offer;

     - the sale by Goodrich to Coltec of $95.0 million of the old Coltec notes and the cancellation of such notes subsequent to the exchange offer;

     - the contribution by Goodrich to EnPro of $205.0 million of the old Coltec notes, which notes will remain outstanding as an intercompany obligation of Coltec to EnPro;

     - the purchase by EnPro of call options on shares of Goodrich common stock; and

     - the Glacier acquisition by Coltec.

     The unaudited pro forma consolidated financial statements included in this prospectus have been derived from Coltec's consolidated financial statements included elsewhere in this prospectus and do not purport to represent what Coltec's financial condition and results of operations actually would have been had the distribution and related transactions and events occurred on the dates indicated or to project Coltec's financial performance for any future period. Goodrich did not account for Coltec as a separate, stand-alone entity for the periods presented.

     The unaudited pro forma consolidated financial statements reflect pro forma adjustments for the Glacier acquisition, which was completed in September 2001. As of December 31, 2001, the final purchase price was subject to post-closing settlements. In February 2002, Coltec received $4.8 million in satisfaction of the final post-closing settlements, which is reflected as a pro forma adjustment. The Glacier acquisition was accounted for under the purchase method of accounting. Under this method of accounting, the identifiable assets and liabilities of Glacier were adjusted to their estimated fair values based on independent third-party appraisals. The unaudited pro forma consolidated financial statements have been prepared using available information and the assumptions described in the notes thereto.

     Goodrich will pay substantially all costs directly related to the distribution and accordingly these costs are not reflected in the historical consolidated financial statements or as a pro forma adjustment. Prior to the transfer of Coltec's aerospace business to Goodrich, the aerospace business will assume all intercompany balances. As a result, there will be no intercompany balances outstanding between Coltec and its subsidiaries, on the one hand, and Goodrich and its subsidiaries, on the other hand. Further, the aerospace business will also assume substantially all of Coltec's pension and post-retirement obligations for retired and departed employees.

     Following the distribution and until February 15, 2028, each TIDES will be convertible, at the option of the holder, into a combination of 0.955248 of a share of Goodrich common stock and 0.1910496 of a share of EnPro common stock, subject to adjustment. Coltec has purchased call options on 2,865,744 shares of Goodrich common stock, which represents the total Goodrich shares that would be required if all TIDES holders convert. One-third of these call options expire in March 2005, and the remainder expire in March 2007. Until they expire, the call options will reduce Coltec's risk that the cash required to finance conversions of the TIDES would exceed the TIDES liquidation value.

                             COLTEC INDUSTRIES INC

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                                  YEAR ENDED DECEMBER 31, 2001
                                                              -------------------------------------
                                                              HISTORICAL   ADJUSTMENT     PRO FORMA
                                                              ----------   ----------     ---------
                                                                      (DOLLARS IN MILLIONS)
Sales.......................................................    $628.3       $ 68.1 (a)    $696.4
Operating costs and expenses:
  Cost of sales.............................................     445.7         41.2 (a)     490.2
                                                                                3.3 (b)
  Selling and administrative costs..........................     126.1          6.9 (c)     148.4
                                                                               15.4 (a)
  Merger-related and consolidation costs....................       3.8           --           3.8
                                                                ------       ------        ------
                                                                 575.6         66.8         642.4
                                                                ------       ------        ------
Operating income............................................      52.7          1.3          54.0
Interest expense............................................     (26.9)         7.4 (d)     (19.5)
Interest income.............................................       0.5           --           0.5
Other income (expense), net.................................      (3.1)       (17.9)(e)     (21.0)
                                                                ------       ------        ------
Income from continuing operations before income taxes and
  distributions on convertible preferred securities of trust
  (TIDES)...................................................      23.2         (9.2)         14.0
Income tax expense..........................................      (8.7)         3.5 (f)      (5.2)
Distributions on convertible preferred securities of trust
  (TIDES)...................................................      (7.9)          --          (7.9)
                                                                ------       ------        ------
Income from continuing operations...........................       6.6         (5.7)          0.9
Income from discontinued operations -- net of taxes.........      94.1        (94.1)(g)        --
                                                                ------       ------        ------
Net income..................................................    $100.7       $(99.8)       $  0.9
                                                                ======       ======        ======

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

                             COLTEC INDUSTRIES INC

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                     DECEMBER 31, 2001
                                                        --------------------------------------------
                                                        HISTORICAL      ADJUSTMENTS        PRO FORMA
                                                        ----------   -----------------     ---------
                                                                   (DOLLARS IN MILLIONS)
ASSETS
Current Assets
  Cash and cash equivalents...........................   $   25.9        $    6.6 (h)       $ 32.5
  Accounts and notes receivable.......................       82.2              --             82.2
  Asbestos insurance receivable.......................       90.8                             90.8
  Inventories.........................................       83.0              --             83.0
  Deferred income taxes...............................        5.2            (5.2)(f)           --
  Prepaid expenses and other assets...................        5.6              --              5.6
                                                         --------        --------           ------
     Total Current Assets.............................      292.7             1.4            294.1
Property, plant and equipment -- net..................      138.2              --            138.2
Prepaid pension.......................................       90.8           (77.4)(b)         13.4
Goodwill -- net.......................................      146.1            (4.8)(a)        141.3
Identifiable intangible assets........................       64.5              --             64.5
Asbestos insurance receivable.........................      202.8              --            202.8
Other assets..........................................       64.2           (16.7)(b)         54.9
                                                                             (1.7)(d)
                                                                              9.1 (e)
Net assets of discontinued operations.................      267.9          (267.9)(g)           --
                                                         --------        --------           ------
Total Assets..........................................   $1,267.2        $ (358.0)          $909.2
                                                         ========        ========           ======

LIABILITIES AND PARENT COMPANY INVESTMENT
Current Liabilities
  Short-term debt.....................................   $    0.3        $     --           $  0.3
  Accounts payable....................................       47.1              --             47.1
  Accrued asbestos liability..........................      150.3              --            150.3
  Other accrued expenses..............................       69.0            (3.1)(b)         64.4
                                                                             (1.5)(d)
  Income taxes payable................................       59.8           (55.1)(f)          4.7
  Deferred income taxes...............................         --             5.1 (f)          5.1
  Current maturities of long-term debt................        1.6              --              1.6
                                                         --------        --------           ------
     Total current liabilities........................      328.1           (54.6)           273.5
Long-term debt........................................      313.0          (300.0)(d)         13.0
Long-term debt payable to EnPro.......................         --           205.0 (d)        205.0
Pension obligations...................................       17.3           (14.1)(b)          3.2
Postretirement benefits other than pensions...........       12.1           (10.0)(b)          2.1
Deferred income taxes.................................       46.2           (28.2)(f)         18.0
Liabilities of previously owned businesses............       57.8              --             57.8
Environmental liabilities.............................       21.8              --             21.8
Asbestos liability....................................       20.6              --             20.6
Minority interest.....................................        9.0              --              9.0
Other non-current liabilities.........................       14.9           (10.2)(b)          4.7
Commitments and contingent liabilities................         --              --               --
Mandatorily redeemable TIDES..........................      150.0              --            150.0
Parent company investment.............................      276.4          (145.9)           130.5
                                                         --------        --------           ------
     Total Liabilities and Parent Company
       Investment.....................................   $1,267.2        $ (358.0)          $909.2
                                                         ========        ========           ======

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

     (a) Pro forma adjustment to reflect the Glacier acquisition completed in September 2001. Approximately $59 million of the purchase price was allocated to identifiable intangible assets including customer relationships (approximately $27 million), existing technology (approximately $16 million), trademarks (approximately $14 million) and other (approximately $2 million). The trademarks are deemed to have an indefinite life and are therefore not subject to amortization. Customer relationships, existing technologies and other intangible assets are being amortized based primarily on undiscounted cash flows which reflect the patterns in which the economic benefits of the assets are expected to be consumed over 14 years, 25 years and 5 years, respectively. The weighted average life of the amortizable intangible assets is 17 years. Included in the selling and administrative cost adjustment is $3.6 million per year representing amortization of identifiable intangible assets. The adjustment to goodwill represents the receipt in February 2002 of $4.8 million in satisfaction of final post-closing adjustments.

     (b) Pro forma adjustments to reflect the elimination of certain assets and liabilities that will be retained by Goodrich pursuant to the distribution and employee matters agreements, and the related income statement impact.

     (c) The adjustment amount for administrative overhead costs is the difference between the actual administrative overhead costs recorded in the 2001 income statement and the estimated $27 million of administrative overhead costs expected to be incurred as a stand-alone company. The $27 million includes approximately $10 million of annual non-reimbursable costs associated with managing and settling asbestos claims, which is consistent with historical amounts incurred. The remaining $17 million is management's estimate of the annual corporate headquarters cost that will be incurred as a stand-alone entity. This estimate is based on the operating budget that management has prepared and was developed based on a detailed analysis of expected costs by department based on anticipated resource needs.

     Goodrich has historically allocated a portion of certain headquarters department expenses to individual business units. Business units are only allocated amounts for departments providing services to the business units. These departments include Tax, Government Relations, Accounting and Financial Analysis, Compensation and Benefit Administration and Information Technology. The portion of the department expenses which is considered to benefit headquarters only is not allocated. The determination is made by each department head and reviewed annually.

     To determine how much to allocate to each business unit, management identifies certain items which, in management's opinion, drive the costs of the benefits that are being allocated. These items include Employee Compensation Costs, Trade Sales, Net Inventory and Net Property, Plant and Equipment. Each business unit is then allocated an amount based on their percentage of the total. Management believes that the allocation methods used are reasonable.

     (d) Coltec intends to purchase a portion of the old Coltec notes surrendered for exchange in the exchange offer, which will be financed through an intercompany loan from Goodrich (approximately $95 million). The remaining portion of old Coltec notes accepted by Goodrich for exchange will be contributed to EnPro in connection with the distribution and would thereafter be an intercompany obligation of Coltec to EnPro. For purposes of the pro forma consolidated financial statements we have assumed that this offer is fully subscribed.

     (e) Pro forma adjustments to reflect in other expense, net the change in fair value, and in other assets the fair value of Coltec's call options on Goodrich common stock purchased to reduce its economic risk created by the conversion feature of the TIDES. The fair values of Coltec's call options were determined using an option pricing model.

     (f) Pro forma adjustment to the provision for income taxes and deferred tax assets and liabilities represents the estimated income tax effect of pro forma adjustments (a) through (e) at an effective tax rate of 37.5%. Pro forma adjustment to income taxes payable reflects the assumption by Goodrich of domestic income tax receivables and payables in accordance with the tax matters arrangements.

     (g) Pro forma adjustments to reflect the transfer to Goodrich by way of a dividend of all of Coltec's aerospace business.

     (h) Pro forma adjustment to adjust cash balance to $32.5 million at the time of the distribution.

                            INFORMATION ABOUT COLTEC

INDUSTRY AND BUSINESS OF COLTEC AFTER THE SPIN-OFF

     After the spin-off, Coltec will continue to be a leader in the design, development, manufacturing and marketing of proprietary engineered industrial products, including sealing products, self-lubricating, non-rolling, metal polymer bearing products, air compressor systems and vacuum pumps and heavy-duty diesel and natural gas engines. Coltec will also continue to design, manufacture and sell other engineered industrial products such as PTFE products and specialized tooling. After the spin-off Coltec will have 33 primary manufacturing facilities located in nine countries in the Americas, Europe and Australia, and will sell its products through approximately 2,600 independent agents and distributors worldwide and have over 200 internal sales managers and representatives. These sales managers and representatives are complemented by teams of highly experienced engineers. In 2001, Coltec had pro forma revenues of $696.4 million, operating income of $54.0 million and net income of $0.9 million.

     After the spin-off, Coltec will sell its products to more than 60,000 customers worldwide and is diversified both by industry served and geographically. In 2001, no single customer accounted for more than 2% of its revenues on a pro forma basis. Coltec's management estimates that its revenues by industry in 2001 on a pro forma basis were general industrial (43%), automotive and heavy-duty vehicle (18%), chemical and petrochemical (17%), utility (9%), marine (7%), other transportation (4%) and other industries (2%). Coltec's management also estimates that its percentage of revenues by geographic region in 2001 on a pro forma basis were United States (70%), Canada (7%), Europe (14%) and the rest of the world (9%), and that Coltec derived approximately 62% of its revenues in 2001 on a pro forma basis from its aftermarket, or parts and services, sales.

     Coltec's sales by geographic region in 2001, 2000 and 1999 are as follows:

                                                              2001     2000     1999
                                                             ------   ------   ------
                                                              (DOLLARS IN MILLIONS)
Geographic Areas
Net Sales
United States..............................................  $438.4   $480.0   $496.2
Canada.....................................................    43.1     41.7     44.6
Europe.....................................................    91.4     48.5     67.3
Other Foreign..............................................    55.4     84.2     57.6
                                                             ------   ------   ------
Total......................................................  $628.3   $654.4   $665.7
                                                             ======   ======   ======

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

     Coltec is presently a wholly-owned subsidiary of Goodrich, and there is no public trading market for any class of Coltec's common equity securities. Since Goodrich's acquisition of Coltec, Coltec has not paid any cash dividends on its common equity securities. EnPro, of which Coltec will be a wholly-owned subsidiary after the spin-off, intends to apply to lists its common stock on the New York Stock Exchange under the symbol "NPO."

SELECTED COLTEC HISTORICAL FINANCIAL DATA

     The following historical consolidated financial information as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001, has been derived from, and should be read together with, Coltec's audited consolidated financial statements and the related notes which are included elsewhere in this prospectus. The historical consolidated financial information as of December 31, 1999 and for the year ended December 31, 1998 has been derived from, and should be read together with, Coltec's audited consolidated financial statements and the related notes, which have not been included in this prospectus. The historical consolidated financial information as of December 31, 1998 and 1997 and for the year ended

December 31, 1997 has been derived from Coltec's unaudited consolidated financial statements, which have not been included in this prospectus.

     During the periods presented, Coltec effected a number of acquisitions and divestitures, some of which were significant. As a result, Coltec's historical financial results for the periods presented may not be directly comparable. The information presented below should also be read together with "-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                --------------------------
                                                       2001      2000      1999      1998     1997
                                                     --------   ------   --------   ------   ------
                                                                 (DOLLARS IN MILLIONS)
STATEMENT OF INCOME DATA:
Sales..............................................  $  628.3   $654.4   $  665.7   $749.5   $725.1
Income (loss) from continuing operations...........  $    6.6   $ 36.7   $  (62.0)  $ 69.0   $ 37.9
BALANCE SHEET DATA:
Total assets.......................................  $1,267.2   $991.8   $1,019.2   $900.2   $792.2
Total debt.........................................  $  314.9   $318.0   $  326.5   $490.2   $704.9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with Coltec's audited consolidated financial statements and the related notes, included elsewhere in this prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See "Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements.

     The consolidated financial statements, which are discussed below, reflect the historical financial condition, results of operations and cash flows of Coltec, which will be a subsidiary of EnPro at the time of the spin-off. The financial information discussed below and included in this information statement, however, may not necessarily reflect what Coltec's financial condition, results of operations and cash flows would have been had it been a subsidiary of EnPro during the periods presented or what Coltec's financial condition, results of operations and cash flows as a subsidiary of EnPro may be in the future.

     Unless otherwise noted, the following discussion pertains only to the business of Coltec as it will be operated after the spin-off, i.e., only the engineered industrial products business, and does not pertain to Coltec's aerospace business, which will be transferred to Goodrich prior to the spin-off. When the spin-off is complete, Coltec will be a wholly-owned subsidiary of EnPro, and the assets of EnPro will consist primarily of its equity interest in Coltec and, potentially, its ownership of a portion of the old Coltec notes.

  OVERVIEW

     Upon completion of the spin-off Coltec will continue to be a leader in the design, development, manufacturing and marketing of well recognized, proprietary engineered industrial products that include sealing products, self-lubricating, non-rolling metal polymer bearing products, air compressor systems and vacuum pumps and heavy-duty diesel and natural gas engines. Coltec will also continue to design, manufacture and sell other engineered industrial products such as PTFE products and specialized tooling. Coltec will manufacture its products in 33 primary facilities located in nine countries in the Americas, Europe and Australia.

     Coltec operated as a stand alone company prior to its acquisition by Goodrich in July 1999. On September 1, 2001, Coltec acquired Glacier. The results of Glacier's operations have been included in the consolidated financial statements of Coltec since that date. The combination of the Coltec bearings business and Glacier created the largest manufacturer of self-lubricating, non-rolling, metal polymer bearings in the world. Coltec's management believes that the Glacier acquisition will enable it to serve worldwide customers more effectively and create economies of scale in research and development and marketing.

     The following discusses Coltec's consolidated results of operations and financial condition as it operated as a wholly owned subsidiary of Goodrich, including the adjustments and allocations necessary for a fair presentation of the business, as described in more detail in Note C to Coltec's consolidated financial statements, included elsewhere in this prospectus. The transfer of Coltec's aerospace business to Goodrich represents the disposal of a segment under APB Opinion No. 30, or APB 30. Accordingly, Coltec's aerospace business has been accounted for as a discontinued operation and the revenues, costs and expenses, assets and liabilities and cash flows have been segregated in Coltec's historical consolidated financial statements included elsewhere in this prospectus. Unless otherwise noted, the following discussion pertains only to Coltec's continuing operations.

     EnPro will enter into a distribution agreement and a number of ancillary agreements with Goodrich for the purpose of accomplishing the spin-off. These agreements will govern the relationship between Goodrich and EnPro subsequent to the spin-off and provide for the allocation of employee benefits, taxes and other liabilities and obligations attributable to periods prior to the distribution. The ancillary agreements include a transition services agreement, an employee matters agreement and tax matters arrangements.

     As of December 31, 2001, Coltec had outstanding $150 million of 5 1/4% Convertible Preferred Securities -- Term Income Deferred Equity Securities (which we refer to as "TIDES"), $300 million of old Coltec notes, $12 million of industrial revenue bonds and $1 million of additional long-term debt. To the extent that any old Coltec notes remain outstanding following completion of the exchange offer, they remain obligations of Coltec. If any outstanding old Coltec notes are surrendered by the holders for exchange in the exchange offer, Coltec plans to purchase a portion of those notes and then cancel them. The purchase will be financed through an intercompany loan from Goodrich. The remaining old Coltec notes surrendered for exchange and not purchased by Coltec will be contributed by Goodrich to EnPro and those notes will remain an outstanding obligation of Coltec to EnPro.

     All significant transactions among Coltec's operations have been eliminated in its financial statements. Intercompany balances existing between Coltec and Goodrich or its subsidiaries, including the loan from Goodrich to Coltec to finance the purchase by Coltec of the old Coltec notes, will be assumed by Coltec's aerospace business prior to the spin-off and the transfer of the aerospace business to Goodrich. As a result, at the time of the spin-off, there will be no intercompany balances outstanding between Coltec and its subsidiaries, on the one hand, and Goodrich and its subsidiaries, on the other hand.

     The following discussion of Coltec's consolidated results of operations does not necessarily include all the expenses that would have been incurred by Coltec had it been a separate, stand-alone entity and may not necessarily reflect what Coltec's consolidated financial condition, results of operations and cash flows would have been had Coltec been a stand-alone entity during the periods presented or what EnPro's or Coltec's consolidated financial condition, results of operations and cash flows may be in the future.

     Coltec manages its business as two segments, a sealing products segment (sealing and PTFE products) and an engineered products segment (metal polymer bearings, air compressor systems, medium-speed engines and specialized tooling), which encompass its primary product lines.

  OUTLOOK

     Coltec believes that its businesses are fundamentally sound and that they should generate solid operating margins and cash flows. However, Coltec does anticipate continued softness in most of the major markets that it serves during the first half of 2002, with a modest recovery taking hold during the second half of the year. Overall capacity utilization in the U.S. fell to 74% in 2001, the lowest level since 1983. With this as a backdrop, Coltec's primary markets are facing increasingly competitive environments that are characterized by severe pricing pressure. In addition, Coltec may be required to incur or fund incremental costs, over and above the levels historically incurred or funded as part of Goodrich, related to

EnPro becoming an independent public company. These factors will combine to put further downward pressure on Coltec's operating margins.

     In response to the market conditions outlined above, Coltec has taken steps to reduce its cost base and improve its manufacturing productivity going forward. In that regard, Coltec initiated a number of restructuring actions in late 2001 and early 2002 that will result in the reduction of headcount, the discontinuance of certain marginally profitable product lines and the closure or consolidation of some facilities. Based on the annualized savings growing out of these restructuring activities, the economic recovery anticipated during the second half of 2002 and the inclusion of Glacier's results for the full year, Coltec expects a modest increase in 2002 sales and operating income over 2001 results. Coltec expects the first quarter of 2002 to be the weakest quarter of the year.

     The foregoing expectations are forward-looking statements that are subject to change, perhaps materially, as a result of factors identified under "Forward-Looking Statements" included elsewhere in this prospectus.

  RESULTS OF OPERATIONS

     The following table summarizes Coltec's results of operations:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2001     2000     1999
                                                              ------   ------   ------
                                                               (DOLLARS IN MILLIONS)
STATEMENT OF INCOME DATA:
Sales:
  Sealing Products..........................................  $354.7   $391.1   $394.6
  Engineered Products.......................................   273.6    263.3    271.1
                                                              ------   ------   ------
Total sales.................................................  $628.3   $654.4   $665.7
                                                              ======   ======   ======
Operating income:
  Sealing Products..........................................  $ 45.0   $ 67.5   $ 71.0
  Engineered Products.......................................    22.2     46.8     52.6
                                                              ------   ------   ------
Segment operating income....................................    67.2    114.3    123.6
Corporate unallocated.......................................   (10.7)   (10.2)   (26.8)
Merger-related and consolidation costs......................    (3.8)    (1.4)  (128.4)
                                                              ------   ------   ------
Operating income (loss).....................................    52.7    102.7    (31.6)
Interest expense, net.......................................   (26.4)   (27.1)   (35.9)
Other income (expense), net.................................    (3.1)    (4.3)     3.1
                                                              ------   ------   ------
Income (loss) before taxes and distributions on convertible
  preferred securities of trust (TIDES).....................    23.2     71.3    (64.4)
Income tax (expense) benefit................................    (8.7)   (26.7)    10.3
Distributions on convertible preferred securities of trust
  (TIDES)...................................................    (7.9)    (7.9)    (7.9)
                                                              ------   ------   ------
Income (loss) from continuing operations....................     6.6     36.7    (62.0)
Income from discontinued operations -- net of taxes.........    94.1     64.2     61.9
                                                              ------   ------   ------
Net income (loss)...........................................  $100.7   $100.9   $ (0.1)
                                                              ======   ======   ======

The following discussion and analysis focuses on major changes and results from period to period.

2001 COMPARED WITH 2000

  SALES

     Sealing Products. Sales of $354.7 million in 2001 were 9% lower than the $391.1 million in 2000. The lower sales volumes were due to continued softness in all major markets, including chemical processing, heavy-duty truck and trailer assembly and pulp and paper production. The terrorist attacks on September 11, 2001 contributed further to the weakness in Coltec's major markets and caused a temporary drop in orders to varying degrees by product line and market in the fourth quarter. This event and its negative impact contributed to Coltec's decision to take certain restructuring measures discussed below. New truck and trailer production throughout 2001 was approximately half the levels of early 2000. In addition, capacity utilization in U.S. factories declined to levels well below the historical average in 2001 while U.S. industrial production has fallen nearly every month since mid-2000. These factors have contributed to a decrease in capital spending and delays in scheduled maintenance programs throughout the process industries.

     Engineered Products. Sales of $273.6 million in 2001 were 4% higher than the $263.3 million in 2000. Lower North American bearings sales in 2001 due, in part, to weak automotive markets and competitive pricing pressure were offset by the impact of the Glacier acquisition completed in September 2001 ($27.6 million). Weak automotive markets also negatively impacted sales of tooling products. Sales of diesel engines increased slightly due to increased shipments of commercial engines in the fourth quarter. Weak capital spending in the industrial manufacturing sector adversely affected sales of air compressors. This segment also experienced a decline in orders after September 11, 2001 as mentioned above.

  SEGMENT OPERATING INCOME

     Sealing Products. Operating income of $45.0 million in 2001 was 33% lower than the $67.5 million in 2000. The decline was principally attributable to lower sales volumes including lower sales volumes in some of Coltec's higher margin products. In addition, operating margins declined from 17.2% to 12.7% due to weaker pricing in certain market segments and an inability in the short term to reduce fixed costs at the same rate as sales declined. Increased expenses associated with the write-down of inventories and other assets, severance and labor costs not associated with a formal restructuring plan also contributed to reduced margins.

     Engineered Products. Operating income of $22.2 million in 2001 was 53% lower than the $46.8 million in 2000. In addition to the impact of lower sales volumes, operating margins declined from 17.8% in 2000 to 8.1% in 2001. Profitability of diesel engines declined due to a combination of reduced pricing in the commercial power generation market, increased warranty costs and the completion of a very profitable project in 2000. Lower sales volumes, competitive pricing pressures, wage and benefit cost increases and an inability in the short term to reduce fixed costs at the same rate as sales declined combined to reduce earnings in all other product lines as well.

  CORPORATE UNALLOCATED COSTS

     Corporate unallocated costs increased $0.5 million, or 5%, from $10.2 million in 2000 to $10.7 million in 2001. The increase was mainly due to lower reimbursements of Garrison's administrative costs from insurance carriers, which is dependent on the mix of insurance policies during a given period.

  MERGER-RELATED AND CONSOLIDATION COSTS

     Coltec incurred a total of $3.8 million of consolidation costs in 2001. Coltec incurred $2.4 million of personnel-related costs related to the termination of 170 positions of which approximately 90 were terminated by December 31, 2001, including early retirement medical continuation ($0.2 million) and pension continuation costs ($0.4 million) for 22 employees. Coltec also incurred $1.4 million for facility closures and asset write-downs.

     The merger-related and consolidation reserves were reduced by $2.0 million in 2001, of which $1.1 million represented cash payments. The remaining $0.9 million of reserve reductions represented asset impairment charges or reserves that were transferred to, and subsequently administered by, Goodrich.

     Coltec incurred $1.4 million of consolidation costs in 2000 consisting of $1.3 million of personnel-related costs associated with workforce reductions and $0.1 million related to an asset write-down. The merger-related and consolidation reserves were reduced by $7.5 million in 2000, of which $4.0 million represented cash payments. The remaining $3.5 million of reserve reductions represented the remaining reserves associated with Goodrich's acquisition of Coltec, which were transferred to, and subsequently administered by, Goodrich.

     See Note E to Coltec's consolidated financial statements included elsewhere in this prospectus for additional discussion.

  NET INTEREST EXPENSE

     Net interest expense decreased by $0.7 million from $27.1 million in 2000 to $26.4 million in 2001. The decrease was primarily attributable to a $1.3 million reduction in interest expense related to the sale of certain trade accounts receivable.

  OTHER INCOME (EXPENSE) -- NET

     Other income (expense) -- net decreased $1.2 million or 28% from $4.3 million in 2000 to $3.1 million in 2001 due to lower amortization of issuance costs related to the TIDES. Issuance costs related to the TIDES were fully amortized in mid-2001.

  INCOME TAX EXPENSE

     Coltec's effective tax rate from continuing operations was 37.5% in 2001 and 2000.

  INCOME FROM DISCONTINUED OPERATIONS

     Income from discontinued operations increased $29.9 million, or 47%, from $64.2 million in 2000 to $94.1 million in 2001. The increase was due to higher sales and operating income generated by Coltec's aerospace business.

2000 COMPARED WITH 1999

  SALES

     Sealing Products. Sales of $391.1 million in 2000 were down slightly (1%) from the $394.6 million in 1999. The primary factor behind the decline was the industry-wide decline in heavy-duty truck and trailer production, a major market for this segment, in the second half of 2000. Sales to the process industries were flat.

     Engineered Products. Sales of $263.3 million declined in 2000 by 3% from $271.1 million in 1999. Revenue declines were experienced in all product lines except air compressors. The loss of significant customers accounted for a drop in bearings sales, while the completion of a large engine project in late 1999 accounted for a decrease in engines sales in 2000. Inventory reduction efforts and cutbacks in spending by the major automotive companies in late 2000 resulted in a revenue decline for tooling products. Compressor sales increased as a result of strong capital spending and a higher proportion of aftermarket sales.

  SEGMENT OPERATING INCOME

     Sealing Products. Operating income declined 5% from $71.0 million in 1999 to $67.5 million in 2000. The decline in heavy-duty truck and trailer volumes was partially offset by cost-saving programs involving both headcount reductions and raw materials. Overall operating margins decreased to 17.3% in 2000 from 18.0% in 1999.

     Engineered Products. Operating income decreased by 11% from $52.6 million in 1999 to $46.8 million in 2000. Strong volume gains accounted for improved profitability in compressor products. Lower sales volume in other product lines were partially offset by cost reduction programs in a number of businesses.

  CORPORATE UNALLOCATED COSTS

     Corporate unallocated costs decreased $16.6 million, or 61.9%, from $26.8 million in 1999 to $10.2 million in 2000. Prior to Goodrich's acquisition of Coltec in 1999, Coltec operated as a separate public company with a separate corporate headquarters. Subsequent to Goodrich's acquisition of Coltec, the majority of corporate costs were incurred by Goodrich and have not been reflected in Coltec's financial statements unless allocated by Goodrich. Allocated costs from Goodrich are discussed in Note C to Coltec's consolidated financial statements and are included in the operating income of the business, discussed above. The corporate unallocated costs reported in 2000 primarily represent non-reimbursable costs associated with managing and settling asbestos claims.

  MERGER-RELATED AND CONSOLIDATION COSTS

     During 2000, Coltec incurred $1.3 million of personnel-related costs associated with workforce reductions and $0.1 million related to an asset write-down. The merger-related and consolidation reserves were reduced by $7.5 million during 2000, of which $4.0 million represented cash payments. The additional $3.5 million of reserve reductions represented the remaining reserves associated with the acquisition of Coltec by Goodrich, which were transferred to, and subsequently administered by, Goodrich.

     Coltec incurred $128.4 million of merger-related and consolidation costs in 1999:

     - Coltec incurred $68.4 million of personnel related costs in 1999. Personnel related costs associated with Goodrich's acquisition of Coltec were $66.3 million, consisting of $61.8 million incurred under change-in-control provisions in employment agreements and $4.5 million in employee severance costs. Personnel related costs also include employee severance costs of $2.1 million for reductions at Coltec's Garlock, France Compressor Products and Stemco operating units (approximately 125 positions);

     - $57.9 million of transaction costs; and

     - $2.1 million of asset write-down and facility consolidation costs.

     See Note E to Coltec's consolidated financial statements included elsewhere in this prospectus for additional discussion.

  NET INTEREST EXPENSE

     Net interest expense decreased by $8.8 million, or 24.5%, from $35.9 million in 1999 to $27.1 million in 2000. The reduction in interest expense was primarily a result of Coltec's termination of its revolving credit facility following Goodrich's acquisition of Coltec. Interest expense associated with this facility was $7.9 million in 1999.

  OTHER INCOME (EXPENSE) -- NET

     Included within other income (expense) -- net are gains and losses from the sale of businesses. Excluding a $5.0 million gain on the sale of a business in 1999, other income (expense) -- net was expense of $4.3 million and $1.9 million in 2000 and 1999, respectively. The increase in costs between 1999 and 2000 was primarily attributable to increased earnings attributable to minority interests.

  INCOME TAX EXPENSE

     Coltec's effective tax rate from continuing operations was 37.5% and 16.0% in 2000 and 1999, respectively. In 1999, Coltec accrued a tax benefit due to reported book losses. The benefit in 1999 was reduced mainly due to non-deductible merger-related costs.

  INCOME FROM DISCONTINUED OPERATIONS

     Income from discontinued operations increased $2.3 million, or 3.7%, from $61.9 million in 1999 to $64.2 million in 2000. Pre-tax income from discontinued operations in 2000 was approximately $5 million lower than in 1999. The decrease in pre-tax income from discontinued operations was offset by a reduction in the effective tax rate from 39% in 1999 to 34% in 2000. The higher rate in 1999 was a result of taxes attributable to Coltec's foreign aerospace operations.

LIQUIDITY AND CAPITAL RESOURCES

     Operating Cash Flows. Operating activities used $62.7 million, $114.8 million and $82.6 million of cash in 2001, 2000 and 1999, respectively. The use of cash in 2001 was attributable to the termination of a receivables securitization program ($30.5 million) and an increase in working capital and other non-current assets and liabilities, net. The use of cash in 2000 was attributable to a $113.7 million payment to the Internal Revenue Service for a disputed income tax assessment and the related accrued interest. Coltec is pursuing its judicial remedies for a refund of this payment. A reasonable estimate of the potential refund cannot be made at this time; accordingly, no receivable has been recorded. If Coltec receives a refund after the distribution, the refund will be remitted to Goodrich. The use of cash in 1999 was attributable to payments of $120.9 million for merger-related and consolidation costs, primarily related to payments in connection with Goodrich's acquisition of Coltec. Also contributing to the trend in operating cash flows during these periods was the trend in asbestos litigation related payments and recoveries. In 2001, 2000 and 1999, asbestos-related expenditures exceeded proceeds from asbestos-related insurance by $74.8 million, $36.4 million and $19.3 million, respectively, as a result of the short-term aggressive settlement strategy implemented during 1999 and 2000, as described below under "-- Contingencies."

     Investing Cash Flows. Coltec used $169.8 million, $13.8 million, and $24.1 million in investing activities in 2001, 2000 and 1999, respectively. Coltec's investing activities related solely to capital expenditures, with the exception of 2001, during which it used approximately $150 million to acquire Glacier. In February 2002, Coltec received $4.8 million in satisfaction of the final post-closing settlements. The reduction in capital expenditures between 1999 and 2000 reflects decisions made in response to the continued softness in the industrial markets.

     Financing Cash Flows. Financing activities provided $191.8 million and $74.3 million in 2001 and 1999, respectively, and used $54.5 million in 2000. Goodrich provided $203.3 million of cash in 2001 which was used for the Glacier acquisition and to fund operating cash requirements and capital expenditures. In 2000, cash was used to repay debt and was transferred to Goodrich. Goodrich provided $246.0 million of cash in 1999, which was used to reduce outstanding borrowings under Coltec's revolving credit facility that was terminated in July 1999.

     Capital Resources. In April 1998, Coltec Capital Trust placed with institutional investors $150.0 million of TIDES. In connection with the issuance of the TIDES, Coltec issued an equivalent aggregate principal amount of its 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures (the "TIDES Debentures"), all of which were acquired by Coltec Capital Trust with the proceeds from the private placement of the TIDES. Coltec Capital Trust has essentially no other assets or liabilities other than the TIDES Debentures. Coltec and Goodrich have guaranteed certain payments with respect to the TIDES. In April 1998, Coltec also issued $300.0 million aggregate principal amount of the old Coltec notes. In 1993, Coltec also issued $12.0 million of industrial revenue bonds that mature in 2009.

     Coltec's principal sources of liquidity are intercompany loans and contributions from Goodrich.

     To the extent that any old Coltec notes remain outstanding following completion of the exchange offer, they will remain obligations of Coltec. If any outstanding old Coltec notes are surrendered by the holders for exchange in the exchange offer, Coltec plans to purchase a portion of those notes and then cancel them. The purchase will be financed through an intercompany loan from Goodrich that will be assumed by Coltec's aerospace business. The remaining old Coltec notes surrendered for exchange and not purchased by Coltec will be contributed by Goodrich to EnPro and those notes will remain an outstanding obligation of Coltec to EnPro.

     In connection with the spin-off, EnPro and/or Coltec also plans to enter into a new senior revolving credit facility, which Coltec expects will be secured by receivables and inventories, and have a maximum available amount of $60 million. Formal commitments have not yet been obtained from Coltec's lenders, but negotiations are underway regarding the level of the borrowing base and work is ongoing to complete the lenders' due diligence procedures. Coltec anticipates that as of the date of the spin-off the initial availability under this facility will be approximately $50 million. Coltec expects that the senior credit facility will contain customary restrictions, covenants and events of default for financings of these types, including a prohibition against the payment of dividends. Coltec does not expect compliance with these restrictions and covenants to materially affect its operations, and does not expect to have any borrowings outstanding under this facility at the time of the spin-off. If Coltec is unsuccessful in obtaining this financing, Coltec intends to pursue alternative secured revolving financing arrangements.

     Prior to the spin-off and the transfer of Coltec's aerospace business to Goodrich, all intercompany balances outstanding between Coltec and its subsidiaries, on the one hand, and Goodrich and its subsidiaries on the other hand, including the loan to finance the purchase by Coltec of old Coltec notes surrendered by holders in the exchange offer, will be assumed by Coltec's aerospace business. As a result, at the time of the spin-off, there will be no intercompany balances outstanding between Coltec and its subsidiaries, on the one hand, and Goodrich and its subsidiaries, on the other hand.

     Coltec's ability to make payments on and to refinance its indebtedness, including the debt retained or incurred pursuant to the new revolving credit facility as well as any future indebtedness, and to fund working capital, capital expenditures, asbestos claims of its subsidiaries and strategic acquisitions and investments, will depend on its ability to generate cash in the future from operations, financings and sales of assets.

     Coltec's primary recurring cash needs will be working capital, capital expenditures, asbestos claims of its subsidiaries and debt service. Coltec believes that its cash flow from operations, together with available borrowings under the new revolving credit facility, will be sufficient to meet its recurring cash needs during the next 12 months. Depending upon conditions in the capital markets and other factors, Coltec will from time to time consider the issuance of debt or other securities, or other possible capital markets transactions, the proceeds of which could be used to refinance current indebtedness or for other corporate purposes in the future. Coltec's ability to raise capital through the issuance of additional equity is constrained as described later in this section. Coltec cannot be certain that it will be successful in obtaining additional financing if needed or that, if obtained, any additional financing will be on terms favorable to it.

     Following the spin-off and until April 15, 2028, each TIDES will be convertible, at the option of the holder, into a combination of 0.955248 of a share of Goodrich common stock and 0.1910496 of a share of EnPro common stock, subject to adjustment. Should the holders exercise their right to convert the TIDES, Coltec would be required to deliver shares of Goodrich and EnPro common stock to the holders as promptly as practicable after the conversion date and in connection with that would be required to purchase shares of Goodrich common stock on the open market, directly from Goodrich or by exercising its call options on Goodrich common stock discussed below. Coltec may not have sufficient cash on hand or the ability to finance these transactions in the time period required by the TIDES agreements. Failure to honor conversion rights would be a default under those agreements.

     Further, the value of Goodrich and EnPro common stock may increase to the level where Coltec's cost to acquire shares in a conversion could exceed, with no maximum, the aggregate liquidation value of the TIDES of $150 million. Coltec has purchased call options on 2,865,744 shares of Goodrich common stock with an exercise price of $52.34 per share, which represents the total Goodrich shares that would be required if all TIDES holders convert. The call options provide for either an adjustment to the exercise price or a cash payment if there is a change in the cash dividends paid on Goodrich common stock. One-third of these call options expire in March 2005, and the remainder expire in March 2007. Until they expire, the call options will reduce Coltec's risk that the cash required to finance conversions of the TIDES would exceed the TIDES liquidation value. While Coltec has the right to redeem the TIDES for cash, at a premium to liquidation value of up to 3%, and has hedged this exposure, as described earlier, Coltec cannot be certain that it will have the financial resources to redeem these securities at a cost at or near the liquidation value of the TIDES or effectively hedge this exposure beyond the term of the call options.

     If Coltec is unable to obtain the capital it requires to implement its business strategy, or to obtain the capital it requires on acceptable terms or in a timely manner, it would attempt to take appropriate responsive actions to tailor its activities to its available financing, including making revisions to its business strategies to accommodate the reduced financing. Coltec's ability to raise capital through the issuance of additional equity is constrained because it may cause the spin-off to be taxable under Section 355(e) of the Internal Revenue Code and under the tax sharing agreement EnPro would be required to indemnify Goodrich against that tax.

     Discontinued Operations Cash Flow. Discontinued operations provided $44.6 million, $190.4 million, and $25.7 million of cash in 2001, 2000 and 1999. The decrease in 2001 compared to 2000 was a result of lower operating cash flows ($13 million approximately), and repaying approximately $80 million on a short-term credit facility in 2001 compared to borrowing approximately $35 million against the same facility in 2000. The change in 2000 versus 1999 resulted from higher operating cash flows (approximately $100 million), cash paid for an acquisition of $15.4 million versus proceeds from the sale of a business of $15.8 million in 1999, and repayment of approximately $80 million on a short-term revolving credit facility in 1999.

     Dividends. The terms of Coltec's senior secured revolving credit facility as well as the terms of the TIDES will impact directly or indirectly Coltec's ability to pay dividends. The senior secured revolving credit facility is expected to contain a restriction on dividend payments. This restriction would not allow any dividends to be paid to holders of common stock while the facility is in place. In addition, Coltec is entitled to withhold interest payments to Coltec Capital Trust in connection with the TIDES for up to 20 quarters. If these interest payments are withheld, Coltec would be unable to pay dividends to EnPro.

OFF BALANCE SHEET ARRANGEMENTS

     Lease Agreements. Coltec has several operating leases for real estate, equipment and vehicles. Operating lease arrangements are generally utilized to secure the use of assets from time to time if the terms and conditions of the lease or the nature of the asset makes the lease arrangement more favorable than a purchase. As of December 31, 2001, approximately $32 million of future minimum lease payments were outstanding under these agreements. See Note K to Coltec's consolidated financial statements included elsewhere in this prospectus for additional discussion.

     Sale of Receivables. At December 31, 2000, Coltec had in place a trade receivables securitization program pursuant to which it could sell receivables up to a maximum of $95.0 million. Accounts receivable sold under this program as of December 31, 2000 were $81.5 million, of which $51 million were related to Coltec's discontinued operations and $30.5 million related to Coltec's continuing operations. In December 2001, this program was terminated. The termination of the program resulted in an increase of $30.5 million in Coltec's trade receivables, which is reflected in Coltec's accompanying consolidated balance sheets and consolidated statements of cash flows. Coltec does not have any plans to enter into a new trade receivables securitization at this time, but is in the process of finalizing a senior secured revolving credit facility as discussed in "-- Liquidity and Capital Resources -- Capital Resources."

CONTINGENCIES

     General. There are pending or threatened against Coltec or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability, asbestos and environmental matters, which seek remedies or damages. Coltec believes that any liability that may finally be determined with respect to commercial and non-asbestos product liability claims should not have a material effect on Coltec's consolidated financial condition, results of operations and cash flows. From time to time, Coltec and its subsidiaries are also involved as plaintiffs in legal proceedings involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when they are realized.

     Environmental. Coltec's facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the U.S. and foreign countries. Coltec takes a proactive approach in addressing the applicability of all environmental, health and safety laws as they relate to its manufacturing operations and in proposing and implementing any remedial plans that may be necessary. Coltec believes that it and its subsidiaries are in material compliance with all currently applicable regulations.

     Coltec or one of its subsidiaries has been notified that it is among the potentially responsible parties under environmental laws for the cost of investigating and, in some cases, remediating contamination by hazardous materials at 17 sites at which the costs to it at each site are expected to exceed $100,000. The majority of these sites relate to remediation projects at former operating facilities that have been sold or closed and primarily deal with soil and groundwater remediation. Investigations have been completed for 14 sites and are in progress at three sites. The laws governing investigation and remediation of these sites can impose joint and several liability for the associated costs. Liability for these costs can be imposed on present and former owners or operators of the properties or on parties that generated the wastes that contributed to the contamination. Coltec's policy is to accrue environmental investigation and remediation costs when it is both probable that a liability has been incurred and the amount can be reasonably estimated. The measurement of the liability is based on an evaluation of currently available facts with respect to each individual situation and takes into consideration factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. Accruals are provided for all sites based on the factors discussed above. As assessments and remediation progress at individual sites, these liabilities are reviewed periodically and adjusted to reflect additional technical data and legal information.

     At Coltec's operating facilities it initiates corrective and preventive environmental projects in an effort to ensure safe and lawful operations at its facilities. Coltec also conducts comprehensive compliance and management system audits at its facilities to maintain compliance and improve operational efficiency. Coltec believes that maintaining compliance with current governmental regulations and capital expenditures associated therewith will not have a material adverse effect on its results of operations or competitive position.

     As of December 31, 2001, Coltec had an accrued liability of $27.0 million for expenditures relating to environmental contingencies. Although Coltec is pursuing insurance recovery in connection with certain of the underlying matters, no receivable has been recorded with respect to any potential recovery of costs in connection with any environmental matter.

     Actual costs to be incurred for identified situations in future periods may vary from estimates because of the inherent uncertainties in evaluating environmental exposures due to unknown conditions, changing government regulations and legal standards regarding liability. Subject to the imprecision in estimating future environmental costs, Coltec believes that maintaining compliance with current environmental laws and government regulations will not require significant capital expenditures or have a material adverse effect on its financial condition, results of operations and cash flows.

OTHER CONTINGENT LIABILITY MATTERS

     Coltec has some contingent liabilities related to discontinued operations of its predecessors for which it retained liability or is obligated under indemnity agreements. These contingent liabilities include potential product liability and associated claims related to Coltec's former Colt Firearms subsidiary for firearms manufactured prior to 1990 and related to Coltec's former Central Maloney subsidiary for electrical transformers manufactured prior to 1994. There are currently no claims pending against Coltec related to these former subsidiaries. However, such claims could arise in the future. Coltec also has ongoing obligations with regard to workers compensation and medical benefit matters associated with Crucible Materials Corporation and Colt Firearms that relate to Coltec's periods of ownership of these companies.

  Asbestos

     Garlock and Anchor. Two subsidiaries of Coltec, Garlock and Anchor, have been among a number of defendants (typically 15 to 40) in actions filed in various states by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. Among the products at issue in those actions are industrial sealing products, predominantly gaskets, manufactured and/or sold by Garlock or Anchor. The damages claimed vary from action to action and in some cases plaintiffs seek both compensatory and punitive damages. To date, neither Garlock nor Anchor has been required to pay any punitive damage awards, although we cannot assure you that they will not be required to do so in the future. Liability for compensatory damages has historically been allocated among all responsible defendants, thus limiting the potential monetary impact of a particular judgment or settlement on any individual defendant.

     Coltec believes that Garlock and Anchor are in a favorable position compared to many other asbestos defendants because, among other things, the asbestos-containing products sold by Garlock and Anchor are encapsulated, which means the asbestos fibers are incorporated into the product during the manufacturing process and sealed in a binder. They are also nonfriable, which means they cannot be crumbled by hand pressure. The Occupational Safety and Health Administration, which began generally requiring warnings on asbestos-containing products in 1972, has never required that a warning be placed on products such as our gaskets. Notwithstanding that no warning label has been required, Garlock included one on all of its asbestos-containing products beginning in 1978. Further, gaskets such as those previously manufactured and sold by Garlock are one of the few asbestos-containing products permitted to be manufactured under regulations of the Environmental Protection Agency. Since the mid-1980s, U.S. sales of asbestos-containing industrial sealing products have not been a material part of Garlock's sales and those sales have been predominantly to sophisticated purchasers such as the U.S. Navy and large petrochemical facilities. These purchasers generally have extensive health and safety procedures and are familiar with the risks associated with the use and handling of industrial sealing products that contain asbestos. Garlock discontinued distributing asbestos-containing products in the U.S. during 2000 and worldwide in mid-2001.

     Garlock settles and disposes of actions on a regular basis. In addition, some actions are disposed of at trial. Garlock's historical settlement strategy has been to try to match the timing of payments with recoveries received from insurance. However, in 1999 and 2000, Garlock implemented a short-term aggressive settlement strategy. The purpose of this short-term strategy was to achieve a permanent reduction in the number of overall asbestos claims through the settlement of a larger than normal number of claims, including some claims not yet filed as lawsuits. Garlock believes that these settlements were at a lower overall cost to Garlock than would eventually have been paid even though the timing of payment was accelerated. Mainly due to this short-term aggressive settlement strategy and because settlements are made over a period of time, the settlement amounts paid in 2001, 2000 and 1999 increased over prior periods and the settlement amounts that will be paid in 2002 are also expected to be higher than amounts paid in prior periods. In 2001, Garlock resumed its historical settlement strategy.

     Settlements are generally made on a group basis with payments made to individual claimants over a period of one to four years and are made without any admission of liability. Settlement amounts vary depending upon a number of factors, including the jurisdiction where the action was brought, the nature of the disease alleged, the occupation of the plaintiff, the presence or absence of other possible causes of the plaintiff's alleged illness, the availability of legal defenses, such as the statute of limitations, and whether the action is an individual one or part of a group. Garlock's allocable portion of the total settlement amount for an action typically ranges from 1% to 2% of the total amount.

     Before any payment on a settled claim is made, the claimant is required to submit a medical report acceptable to Garlock substantiating the asbestos-related illness and meeting specific criteria of disability. In addition, sworn testimony that the claimant worked with or around Garlock asbestos-containing products is required. Generally, the claimant is also required to sign a full and unconditional release of Garlock, its subsidiaries, parent, officers, directors, affiliates and related parties from any liability for asbestos-related injuries or claims.

     When a settlement demand is not reasonable given the totality of the circumstances, Garlock generally will try the case. Garlock has been successful in winning a substantial majority of the cases it has tried to verdict. Garlock's share of adverse verdicts in these cases in 2001, 2000 and 1999 totaled less than $7 million in the aggregate, and some of those verdicts are on appeal.

     Anchor is an inactive and insolvent subsidiary of Coltec. The insurance coverage available to it is fully committed. Anchor continues to pay settlement amounts covered by its insurance but has not committed to settle any further actions since 1998. As cases reach the trial stage, Anchor is typically dismissed without payment.

     The insurance coverage available to Garlock is substantial. As of December 31, 2001, Garlock had available $1.011 billion of insurance coverage from carriers that it believes to be solvent. Of that amount, $119 million is allocated to claims that have been paid by Garlock and submitted to its insurance companies for reimbursement and $161 million has been committed to claim settlements not yet paid by Garlock. Thus, at December 31, 2001, $731 million remained available for coverage of future claims. Insurance coverage for asbestos claims is not available to cover exposures initially occurring on and after July 1, 1984. Garlock and Anchor continue to be named as defendants in new actions, a few of which allege initial exposure after July 1, 1984. To date, no payments with respect to these claims, pursuant to a settlement or otherwise, have been made. In addition, Garlock and Anchor believe that they have substantial defenses to these claims and therefore automatically reject them for settlement. However, Coltec cannot assure you that any or all of these defenses will be successful in the future.

     Arrangements with Garlock's insurance carriers limit the amount that can be received by it in any one year. The amount of insurance available to cover claims paid by Garlock currently is limited to $80 million per year in 2001 and 2000, and $60 million in 1999, covering both settlements and reimbursements of legal fees. This limit automatically increases by 8% every three years. Amounts paid by Garlock in excess of this annual limit that would otherwise be recoverable from insurance may be collected from the insurance companies in subsequent years so long as insurance is available but subject to the annual limit in each subsequent year. As a result, Garlock is required to pay out of its own cash any amounts paid to settle or dispose of asbestos-related claims in excess of the annual limit and collect these amounts from its insurance carriers in subsequent years. Various options, such as raising the annual limit, are being pursued to ensure as close a match as possible between payments by Garlock and recoveries received from insurance. Coltec cannot assure you that Garlock will be successful as to any or all of these options.

     In accordance with internal procedures for the processing of asbestos product liability actions and due to the proximity to trial or settlement, certain outstanding actions against Garlock and Anchor have progressed to a stage where the cost to dispose of these actions can reasonably be estimated. These actions are classified as actions in advanced stages and are included in the table as such below. With respect to outstanding actions against Garlock and Anchor that are in preliminary procedural stages, as well as any actions that may be filed in the future, insufficient information exists upon which judgments can be made as to the validity or ultimate disposition of such actions, thereby making it difficult to reasonably estimate what, if any, potential liability or costs may be incurred. Accordingly, no estimate of future liability has been included in the table below for such claims.

     Coltec records an accrual for liabilities related to Garlock and Anchor asbestos-related matters that are deemed probable and can be reasonably estimated, which consist of settled claims and actions in advanced stages of processing. Coltec also records an asset equal to the amount of those liabilities that is expected to be recovered by insurance. A table is provided below depicting quantitatively the items discussed above.

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2001      2000      1999
                                                              -------   -------   -------
(NUMBER OF CASES)
New actions filed during the period(1)......................   37,600    36,200    30,200
Actions in advanced stages at period-end....................    2,500     5,800     8,300
Open actions at period-end..................................   95,400    96,300    96,000

(DOLLARS IN MILLIONS AT PERIOD-END)
Estimated liability for settled claims and actions in
  advanced stages of processing(2)..........................  $ 170.9   $ 231.2   $ 163.1
Estimated amounts recoverable from insurance(2)(3)..........  $ 293.7   $ 285.7   $ 188.2

(DOLLARS IN MILLIONS)
Payments(2).................................................  $ 162.7   $ 119.7   $  84.5
Insurance recoveries(2).....................................     87.9      83.3      65.2
                                                              -------   -------   -------
Net cash flow(3)............................................  $ (74.8)  $ (36.4)  $ (19.3)
                                                              -------   -------   -------

------------------
(1) Consists only of actions actually filed with a court of competent jurisdiction. To the extent that a particular action names both Garlock and Anchor as defendants, for purposes of this table the action is treated as a single action.

(2) Includes amounts with respect to all claims settled, whether or not an action has actually been filed with a court of competent jurisdiction, claims which have been dismissed or tried and claims otherwise closed during the period.

(3) Payments made during the period for which Garlock does not receive a corresponding insurance recovery due to the annual limit imposed under Garlock's insurance policies will be recovered in future periods to the extent insurance is available. When estimating the amounts recoverable, Garlock only includes insurance coverage available from carriers believed to be solvent.

     As shown in the table above, the number of new actions filed during 2001 increased slightly over 2000, while the number of new actions filed during 2000 increased significantly over 1999. Coltec believes these increases represent an acceleration of claims from future periods mostly attributable to bankruptcies of other asbestos defendants. The acceleration of claims may have the impact of accelerating the associated settlement payments. Coltec believes the number of new actions will decrease in future years due, in part, to the previously-described acceleration of future claims and because the largest asbestos exposures occurred prior to the mid-1970s. However, Coltec cannot assure you that the number of new claims filed will not remain at current levels or increase in future years.

     Garlock and Anchor recorded charges to operations amounting to approximately $8.0 million in each of 2001, 2000 and 1999, representing payments and related expenditures made during the periods which are not recoverable at all under insurance, whether in the present period or in future periods.

     Garlock and Anchor paid $74.8 million, $36.4 million and $19.3 million for the defense and disposition of asbestos-related actions, net of amounts received from insurance carriers, during 2001, 2000 and 1999, respectively. The amount of payments in 2001 was consistent with the expectation that payments during 2001 would be higher than in 2000 and 1999. During 2001, Garlock was able to negotiate the receipt of $10 million from one of its excess insurance carriers, $7.5 million of which was received in the fourth quarter of 2001 and $2.5 million of which is expected to be received during the first quarter of

2002. Garlock was able to securitize this cash flow stream during the third quarter of 2001 and we have reflected the cash received ($9.9 million) in the amounts presented above.

     Considering the foregoing, as well as the experience of Coltec's subsidiaries and other defendants in asbestos litigation, the likely sharing of judgments among multiple responsible defendants, recent bankruptcies of other defendants, legislative efforts and given the substantial amount of insurance coverage that Garlock expects to be available from its solvent carriers, Coltec believes that pending actions against Garlock and Anchor are not likely to have a material adverse effect on its financial condition, but could be material to its results of operations or cash flows in a given period. However, because of the uncertainty as to the number and timing of potential future actions, as well as the amount that will have to be paid to settle or satisfy any such actions in the future, Coltec cannot assure you that those future actions will not have a material adverse effect on its financial condition, results of operations and cash flows.

     Other. Some of Coltec's subsidiaries (other than Garlock and Anchor) have also been named as defendants in various actions by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. The number of claims to date has not been significant and Coltec has substantial insurance coverage available to it. Based on the above, Coltec believes that these pending and reasonably anticipated future actions are not likely to have a material adverse effect on its financial condition, results of operations and cash flows and are therefore not discussed above.

     Garlock, Anchor and some of Coltec's other subsidiaries are also defendants in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants and co-defendants. Based on Coltec's past experience, it believes that these categories of claims are not likely to have a material adverse effect on its financial condition, results of operations and cash flows and are therefore not discussed above.

TRANSITION TO THE EURO

     Coltec successfully addressed the many areas involved with the introduction of the Euro on January 1, 2002, including information technology, business and finance systems, as well as the impact on the pricing and distribution of Coltec's products.

     The effect of the introduction of the Euro, as well as any related costs of conversion, did not have a material impact on Coltec's financial condition, results of operations or cash flows.

NEW ACCOUNTING STANDARDS

     In July 2001, the FASB issued Statement No. 141 "Business Combinations," or SFAS 141, and Statement No. 142 "Goodwill and Other Intangible Assets," or SFAS
142. SFAS 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity's statement of financial condition at that date, regardless of when those assets were initially recognized.

     Coltec will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002 and for acquisitions made subsequent to July 1, 2001. Application of the non-amortization provisions of SFAS 142 is expected to result in an increase in pre-tax income of approximately $4 million per year. During 2002, Coltec will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on Coltec's consolidated financial condition or results of operations.

     In June 2001, the FASB issued Statement No. 143 "Accounting for Asset Retirement Obligations," or SFAS 143. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Coltec has not yet determined what the effect of SFAS 143 will be on its consolidated financial condition or results of operations.

     In October 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," or SFAS 144. SFAS 144 supersedes FASB Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," or SFAS 121; however, it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." In addition, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g. abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as "held for sale." SFAS 144 is effective for year-ends beginning after December 15, 2001. Coltec has not yet determined what the effect of SFAS 144 will be on its consolidated financial condition or results of operations.

CRITICAL ACCOUNTING POLICIES

     Coltec's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Coltec to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, Coltec evaluates its estimates, including those related to product returns, bad debts, inventories, investments, intangible assets, income taxes, financing operations, warranty obligations, restructuring, pensions and other post-retirement benefits, and contingencies and litigation. Coltec bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

     Coltec believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

     Revenue Recognition. Revenue from the sale of products is recognized when title passes, which is at the time of shipment.

     Asbestos. Coltec records an accrual for asbestos-related matters that are deemed probable and can be reasonably estimated, which consist of settled claims and actions in advanced stages of processing. Coltec also records an asset equal to the amount of this liability that is expected to be recovered from insurance.

     In accordance with internal procedures for the processing of asbestos product liability actions and due to the proximity to trial or settlement, certain outstanding actions progress to a stage where the cost to dispose of these actions can be reasonably estimated. These actions are classified as actions in advanced stages. With respect to outstanding actions that are in preliminary procedural stages, as well as any actions that may be filed in the future, insufficient information exists upon which judgments can be made as to the validity or ultimate disposition of such actions, thereby making it difficult to reasonably estimate what, if any, potential liability or costs may be incurred. Accordingly, no estimate of future liability has been included for such claims. See "-- Other Contingent Liability Matters -- Asbestos" and Note V of the accompanying consolidated financial statements for additional discussion of asbestos matters.

     TIDES and Derivative Instruments and Hedging Activities. Following the spin-off and until February 15, 2028, each TIDES will be convertible, at the option of the holder, into a combination of 0.955248 of a share of Goodrich common stock and 0.1910496 of a share of EnPro common stock, subject to adjustment. Upon the adoption of Statement of Financial Accounting Standards No. 133, Coltec elected not to apply the provisions of the statement to embedded derivatives existing before January 1, 1999 as permitted by the transition provisions of the statement. As a result, the feature of the TIDES that allows them to be converted into Goodrich common stock will not be accounted for separately as a derivative. Coltec has purchased call options on 2,865,744 shares of Goodrich common stock with an exercise price of $52.34 per share, which represents the total Goodrich shares that would be required if all TIDES holders convert. The call options provide for either an adjustment to the exercise price or a cash payment if there is a change in the cash dividends paid on Goodrich common stock. One-third of these call options expire in March 2005, and the remainder expire in March 2007. Until they expire, the call options will reduce Coltec's risk that the cash required to finance conversions of the TIDES would exceed the TIDES liquidation value.

     The call options are a derivative instrument and will be carried at fair value in Coltec's balance sheet with changes in the fair value reflected currently in its earnings. Such changes may have a material effect on Coltec's financial condition or results of operations in a given period, but will not result in any current cash obligation to Coltec. If the call options expire unexercised and the market price of Goodrich common stock at that time is less than the exercise price per share, then the cumulative net charges to earnings for the call options for financial reporting purposes will be limited to the original cost.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Coltec is exposed to certain market risks as part of its ongoing business operations, including risks from changes in interest rates and foreign currency exchange rates, that could impact its financial condition, results of operations and cash flows. Goodrich historically has managed these types of risks on our behalf as part of its company-wide management of market risks. Coltec plans to manage its exposure to these and other market risks through regular operating and financing activities, and on a limited basis, through the use of derivative financial instruments. Coltec intends to use such derivative financial instruments as risk management tools and not for speculative investment purposes.

  Interest Rate Risk. Coltec is exposed to interest rate risk as a result of its outstanding debt obligations. Coltec expects that its interest rate risk profile will change substantially as a result of changes in the nature and amount of its indebtedness made in connection with the spin-off and related transactions, including the exchange offer.

     The table below provides information about Coltec's current debt obligations, without giving pro forma effect to the exchange offer. The table represents principal cash flows and related weighted average interest rates by expected (contractual) maturity dates.

                             EXPECTED MATURITY DATE

                                                                                                  FAIR
                                        2002   2003   2004   2005   2006   THEREAFTER   TOTAL    VALUE
                                        ----   ----   ----   ----   ----   ----------   ------   ------
                                                             (DOLLARS IN MILLIONS)
Debt:
  Fixed Rate.........................   $1.6   $0.4   $0.3   $0.2   $0.0     $312.1     $314.6   $330.0
  Average Interest Rate..............    1.2%   3.3%   3.3%   3.0%   3.0%       7.5%       7.4%

  Foreign Currency Risk. Coltec is exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of its foreign subsidiaries, intercompany loans with foreign subsidiaries and transactions denominated in foreign currencies. Coltec's objective is to minimize its exposure to these risks through its normal operating activities and, where appropriate, through foreign currency forward contracts. In 2001, approximately 30% of its total sales consisted of sales outside the United States, with approximately 20% of total sales denominated in currencies other than the United States dollar. At December 31, 2001, Coltec had no outstanding foreign currency forward contracts.

  Risk Due to Convertibility of TIDES. Following the spin-off and until April 15, 2028, each TIDES will be convertible, at the option of the holder, into a combination of 0.955248 of a share of Goodrich common

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stock and 0.1910496 of a share of EnPro common stock, subject to adjustment.
Should the holders exercise their right to convert the TIDES, Coltec would be required to deliver shares of Goodrich and EnPro common stock to the holders as promptly as practicable on or after the conversion date and in connection therewith would be required to purchase shares of Goodrich common stock on the open market, directly from Goodrich or by exercising its call options on Goodrich common stock discussed below. Coltec may not have sufficient cash on hand or the ability to finance these transactions in the time period required by the agreements relating to the TIDES. Failure to honor conversion rights would be a default under the TIDES agreements.

     Further, the value of Goodrich and EnPro common stock may increase to the level where Coltec's cost to acquire shares in a conversion could exceed, with no maximum, the aggregate liquidation value of the TIDES of $150 million. Coltec has purchased call options on 2,865,744 shares of Goodrich common stock, which represents the total Goodrich shares that would be required if all TIDES holders convert. One-third of these call options expire in March 2005, and the remainder expire in March 2007. Until they expire, the call options will reduce Coltec's risk that the cash required to finance conversions of the TIDES would exceed the TIDES liquidation value. While Coltec has the right to redeem the TIDES for cash, at a premium to liquidation value of up to 3% and has hedged this exposure as described above, Coltec cannot assure you that it will have the financial resources to redeem these securities at a cost at or near the liquidation value of the TIDES or effectively hedge this exposure beyond the term of the call options.

     The feature of the TIDES that allows them to be converted into Goodrich common stock will not be accounted for separately as a derivative. However, the call options on Goodrich common stock purchased by Coltec in March 2002 to mitigate its economic risk created by the conversion feature of the TIDES is a derivative instrument and will be carried at fair value in Coltec's balance sheet with changes in the fair value reflected currently in its earnings as other income (expense), net. Such changes may have a material effect on Coltec's financial condition or results of operations in a given period, but will not result in any current cash obligation to Coltec. If the call options expire unexercised and the market price of Goodrich common stock at that time is less than the exercise price per share, then the cumulative net charges to earnings for the call options for financial reporting purposes will be limited to the original cost.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     When the spin-off is complete, Coltec will be a wholly-owned subsidiary of EnPro, and the assets of EnPro will consist primarily of its equity interest in Coltec and, potentially, its ownership of a portion of the old Coltec notes. EnPro will enter into a distribution agreement and a number of ancillary agreements with Goodrich for the purpose of accomplishing the spin-off. These agreements will govern the relationship between Goodrich and EnPro (and, therefore, Coltec) subsequent to the spin-off and provide for the allocation of employee benefits, tax and other liabilities and obligations attributable to periods prior to the distribution. The ancillary agreements will cover:

     - services and support arrangements;

     - employee matters;

     - tax matters arrangements; and

     - obligations in respect of the TIDES.

     The material agreements summarized below will be filed as exhibits to this prospectus and the summaries of these agreements are qualified in their entirety by reference to the full text of such agreements. The terms of these agreements have not yet been finalized and are being reviewed by EnPro and Goodrich. None of these agreements will restrict either EnPro or Goodrich from developing or acquiring products that may compete against the products offered by the other party.

DISTRIBUTION AGREEMENT

     Goodrich plans to enter into a distribution agreement with EnPro and Coltec prior to the spin-off. The distribution agreement will set forth the agreements between Goodrich and EnPro with respect to the principal corporate transactions required to effect the distribution of shares of EnPro common stock to Goodrich's shareholders and other agreements governing the relationship between Goodrich and EnPro.

THE SPIN-OFF

     The distribution agreement will provide that, subject to the terms and conditions contained in the agreement, Goodrich and EnPro will take all reasonable steps necessary and appropriate to cause all conditions to the spin-off to be satisfied, and to effect the spin-off as of a date to be specified in the agreement. Goodrich's agreement to complete the spin-off is subject to the satisfaction or waiver by Goodrich, in its sole discretion, of a number of conditions including the following:

     - an opinion of tax counsel has been obtained and continues in effect, to the effect that, among other things, the spin-off will qualify as a tax-free distribution for U.S. federal income tax purposes under Section 355 of the Internal Revenue Code and the transfer to EnPro of the assets and the assumption by EnPro of the liabilities in connection with the spin-off will not result in recognition of any gain or loss for U.S. federal income tax purposes to Goodrich's or EnPro's shareholders except with respect to cash received in lieu of fractional shares of EnPro common stock; and this opinion will be in form and substance satisfactory to Goodrich, in its sole discretion;

     - the transfer of Coltec's aerospace business to Goodrich shall have been completed;

     - any material governmental approvals and consents necessary to complete the spin-off has been obtained and be in full force and effect;

     - no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the spin-off is in effect, and no other event outside the control of Goodrich has occurred or failed to occur that prevents the completion of the spin-off; and

     - no other events or developments have occurred that, in the judgment of the board of directors of Goodrich, would result in the spin-off having an adverse effect on Goodrich or Goodrich's shareholders.

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RELEASES AND INDEMNIFICATION

     The distribution agreement will provide for a full and complete release and discharge of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date of the agreement, between or among EnPro or any of its subsidiaries or affiliates, on the one hand, and Goodrich or any of its subsidiaries or affiliates other than EnPro, on the other hand, except as expressly set forth in the agreement. The liabilities released or discharged will include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such parties on or before the date of the agreement. The distribution agreement will also provide that EnPro and Coltec, on the one hand, and Goodrich, on the other hand, will indemnify each other with respect to contingent liabilities primarily relating to their respective businesses or otherwise assigned to each of them. Additionally, the distribution agreement will also specify procedures with respect to claims subject to indemnification and related matters.

TERMINATION; AMENDMENTS

     The distribution agreement will provide that it may be terminated and the spin-off may be amended, modified or abandoned at any time prior to the distribution date in the sole discretion of Goodrich without the approval of the Goodrich shareholders or of EnPro. In the event of a termination of the distribution agreement, no party has any liability of any kind to any other party or any other person. After the distribution date, the distribution agreement will also provide that it may not be terminated except by an agreement in writing signed by Goodrich, EnPro and Coltec.

TRANSITION SERVICES AGREEMENT

     Goodrich and EnPro will enter into a transition services agreement pursuant to which Goodrich will provide to EnPro, on a transitional basis, various services, including, but not limited to, treasury administration, employee benefits administration and information technology services. The agreed upon charges for such services are generally intended to allow Goodrich to recover fully the allocated costs of providing the services, plus all incremental out-of-pocket costs and expenses directly related to the provision of such services.

     In general, the services will commence on the distribution date and will expire on a specified date following the distribution date. The agreement may be extended, either in whole or in part, by the parties in writing. With respect to particular services, EnPro may terminate the agreement with respect to one or more of those services upon prior written notice.

EMPLOYEE MATTERS AGREEMENT

     Goodrich and EnPro will enter into an employee matters agreement to allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters.

     The employee matters agreement will provide that as of the distribution date, EnPro generally will assume, retain and be liable for all wages, salaries, welfare, incentive compensation and other employee-related obligations and liabilities for all current employees of EnPro's business, except as specifically provided in the employee benefits agreement. Active employees of EnPro's business generally participate in retirement plans maintained by Coltec. These Coltec retirement plans will remain as part of EnPro's business and EnPro's employees will remain covered by the plans. To the extent that any employees of EnPro's business participate in retirement plans or other benefit plans sponsored by Goodrich, such employees will cease to be active participants in the Goodrich plans and will become eligible to participate in EnPro's applicable plans as of a date to be specified for each applicable plan in the employee matters agreement. In connection with the distribution, EnPro expects to continue its retirement plans and it expects to adopt a variety of other employee benefit plans for its employees, in both the U.S. and jurisdictions outside of the U.S., comparable to the plans of Goodrich. Once EnPro establishes its own
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benefit plans, EnPro may modify or terminate each plan in accordance with the terms of that plan and its policies.

     In general, Coltec will credit each active employee in its business for his or her service with Goodrich for purposes of determining eligibility to participate, eligibility for benefits, benefit forms and vesting under plans maintained by Coltec, to the extent the corresponding Goodrich plans gave credit for such service. In addition, Coltec expects to give credit under its plans for deductibles, coinsurance payments, cafeteria plan deferrals and payments, and other welfare benefit plan payments and credits applicable to Coltec's employees while they were covered under a Goodrich plan, to the extent the corresponding Goodrich plans would have given credit for such deferrals or payments.

     For the most part, current retirees of Coltec's business receive, and will continue to receive, pension benefits out of the Goodrich Pension Plan. However, Coltec's subsidiaries will continue to sponsor two plans covering certain union-represented employees at Garlock and Quincy Compressor, both of which provide pension benefits to current retirees. To the extent any current retirees are entitled to additional benefits, such as medical insurance or life insurance, Goodrich will continue to provide those benefits except for retirees of certain discontinued operations of Coltec (such as Crucible Inc. and Colt Firearms) and retirees who receive pension benefits under the Garlock plan referred to in the preceding sentence, for which the benefits will be provided by Coltec or one of its subsidiaries. Coltec will also provide retiree medical or life insurance benefits to any of Coltec's active employees upon their retirement to the extent that the employee is entitled to such coverage.

TAX MATTERS ARRANGEMENTS

     Goodrich and EnPro will enter into arrangements that govern Goodrich's and EnPro's respective post-spin-off rights, responsibilities and obligations with respect to taxes. Except as provided below, the tax matters arrangements will provide that the benefits and burdens of all taxes and payments with respect to taxes attributable to all periods prior to the spin-off, including periods prior to Goodrich's acquisition of Coltec, will be for the account of Goodrich.

     The tax matters arrangements will provide that EnPro is liable for taxes incurred by Goodrich and Coltec if the spin-off and certain associated restructuring activities are taxable to Goodrich and Coltec (i) as a result of EnPro taking or failing to take, as the case may be, certain actions, or (ii) as a result of certain acquisitions or issuances of EnPro's stock.

GUARANTEE AGREEMENT AND INDEMNIFICATION AGREEMENT RELATING TO THE TIDES

     Coltec and Goodrich have guaranteed on a joint and several basis amounts owed by Coltec Capital Trust with respect to the TIDES and Goodrich has guaranteed Coltec's performance of its obligations with respect to the TIDES and the TIDES Debentures. We expect that EnPro will enter into a similar guarantee with respect to the TIDES and the TIDES Debentures. Goodrich has not nor will it guarantee any obligations of EnPro with respect to the TIDES.

     EnPro, Goodrich, Coltec and Coltec Capital Trust will enter into an indemnification agreement that outlines the obligations of the various parties with respect to the TIDES and under which EnPro, Coltec and Coltec Capital Trust indemnify Goodrich from any costs and liabilities arising under or related to the TIDES after the spin-off. Goodrich has no indemnity obligations to EnPro, Coltec or Coltec Capital Trust under the indemnification agreement.

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                       DESCRIPTION OF NEW GOODRICH NOTES

     The new Goodrich notes are senior obligations of Goodrich, issuable under the Goodrich indenture and limited to $300 million aggregate principal amount, and will mature on April 15, 2008. The following statements are subject to the detailed provisions of the Trust Indenture Act of 1939, as amended ("TIA"), and the Goodrich indenture, which is an exhibit to the registration statement of which this prospectus forms a part. Wherever references are made to particular provisions of the Goodrich indenture, those provisions or definitions are incorporated by reference as a part of the statements.

     Except as provided in the next sentence, each new Goodrich note will bear interest at an annual rate of 7 1/2% from the most recent date to which interest has been paid or provided for on the old Coltec notes, and will be payable semiannually to new Goodrich noteholders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing October 15, 2002. If the exchange offer is completed after a record date for the payment of interest on the old Coltec notes and before the payment date associated with that record date, then the interest payable with respect to the first interest payment date after the completion of the exchange offer will be paid to the person in whose name the old Coltec note was registered on that record date. Interest on the new Goodrich notes will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

     The new Goodrich notes are redeemable, in whole or in part, at any time and from time to time, at the option of Goodrich, at a redemption price equal to the greater of (i) 100% of the principal amount of the new Goodrich notes being redeemed and (ii) the sum of the present value of the remaining scheduled payments of principal and interest on those new Goodrich notes from the redemption date to the maturity date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below) plus 37.5 basis points, plus accrued interest to the date of redemption.

     For these purposes:

     - "treasury rate" means, with respect to any redemption date for the new Goodrich notes,

      - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the maturity date of the Goodrich notes, yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

      - if the above release (or any successor release) is not published during the week preceding the calculation date or does not contain the yield described above, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for the applicable redemption date. The treasury rate will be calculated on the third business day preceding the redemption date.

     - "comparable treasury issue" means the United States Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term of the new Goodrich notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such new Goodrich notes.
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     - "independent investment banker" means one of the reference treasury dealers appointed by the Trustee after consultation with Goodrich.

     - "comparable treasury price" means, with respect to any redemption date for the new Goodrich notes, (i) the average of four reference treasury dealer quotations for that redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (ii) if the Trustee obtains fewer than four reference treasury dealer quotations, the average of all quotations.

     - "reference treasury dealer" means each of CS First Boston, Citibank N.A. and two other primary U.S. Government securities dealers in New York City (each, a "primary treasury dealer") appointed by the Trustee in consultation with Goodrich; provided, however, that if any dealer so appointed ceases to be a primary treasury dealer, Goodrich will substitute therefor another primary treasury dealer.

     - "reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that reference treasury dealer at 5:00 p.m. on the third business day preceding the applicable redemption date.

     Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of new Goodrich notes to be redeemed. Unless Goodrich defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the new Goodrich notes or portions of the notes called for redemption.

     Except as set forth above, the new Goodrich notes are not redeemable by Goodrich prior to maturity and are not entitled to the benefit of any sinking fund.

RANKING

     The new Goodrich notes will be unsecured, unsubordinated indebtedness of Goodrich and will rank on a parity with all other unsecured and unsubordinated indebtedness of Goodrich. The new Goodrich notes are not guaranteed by any subsidiary of Goodrich.

     The new Goodrich notes will effectively rank junior to any of our and our subsidiaries' secured indebtedness to the extent of the value of the assets providing the security, and will also be structurally subordinated to the unsecured obligations of our subsidiaries with regard to competing claims to the assets of our subsidiaries. As of December 31, 2001, on a pro forma basis after giving effect to the spin-off, Goodrich and our subsidiaries would have had approximately $82 million of secured indebtedness, and our subsidiaries would have had approximately $25 million of unsecured indebtedness. The Goodrich indenture does not contain limitations on the amount of additional indebtedness, whether senior or subordinated, which Goodrich may incur.

CERTAIN COVENANTS

     The Goodrich indenture does not contain any restrictions on the declaration of dividends or require the maintenance of any asset ratio or the creation or maintenance of any reserves. The Goodrich indenture contains covenants, including, among others, the following:

  LIMITATION ON LIENS

     Under the Goodrich indenture, Goodrich may not, nor may it permit any Restricted Subsidiary (which we define below in "-- Definitions") to, incur, issue, assume or guarantee any indebtedness for money borrowed or any other indebtedness evidenced by notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (to which we refer in this prospectus as "Debt") other than guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business,

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

out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services, secured by pledge of, or mortgage, deed of trust or other lien on, any Principal Property (which we define below in "-- Definitions") owned by Goodrich or any Restricted Subsidiary, or any shares of stock or Debt of any Restricted Subsidiary (we refer to these pledges, mortgages, deeds of trust and other liens as "Mortgage" or "Mortgages"), except any Debt so secured on the date of issuance of the new Goodrich notes, without effectively providing that the new Goodrich notes (together with, if Goodrich so determines, any other Debt of Goodrich or Restricted Subsidiaries then existing or thereafter created which is not subordinate to the new Goodrich notes) will be secured equally and ratably with (or prior to) that secured Debt, and for as long as the secured Debt is so secured. The prohibition in the preceding sentence will not be applicable if, after giving effect to the newly secured Debt, the aggregate principal amount of all such secured Debt which would otherwise be prohibited, plus all Attributable Debt (which we define below in "-- Definitions") of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions (as described below) which would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below would not exceed the sum of 10% of Consolidated Net Tangible Assets (which we define below in "-- Definitions"). In addition, the restrictions on the incurrence of liens do not apply to (and there will be excluded from secured Debt in any computation under these restrictions) Debt secured by:

          (i) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time that corporation becomes a Restricted Subsidiary;

          (ii) Mortgages to secure indebtedness of any Restricted Subsidiary to the Company or to another Restricted Subsidiary;

          (iii) Mortgages for taxes, assessments or governmental charges or levies in each case (a) not then due and delinquent or (b) the validity of which is being contested in good faith by appropriate proceedings, and materialmen's, mechanics', carriers', workmen's, repairmen's, landlord's or other like Mortgages, or deposits to obtain the release of such Mortgages;

          (iv) Mortgages arising under an order of attachment or distraint or similar legal process so long as the execution or enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith;

          (v) Mortgages to secure public or statutory obligations or to secure payment of workmen's compensation or to secure performance in connection with tenders, leases of real property, bids or contracts or to secure (or in lieu of) surety or appeal bonds and Mortgages made in the ordinary course of business for similar purposes;

          (vi) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute (including Debt of the Pollution Control or Industrial Revenue Bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

          (vii) Mortgages on property (including any lease which should be capitalized on the lessee's balance sheet in accordance with generally accepted accounting principles), shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation or through purchase or transfer of the properties of a corporation as an entirety or substantially as an entirety) or to secure the payment of all or any part of the purchase price or construction cost or improvement cost thereof or to secure any Debt incurred prior to, at the time of, or within one year after, the acquisition of such property or shares or Debt or the completion of any such construction (including any improvements on an existing property) or the commencement of commercial operation of such property, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof;

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          (viii) Mortgages existing as of May 1, 1991; and

          (ix) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (viii), inclusive; provided, however, that (a) the extension, renewal or replacement Mortgage will be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on the property) and (b) the Debt secured by the Mortgage at that time is not increased.

  LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

     For the benefit of holders of the new Goodrich notes, Goodrich will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including Goodrich or any Restricted Subsidiary) or to which any lender or investor is a party, providing for the leasing by the Company or any such Restricted Subsidiary for a period in excess of three years (including renewals), of any Principal Property owned by Goodrich or a Restricted Subsidiary which has been or is to be sold or transferred more than one year after the acquisition of that Principal Property or after the completion of construction and commencement of full operation of that Principal Property, by Goodrich or any Restricted Subsidiary to that lender or investor or to any person to whom funds have been or are to be advanced by that lender or investor on the security of that Principal Property (which we refer to as a "sale and leaseback transaction") unless either:

          (i) Goodrich or the Restricted Subsidiary could create Debt secured by a Mortgage on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debt Securities of all series pursuant to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (ix) of such covenant) or

          (ii) Within 270 days after the sale or transfer has been made by Goodrich or by any Restricted Subsidiary, Goodrich applies an amount equal to the greater of (a) the net proceeds of the sale of the Principal Property sold and leased back pursuant to that arrangement or (b) the fair market value of the Principal Property so sold and leased back at the time of entering into that arrangement (as determined by any two of the following: the chairman of the Board of Directors of Goodrich, its president, any vice president, its treasurer and its controller) to (x) the purchase of property, facilities or equipment (other than the property, facilities or equipment involved in that sale) having a value at least equal to the net proceeds of that sale or (y) the retirement of Funded Debt of Goodrich (and any retirement of new Goodrich notes under this provision will not be deemed to constitute a refunding operation or anticipated refunding operation for the purposes of any provision restricting any refunding operations with moneys borrowed having an interest cost to Goodrich in excess of a certain amount with respect to the new Goodrich notes); provided, however, that the amount to be applied to the retirement of Funded Debt of Goodrich will be reduced by (a) the principal amount of any new Goodrich notes delivered within 270 days after such sale to the Trustee for retirement and cancellation and (b) the principal amount of Funded Debt, other than the new Goodrich notes, voluntarily retired by the Company within 270 days after such sale.

Notwithstanding the foregoing, no retirement referred to in clause (ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

  ABSENCE OF CERTAIN OTHER RESTRICTIONS

     The Goodrich indenture does not contain (i) any restrictions on the declaration of dividends; (ii) any requirements concerning the maintenance of any asset or interest coverage ratio; or (iii) any requirement for the creation or maintenance of reserves.

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  MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Goodrich indenture permits Goodrich to consolidate or merge with or into any other entity or entities, or to sell, convey or lease all or substantially all of its property to any other entity authorized to acquire and operate the same. For a consolidation, merger, sale, conveyance or lease described in the preceding sentence to be permissible, however, (i) the Person (if other than Goodrich) formed by any consolidation, or into which Goodrich is merged or which acquires or leases substantially all of the property of Goodrich, expressly assumes the Company's obligations on the Debt Securities and under the Indenture, and (ii) Goodrich or the successor entity may not immediately after the consolidation merger, sale, conveyance or lease be in default in the performance of any covenant or condition of the Goodrich indenture.

DEFAULTS

     As to the new Goodrich notes, an Event of Default is defined in the Goodrich indenture as:

          (a) default in the payment of any installment of interest on the new Goodrich notes and the continuance of such default for a period of 10 days;

          (b) default in the payment of the principal of (and premium, if any, on) any of the new Goodrich notes when due, whether at maturity, upon redemption, by declaration or otherwise;

          (c) default by Goodrich in the performance of any other covenant or agreement contained in the Goodrich indenture for the benefit of the new Goodrich notes and the continuance of that default for a period of 90 days after written notice has been given as provided in the Goodrich indenture;

          (d) acceleration of any indebtedness for money borrowed by Goodrich in excess of $50,000,000 under the terms of the instrument under or by which that indebtedness is issued, evidenced or secured if the acceleration is not rescinded or annulled within 10 days after written notice as provided in the Goodrich indenture; and

          (e) certain events of bankruptcy, insolvency and reorganization of Goodrich.

     The Trustee is required, within 90 days after the occurrence of a default with respect to the Goodrich notes, to give all holders of new Goodrich notes then outstanding notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of a default in the payment of principal (and premium, if any) or interest, if any, on any new Goodrich note, the Trustee will be protected in withholding this notice if it in good faith determines that the withholding of this notice is in the interest of all holders of new Goodrich notes then outstanding.

     The Goodrich indenture provides that, if an Event of Default occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount (calculated as provided in the Goodrich indenture) of the new Goodrich notes then outstanding may declare the principal of the new Goodrich notes and the interest accrued thereon, if any, to be due and payable immediately.

     A declaration of default may be annulled and past defaults (except for defaults in the payment of principal (or premium, if any) or interest, if any, on such new Goodrich notes that are not cured earlier) may be waived by the holders of not less than a majority in aggregate principal amount (calculated as provided in the Goodrich indenture) of the new Goodrich notes then outstanding, provided that certain conditions, described in detail in the Goodrich indenture, are met.

     The TIA requires that Goodrich file with the Trustee annually a written statement as to the presence or absence of certain defaults under the terms of the Goodrich indenture.

     The Goodrich indenture provides that, if a default or an Event of Default occurs and is continuing, the holders of not less than a majority in aggregate principal amount (calculated as provided in the Goodrich indenture) of the new Goodrich notes then outstanding have the right to direct the time, method and place of conducting any proceeding or remedy available to the Trustee, or exercising any trust or power conferred on the Trustee by the Goodrich indenture with respect to the new Goodrich notes.

     The Goodrich indenture provides that the Trustee is under no obligation to exercise any of the rights or powers vested in it by the Goodrich indenture at the direction of the holders of new Goodrich notes unless those holders offer to the Trustee reasonable security or indemnity against expenses and liabilities.

MODIFICATION OF THE INDENTURE

     The Goodrich indenture contains provisions permitting Goodrich and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount (calculated as provided in the Goodrich indenture) of the outstanding debt securities of all series issued under the Goodrich indenture and affected by such modification (all such series voting as a single class), to modify the Goodrich indenture or any supplemental indenture or the rights of the holders of the debt securities issued under the Goodrich indenture including the new Goodrich notes); provided that no modification may

          (i) extend the fixed maturity of any debt security, or reduce the principal or premium amount thereof, or reduce the rate or extend the time of payment of interest thereon, or make the principal amount thereof or interest or premium thereon payable in any coin or currency other than that provided in the debt security, or reduce the portion of the principal amount of an original issue discount debt security due and payable upon acceleration of the maturity thereof or the portion of the principal amount thereof provable in bankruptcy, or reduce any amount payable upon redemption of any debt security, or reduce the overdue rate thereof, or impair, if the debt securities provide therefor, any right of repayment at the option of the holder of a debt security, without the consent of the holder of each debt security so affected; or

          (ii) reduce the percentage of debt securities the consent of the holders of which is required for any such modification, without the consent of the holder of each debt security so affected.

     The Goodrich indenture also permits Goodrich and the Trustee to amend the Goodrich indenture without the consent of the holders of the Goodrich notes to evidence the merger of Goodrich or the replacement of the Trustee, to cure ambiguities, and for some other customary purposes.

DEFEASANCE AND DISCHARGE

     The Goodrich indenture provides that Goodrich will be discharged from any and all obligations in respect of the new Goodrich notes (except for certain obligations to register the transfer or exchange of the new Goodrich notes, to replace stolen, lost or mutilated new Goodrich notes, to maintain paying agencies, and to hold monies for payment in trust), upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in the Goodrich indenture) which through the payment of interest and principal in respect of these monies or obligations in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on the new Goodrich notes on the stated maturity of the payments in accordance with the terms of the Goodrich indenture and the new Goodrich notes. Such a trust may only be established if, among other things, Goodrich delivers to the Trustee an opinion of counsel (who may be counsel to Goodrich) stating that either (i) Goodrich has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Goodrich indenture there has been a change in the applicable Federal income tax law, in either case to the effect that holders of the new Goodrich notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

  DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT

     The Goodrich indenture provides that the Company may omit to comply with the limitations on liens and sales-leaseback transactions described above, and the event of default described in clause (c) under the caption "-- Defaults" above, and this noncompliance will not be deemed to be an Event of Default under the Goodrich indenture and the new Goodrich notes, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in the Goodrich indenture) which through the payment of interest and principal in respect of these monies and obligations in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on the new Goodrich notes on the stated maturity of the payments in accordance with the terms of the Goodrich indenture and the new Goodrich notes. The obligations of Goodrich under the Goodrich indenture and the new Goodrich notes, other than with respect to the covenants referred to above, and the Events of Default, other than the Event of Default referred to above, will remain in full force and effect. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (who may be counsel to the Company) to the effect that the holders of the new Goodrich notes will not recognize income, gain, or loss for federal income tax purposes as a result of the deposit and defeasance of covenants and Events of Default and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred.

     In the event Goodrich exercises its option to omit compliance with the covenants and obligations of the new Goodrich notes with respect to the new Goodrich notes as described in the preceding paragraph and the new Goodrich notes are declared due and payable because of the occurrence of any Event of Default other than an Event of Default described in clause (c) under the caption "Defaults" above, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the new Goodrich notes at the time of their stated maturity but may not be sufficient to pay amounts due on the new Goodrich notes at the time of the acceleration resulting from such Event of Default.

CONCERNING THE TRUSTEE

     Goodrich maintains deposit accounts and conducts other banking transactions with the Trustee in the ordinary course of Goodrich's business.

GOVERNING LAW

     The Goodrich indenture provides that it and the new Goodrich notes will be governed by, and construed in accordance with, the laws of the state of New York.

BOOK-ENTRY, DELIVERY AND FORM

     The new Goodrich notes may be issued in the form of one or more global certificates registered in the name of a depositary or a nominee of the depositary, The Depository Trust Company ("DTC"). Goodrich has been informed by DTC that its nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the initial registered holder of the new Goodrich notes when they are issued in global form. No person that acquires an interest in new Goodrich notes will be entitled to receive a certificate representing that person's interest in the new Goodrich notes except as set forth in this prospectus. Unless and until definitive new Goodrich notes are issued under the limited circumstances described in this prospectus, all references to actions by holders of new Goodrich notes issued in global form will refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references in this prospectus to payments and notices to those holders will refer to payments and notices to DTC or Cede, as the registered holder of the new Goodrich notes.

     DTC has informed Goodrich that it is a limited purpose trust company organized under the New York Banking Law and a "banking organization" within the meaning of the New York Banking Law, that it is a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act, and that it was created to hold securities for its participating organizations (which we refer to as "Participants") and to facilitate the clearance and settlement of securities transactions among Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (which we refer to as "Indirect Participants").

     Holders that are not Participants or Indirect Participants but that desire to purchase, sell or otherwise transfer ownership of, or other interests in, new Goodrich notes may do so only through Participants and Indirect Participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the agent designated by Goodrich to Cede, as nominee for DTC. DTC will forward these payments to its Participants, which then will forward them to Indirect Participants or holders. Holders that are not Participants will be permitted to exercise their rights as such only indirectly through and subject to the procedures of Participants and, if applicable, Indirect Participants.

     Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of new Goodrich notes among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which holders have accounts with respect to the new Goodrich notes similarly are required by DTC's rules to make book-entry transfers and receive and transmit such payments on behalf of their respective holders. Because DTC can act only on behalf of Participants, which in turn act only on behalf of holders or Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a holder to pledge new Goodrich notes to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Debt Securities, may be limited due to the absence of physical certificates for the new Goodrich notes.

     DTC has advised Goodrich that DTC will take any action permitted to be taken by a registered holder of any new Goodrich note under the Goodrich indenture or the terms of the new Goodrich notes only at the direction of one or more Participants to whose accounts with DTC the new Goodrich notes are credited.

     A global security will be exchangeable for the new Goodrich notes in the names of persons other than DTC or its nominee only if

          (i) DTC notifies Goodrich that it is unwilling or unable to continue as depositary for the global security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as depository,

          (ii) the Company determines that the global security will be so exchangeable or

          (iii) an Event of Default has occurred and is continuing with respect to the new Goodrich notes.

Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive new Goodrich notes registered in such names as DTC directs.

     Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability of definitive new Goodrich notes. Upon surrender by DTC of the global security representing the new Goodrich notes and delivery of instructions for re-registration, the Trustee or Depositary or the applicable registrar, as the case may be, will reissue the new Goodrich notes as definitive new Goodrich notes, and thereafter such Trustee, Depositary or registrar will recognize the holders of such definitive new Goodrich notes as registered holders of new Goodrich notes entitled to the benefits of the Goodrich indenture.

     Except as described above, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary appointed by Goodrich. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of the new Goodrich notes unless the beneficial interest is in an amount equal to an authorized denomination for the new Goodrich notes.

DEFINITIONS

     For the purposes of this "Description of New Goodrich Notes" section, the following terms have the following meanings:

     "Attributable Debt" means, as to any particular lease under which Goodrich is at the time liable, at any date as of which the amount thereof is to be determined, the lesser of (i) the fair value of the property subject to the lease (as determined by certain officers of Goodrich as set forth in the Goodrich indenture) or (ii) the total net amount of rent required to be paid by Goodrich under the lease during the remaining term of the lease, discounted from the respective due dates of the lease to such date at the rate of interest per annum implicit in the terms of the lease, as determined by those officers of Goodrich set forth in the Goodrich indenture, compounded semiannually. The net amount of rent required to be paid under any such lease for any such period will be the amount of the rent payable by the lessee with respect to that period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, this net amount will also include the amount of such penalty, but no rent may be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated.

     "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting
(i) all current liabilities (excluding any which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness and capital lease obligations) and (ii) all goodwill, all as shown in the audited consolidated balance sheet of Goodrich and its Subsidiaries contained in Goodrich's then most recent annual report to stockholders.

     "Funded Debt" means all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount of Funded Debt is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part of the property, used primarily for manufacturing and located in the United States of America, in each case the net book value of which on the date as of which the determination is being made exceeds 3% of Consolidated Net Tangible Assets; provided, however, that Principal Property does not include (i) any building, structure or facility which, in the opinion of the Board of Directors of Goodrich, is not of material importance to the total business conducted by Goodrich and its Subsidiaries as an entirety or (ii) any portion of a particular building, structure or facility which, in the opinion of Goodrich, is not of material importance to the use or operation of the building, structure or facility.

     "Restricted Subsidiary" means any Subsidiary (i) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America and (ii) which owns a Principal Property; provided, however, that Restricted Subsidiary may not include any Subsidiary the primary business of which consists of financing operations in connection with leasing and conditional sales transactions on behalf of the Company and its Subsidiaries, and/or purchasing accounts receivable and/or making loans secured by accounts receivable or inventory, or which is otherwise primarily engaged in the business of a finance company.

     "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of the corporation (irrespective of whether or not at the time stock of any other class or classes of the corporation have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by Goodrich, or by one or more other Subsidiaries, or by Goodrich and one or more other Subsidiaries.

                          COMPARISON OF TERMS OF NOTES

     The following is a summary comparison of the material terms of the new Goodrich notes and the old Coltec notes. This summary does not purport to be complete and is qualified in its entirety by reference to the Goodrich indenture and the form of new Goodrich notes, which have been filed as exhibits to the registration statement of which this prospectus forms a part, and the Coltec indenture and the old Coltec notes. For a more detailed description of the new Goodrich notes, see "Description of New Goodrich Notes" starting on page 58.

                                 OLD COLTEC NOTES                         NEW GOODRICH NOTES
                                 ----------------                         ------------------
ISSUER.........................  Coltec Industries Inc                    Goodrich Corporation

PRINCIPAL AMOUNT OUTSTANDING
  (AGGREGATE)..................  $300 million                             Up to $300 million, exchanged in a 1:1
                                                                          ratio with old Coltec notes tendered in
                                                                          this exchange offer.

INTEREST RATE..................  7 1/2% per annum                         7 1/2% per annum

PAYMENT FREQUENCY..............  Semi-annual, payable on April 15 and     Semi-annual, payable on April 15 and
                                 October 15 of each year, up to           October 15 of each year, up to
                                 maturity.                                maturity. Interest on the new Goodrich
                                                                          notes will accrue from the last
                                                                          interest payment date on which interest
                                                                          was paid on the old Coltec notes
                                                                          surrendered in exchange. If the
                                                                          exchange offer is completed after a
                                                                          record date for the payment of interest
                                                                          on the old Coltec notes and before the
                                                                          payment date associated with that
                                                                          record date, then the interest payable
                                                                          with respect to the first interest
                                                                          payment date after the completion of
                                                                          the exchange offer will be paid to the
                                                                          person in whose name the old Coltec
                                                                          note was registered on that record
                                                                          date.

MATURITY.......................  April 15, 2008                           April 15, 2008

OPTIONAL REDEMPTION............  Redeemable, in whole or in part, at any  Redeemable, in whole or in part, at any
                                 time or from time to time, at the        time or from time to time, at the
                                 option of Coltec, at a redemption price  option of Goodrich, at a redemption equal to the greater of (1) 100% of the  price calculated utilizing the same
                                 principal amount of the old Coltec       formula as that applicable for the old
                                 notes being redeemed and (2) the sum of  Coltec notes.
                                 the present value of the remaining
                                 scheduled payments of principal and
                                 interest thereon from the redemption
                                 date to the maturity date, discounted
                                 to the redemption date at a specified
                                 treasury rate plus 37.5 basis points,
                                 plus accrued interest to the date of
                                 redemption. The old Coltec notes are
                                 not entitled to the benefit of any
                                 sinking fund.

SENIORITY......................  The old Coltec notes are currently       The new Goodrich notes will be
                                 unsecured unsubordinated obligations of  unsecured, unsubordinated indebtedness,
                                 Coltec, ranking equally with all of      and will rank equally with all of
                                 Coltec's other unsecured and             Goodrich's other unsecured and
                                 unsubordinated indebtedness.             unsubordinated indebtedness.

LIMITATION ON LIENS............  Under the old Coltec indenture, Coltec   Under the Goodrich indenture Goodrich
                                 agrees not to create or incur any lien   agrees not to create or incur any lien
                                 on any of its assets in order to secure  on any Principal Property (as defined
                                 any indebtedness of Coltec, without      in "Description of New Goodrich Notes")
                                 effectively providing that the old       owned by Goodrich or a Restricted
                                 Coltec notes will be equally and         Subsidiary (as defined in "Description
                                 ratably secured

                                 OLD COLTEC NOTES                         NEW GOODRICH NOTES
                                 ----------------                         ------------------
                                 until such time as such indebtedness is  of New Goodrich Notes") without
                                 no longer secured by such lien.          securing the new Goodrich notes equally
                                                                          and ratably.
                                 This restriction does not apply to (1)
                                 pre-existing liens, (2) liens securing   Restriction does not apply to (1) pre-
                                 certain intercompany indebtedness, (3)   existing liens, (2) liens to secure
                                 certain customarily permitted liens,     certain intercompany indebtedness, (3)
                                 and (4) any extensions of the above.     certain customarily permitted liens,
                                                                          and (4) any extensions of the above.
                                 Notwithstanding the foregoing and the
                                 covenant described under "Limitations    Notwithstanding this restriction and
                                 on Sales and Leasebacks" below, Coltec   the restriction on sales and lease-back
                                 may, without securing any of the new     transactions, Goodrich may, without
                                 Coltec notes, create or incur liens      securing the new Goodrich notes equally
                                 securing debt ("exempted debt") if the   and ratably, create and incur liens
                                 aggregate amount of exempted debt does   securing debt ("exempted debt") if the
                                 not exceed the greater of (x) $100       aggregate amount of exempted debt,
                                 million and (y) 15% of Coltec's          including exempted transactions under
                                 consolidated net assets (as that term    the "Limitations on Sales and
                                 is defined in the old Coltec             Leasebacks" provisions described below,
                                 indenture).                              is less than 10% of Goodrich's
                                                                          Consolidated Net Tangible Assets.
                                                                          "Consolidated Net Tangible Assets" is
                                                                          defined as the total amount of assets
                                                                          (minus applicable reserves and
                                                                          deductibles) minus (1) all current
                                                                          liabilities (excluding (a) certain
                                                                          renewable liabilities, (b) current
                                                                          maturities of long-term indebtedness
                                                                          and (c) capital lease obligations) and
                                                                          (2) all goodwill.

LIMITATIONS ON SALES AND
  LEASEBACKS...................  Under the old Coltec indenture Coltec    The Goodrich indenture provides that
                                 agrees not to enter into any sale and    neither Goodrich nor any Restricted
                                 lease-back transaction for the sale and  Subsidiary may enter into most sale and
                                 leasing back of any property or asset,   lease-back transactions involving any
                                 whether now owned or hereafter           Principal Property which has been or is
                                 acquired, of Coltec or any of its        to be sold or transferred by Goodrich
                                 subsidiaries.                            or such Restricted Subsidiary, unless
                                                                          either (1) Goodrich could have created
                                 This restriction does not apply to       a debt secured by a mortgage on the
                                 transactions (1) entered into prior to   Principal Property without violating
                                 the closing date, (2) for the sale and   the limitation on liens covenant
                                 leasing back of any property or asset    described above, or (2) Goodrich
                                 by a subsidiary to Goodrich, (3)         applies within 270 days the greater of
                                 involving leases for less than three     the net proceeds of the transaction and
                                 years, (4) in which the lease for the    the fair market value of the Principal
                                 property or asset is entered into        Property to the purchase of property of
                                 within 180 days after the later of the   equally value, or to the repayment of
                                 date of acquisition, completion of       some types of debt.
                                 construction or commencement or full
                                 operations of such property or asset,
                                 (5) where Coltec would be permitted to
                                 incur a lien on the assets to be
                                 disposed under the restriction on liens
                                 above, or (6) where the proceeds of the
                                 sale are applied to the purchase of
                                 assets of equal value or the retirement
                                 of debt.

MERGERS AND CONSOLIDATIONS.....  The old Coltec indenture permits Coltec  The Goodrich indenture permits Goodrich
                                 to consolidate with or sell or lease     to consolidate or merge with or into
                                 its assets as, or substantially as, an   another entity, or to sell, convey or
                                 entirety, to, or merge with or into,     lease all or substantially all of
                                 any other entity without the consent of  Goodrich's property to another entity,
                                 the holders of any outstanding old       provided that the successor assumes the
                                 Coltec notes,

                                 OLD COLTEC NOTES                         NEW GOODRICH NOTES
                                 ----------------                         ------------------
                                 provided that the successor assumes the  obligations of the Goodrich indenture.
                                 obligations of the old Coltec
                                 indenture.

OTHER RESTRICTIONS.............  The old Coltec indenture does not        The Goodrich indenture also does not
                                 contain (1) any restrictions on the      contain (1) any restrictions on the
                                 declaration of dividends; (2) any        declaration of dividends; (2) any
                                 requirements concerning the maintenance  requirements concerning the maintenance
                                 of any asset ratio; or (3) any           of any asset ratio; or (3) any
                                 requirement for the creation or          requirement for the creation or
                                 maintenance of reserves.                 maintenance of reserves.

EVENTS OF DEFAULT..............  Events of default is defined in the old  Events of default are defined pursuant
                                 Coltec indenture as any of the           to the Goodrich indenture as any of the
                                 following:                               following:

                                 - a default in any payment of interest   - a failure to pay any installment of
                                   on the old Coltec notes when due, that   interest on the new Goodrich notes
                                   continues for 30 days;                   that continues for a period of 10
                                                                            days;
                                 - a default in the payment of principal
                                   when due at its stated maturity, upon  - a failure to pay the principal and
                                   declaration or otherwise;                premium, if any, on the new Goodrich
                                                                            notes;
                                 - the failure to comply with the
                                   successor obligor clause;              - a failure to perform any other
                                                                            covenant or agreement in the Goodrich
                                 - the failure by Coltec to comply with     indenture that continues for 90 days
                                   any of its obligations under the         after we have been given written
                                   restrictive covenants within 60 days     notice of such failure;
                                   after receiving notice of its failure
                                   to do so;                              - an acceleration of a Goodrich debt
                                                                            with a principal amount of more than
                                 - the failure to pay any indebtedness      $50 million that is not rescinded or
                                   within any applicable grace period       annulled within 10 days after written
                                   after final maturity or the              notice of such acceleration; and
                                   acceleration of any such indebtedness
                                   by the holders thereof because of a    - certain events of bankruptcy,
                                   default if the total amount of such      insolvency and reorganization of
                                   which we refer to as indebtedness        Goodrich.
                                   unpaid or accelerated exceeds $30
                                   million or its foreign currency
                                   equivalent;

                                 - certain events of bankruptcy,
                                   insolvency or reorganization of
                                   Coltec; and

                                 - any judgment or decree for the
                                   payment of money in excess of $30
                                   million is rendered for a period of
                                   60 days following such judgment and
                                   is not discharged, waived or stayed
                                   within 30 days after notice.

EFFECTS OF DEFAULT; CURE
  PERIODS......................  If an event of default occurs and is     If an event of default occurs and
                                 continuing, the old Coltec notes         continues, either the Trustee or the
                                 trustee or the holders of at least 25%   holders of at least 25% in aggregate
                                 in aggregate principal amount of the     principal amount of the new Goodrich
                                 outstanding old Coltec notes may         notes may declare the principal of the
                                 declare the principal of and accrued     new Goodrich notes and the accrued
                                 but unpaid interest on all the old       interest, if any, to be due and payable
                                 Coltec notes to be due and payable.      immediately. If this happens, subject
                                 Upon such a declaration, such principal  to certain conditions, the holders of a
                                 and interest will be due and payable     majority of the aggregate principal
                                 immediately. The holders of a majority   amount of the new Goodrich notes can
                                 in aggregate principal amount of the     annul the declaration of acceleration
                                 outstanding old Coltec notes may         and waive past defaults.
                                 rescind any such acceleration with
                                 respect to the old Coltec notes and its
                                 consequences, provide some conditions
                                 set forth in the old Coltec indenture
                                 are met.

                                 OLD COLTEC NOTES                         NEW GOODRICH NOTES
                                 ----------------                         ------------------
CHANGES TO THE INDENTURE.......  In general, the old Coltec indenture     Some supplemental indentures, including
                                 may be amended with the consent of the   those relating to curing ambiguities
                                 holders of at least a majority in        and evidencing successor corporations
                                 principal amount of the notes then       to Goodrich, may be entered into by
                                 outstanding and any past default or      Goodrich and the trustee without the
                                 compliance with any provisions may be    approval of the holders. A supplemental
                                 waived with the consent of the holders   indenture amending or deleting
                                 of a majority in principal amount of     provisions to the new Goodrich
                                 the old Coltec notes then outstanding.   indenture to the detriment of the
                                 However, without the consent of each     holders may be entered into by Goodrich
                                 holder of an outstanding note affected,  and the trustee with the approval of
                                 no amendment may, among other things:    not less than 50% in principal amount
                                                                          of the outstanding classes of debt
                                 - reduce the amount of notes whose       securities affected by the change.
                                   holders must consent to an amendment;  However, unless the approval of each affected holder is obtained, no
                                 - reduce the rate of or extend the time  supplemental indenture may be adopted
                                   for payment of interest on any note;   that affects:

                                 - reduce the principal of or extend the  - the fixed maturity;
                                   stated maturity of any note;
                                                                          - the principal or premium amount;
                                 - reduce the premium payable upon any
                                   redemption of any note or change the   - the rate or the time of payment of
                                   time at which any note may be            interest; the currency;
                                   redeemed;
                                                                          - the portion of the principal amount
                                 - make any note payable in money other     of a new Goodrich note provable in
                                   than that stated in the note;            bankruptcy;

                                 - impair the right of any holder to      - amounts payable upon redemption; the
                                   receive payment of principal of and      overdue rate; any right of repayment
                                   interest on such holder's notes on or    at the option of the holder of a new
                                   after the due dates therefor or to       Goodrich note; or
                                   institute suit for the enforcement of
                                   any payment on or with respect to      - the percentage of principal amount of
                                   such holder's notes;                     the outstanding new Goodrich notes
                                                                            the holders of which may change the
                                 - make any changes that would affect       terms discussed above.
                                   the ranking of the notes; or

                                 - make any change in the amendment
                                   provisions which require each
                                   holder's consent or in the waiver
                                   provisions.

CLASS VOTING...................  The holders of the old Coltec notes      Goodrich is permitted to issue multiple
                                 vote together as a single class on       series of debt securities under the
                                 occasions where a vote of the old        Goodrich indenture, and there is
                                 Coltec noteholders is required.          presently $899 million principal amount
                                                                          of debt securities outstanding under
                                                                          the Goodrich indenture. Some options
                                                                          available to holders of debt securities
                                                                          under the Goodrich indenture, such as
                                                                          the approval of supplemental indentures
                                                                          reducing the scope of the restrictive
                                                                          covenant under the Goodrich indenture,
                                                                          require the vote of holders of a
                                                                          majority principal amount of the debt
                                                                          securities outstanding under the
                                                                          Goodrich indenture, voting as a single
                                                                          class. Holders of the new Goodrich
                                                                          notes, therefore, may vote together
                                                                          with the holders of other debt
                                                                          securities issued under the Goodrich
                                                                          indenture, and their voting power may
                                                                          be diluted vis-a-vis their current
                                                                          position as holders of old Coltec
                                                                          notes.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

UNITED STATES TAXATION

     This is a description of the material United States federal income tax consequences of exchanging old Coltec notes for new Goodrich notes and ownership and disposition of new Goodrich notes received in the exchange. This discussion only applies to holders of old Coltec notes and new Goodrich notes who hold the notes as capital assets and to holders of new Goodrich notes who receive the notes in exchange for old Coltec notes pursuant to the exchange offer. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as:

     - certain financial institutions;

     - insurance companies;

     - dealers in securities or foreign currencies;

     - persons holding notes as part of a hedge, straddle or other integrated transaction;

     - U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

     - partnerships or other entities classified as partnerships for United States federal income tax purposes; and

     - persons subject to the alternative minimum tax.

     This description is based on the Internal Revenue Code of 1986, as amended to the date of this prospectus (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described in this section. HOLDERS OF OLD COLTEC NOTES CONSIDERING EXCHANGING THEIR NOTES FOR NEW GOODRICH NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     As used in this prospectus, a "United States person" is

     - a citizen or resident of the United States;

     - a corporation created or organized in the United States or under the laws of the United States or of any state;

     - an estate the income of which is includible in gross income for United States federal income taxation regardless of its source;

     - a trust if a court in the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;

     - a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to that date and which has made a valid election to be treated as a United States person under the Code; and

     - any person otherwise subject to United States federal income tax on a net income basis in respect of its worldwide taxable income.

     A "U.S. holder" is a beneficial owner of notes who is a United States person. A "non-U.S. holder" is a beneficial owner of notes that is not a U.S. holder.

TAX CONSEQUENCES TO U.S. HOLDERS

  EXCHANGE OF OLD COLTEC NOTES FOR THE NEW GOODRICH NOTES

     The exchange of old Coltec notes for new Goodrich notes will be a taxable exchange for United States federal income tax purposes. A U.S. holder will recognize gain or loss equal to the difference between the amount realized on the exchange and the holder's adjusted tax basis in the old Coltec notes. For these purposes, the amount realized on the exchange will equal the issue price of the new Goodrich notes on the date of exchange, determined as described below. The portion of the new Goodrich notes received that is attributable to accrued but unpaid interest on the old Coltec notes is not considered part of the amount realized on the exchange and will be taxable to the holders as ordinary interest income at the time it accrues or is received in accordance with the holder's method of accounting for United States federal income tax purposes.

     Gain or loss realized on the exchange of old Coltec notes will (subject to the discussion of market discount below) be capital gain or loss and will be long-term capital gain or loss if at the time of the exchange the old Coltec notes have been held for more than one year. The deductibility of capital losses is subject to limitations. However, a U.S. holder who purchased old Coltec notes for less than the principal amount of those notes may recognize ordinary income rather than capital gain under the "market discount" rules discussed under "-- Market Discount" below.

     This issue price of the new Goodrich notes will depend on whether the old Coltec notes or the new Goodrich notes are considered to be traded on an established market at any time during the 60 day period ending 30 days after the issue date of the new Goodrich notes. Pursuant to applicable Treasury Regulations, an established market includes among other things, (i) a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers and traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or (ii) that price quotations for such notes are readily available from dealers, brokers or traders. Based on current information and although not free from doubt, we believe that the old Coltec notes and the new Goodrich notes are not traded on an established market for the purpose of these regulations and, therefore, the issue price of the new Goodrich notes will equal their stated principal amount. If, however, either the old Coltec notes or the new Goodrich notes are traded on an established market, the issue price of the new Goodrich notes will equal their fair market value on the date of the exchange. In either case, holders may elect to reduce the issue price of the new Goodrich notes by the amount of accrued but unpaid interest on the old Coltec notes as of the date of the exchange, and the disclosure below assumes that holders will do so.

     A U.S. holder's basis in the new Goodrich notes will equal the issue price of the new Goodrich notes on the date of the exchange and will be adjusted for OID or amortizable bond premium as described below. A U.S. holder's holding period in the new Goodrich notes will begin on the day after the exchange.

  MARKET DISCOUNT

     A U.S. holder of old Coltec notes that purchased those notes for less than their principal amount may recognize ordinary income on the exchange, rather than capital gain, under the market discount rules. Under these rules, unless the U.S. holder has made an election to include market discount in income as it accrues, any gain recognized by the U.S. holder will be treated as ordinary income to the extent of any market discount that has accrued for the period the U.S. holder has owned the old Coltec notes. Market discount generally equals the excess, if any, of (i) the unpaid principal balance of the note at the time it is acquired by the U.S. holder, over (ii) the U.S. holder's tax basis in the note immediately after its acquisition (subject to a de minimis exception pursuant to which market discount is considered to be zero if it is less than
 1/4 of 1 percent of the unpaid principal balance of the note multiplied by the number of complete years to maturity from the date of acquisition). In general, market discount is treated as accruing over the term of the note on a straight-line basis unless the U.S. holder elects to accrue on a constant-yield basis. If the gain recognized by a U.S. holder is in excess of the accrued market discount, that excess will generally be treated as capital gain.

  ORIGINAL ISSUE DISCOUNT AND INTEREST ON THE NEW GOODRICH NOTES

     The new Goodrich notes will have original issue discount if the stated principal amount of the new Goodrich notes exceeds their issue price (determined as described under "-- Exchange of Old Coltec Notes for the New Goodrich Notes" above) by more than a de minimis amount, i.e., 1/4 of 1 percent of the stated principal amount multiplied by the number of complete years to maturity of the new Goodrich notes on the date of exchange. The portion of the first payment on the new Goodrich notes equal to the accrued but unpaid interest on the old Coltec notes will be treated as a non-taxable return of pre-issuance accrued interest, rather than as a payment on the new Goodrich notes. Whether or not the new Goodrich notes have original issue discount, payments of stated interest on the new Goodrich notes will be considered qualified stated interest and thus a U.S. holder will be required to include the stated interest payments in income in accordance with the holder's method of accounting for United States federal income tax purposes. U.S. holders will be required to include original issue discount, if any, in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. Under this method, if the new Goodrich notes have original issue discount U.S. holders of new Goodrich notes will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods. A U.S. holder will increase its tax basis in the new Goodrich notes by the amount of the original issue discount included in income.

  AMORTIZABLE BOND PREMIUM

     If a U.S. holder receives a new Goodrich note in the exchange and has a tax basis in the new Goodrich notes (determined as described under "-- Exchange of Old Coltec Notes for the New Goodrich Notes" above) in excess of the stated principal amount of the notes, the U.S. holder will be considered to have received the new note with amortizable bond premium. The amount of this amortizable bond premium will equal the excess of the tax basis of the new note over the principal amount payable at maturity. A U.S. holder may elect to amortize this premium, using a constant yield method, over the remaining term of the new note. A holder that elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the Internal Revenue Service.

  SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF THE NEW GOODRICH NOTES

     Upon the sale, exchange, redemption or retirement of a new Goodrich note, a U.S. holder will recognize taxable gain equal to the difference between the amount realized on the sale, exchange or retirement and the holder's adjusted tax basis in the new Goodrich note. For these purposes, the amount realized on the sale, exchange or retirement will equal the amount of cash or fair market value of other property received in the sale, exchange or retirement. However, the amount of money or fair market value of other property attributable to accrued but unpaid interest on the new Goodrich note will not be considered part of the amount realized on the sale, exchange or retirement and will be taxable to the holder as interest income, regardless of a holder's method of accounting, at the time of the sale, exchange or retirement.

     Gain or loss realized on the sale, exchange or retirement of new Goodrich notes will be capital gain or loss and will be long-term capital gain or loss if at the time of the exchange the new Goodrich notes have been held for more than one year. The deductibility of capital losses is subject to limitations.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns may be filed with the Internal Revenue Service in connection with payments on the old Coltec notes and the new Goodrich notes and the proceeds from a sale, exchange or other disposition of the notes. A U.S. holder will not be subject to backup withholding tax on these payments if the holder provides its taxpayer identification number to the paying agent on Substitute Form W-9 and complies with certain certification procedures or is otherwise exempt from backup withholding. See Section 9 of the Letter of Transmittal accompanying this prospectus. The amount of any backup withholding withheld from a payment to a U.S. holder will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                                 LEGAL MATTERS

     The validity of the new Goodrich notes to be issued in connection with the exchange offer is being passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Coltec Industries Inc at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Goodrich Corporation at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in Goodrich Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF COLTEC
  INDUSTRIES INC (A SUBSIDIARY OF GOODRICH CORPORATION):
  Report of Independent Auditors............................   F-2
  Consolidated Balance Sheets at December 31, 2001 and
     2000...................................................   F-3
  Consolidated Statements of Income for the Years Ended
     December 31, 2001, 2000 and 1999.......................   F-4
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2001, 2000 and 1999.......................   F-5
  Consolidated Statements of Parent Company Investment
     (Deficit) for the Years Ended December 31, 2001, 2000
     and 1999...............................................   F-6
  Notes to Consolidated Financial Statements................   F-7

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors of
Goodrich Corporation

     We have audited the accompanying consolidated balance sheets of Coltec Industries Inc and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows and parent company investment (deficit) for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coltec Industries Inc and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                                   /s/ Ernst & Young LLP

Charlotte, North Carolina
March 14, 2002

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                                                                 (DOLLARS IN MILLIONS)
ASSETS
Current Assets
  Cash and cash equivalents.................................    $   25.9        $ 21.6
  Accounts and notes receivable.............................        82.2          45.0
  Asbestos insurance receivable.............................        90.8          90.3
  Inventories...............................................        83.0          65.9
  Deferred income taxes.....................................         5.2           5.2
  Prepaid expenses and other assets.........................         5.6           3.9
                                                                --------        ------
    Total Current Assets....................................       292.7         231.9
                                                                --------        ------
Property, plant and equipment -- net........................       138.2         124.9
Prepaid pension.............................................        90.8          71.7
Goodwill -- net.............................................       146.1          79.9
Identifiable intangible assets -- net.......................        64.5           7.0
Asbestos insurance receivable...............................       202.8         195.4
Other assets................................................        64.2          62.4
Net assets of discontinued operations.......................       267.9         218.6
                                                                --------        ------
    Total Assets............................................    $1,267.2        $991.8
                                                                ========        ======
LIABILITIES AND PARENT COMPANY INVESTMENT (DEFICIT)
Current Liabilities
  Short-term bank debt......................................    $    0.3        $  0.7
  Accounts payable..........................................        47.1          37.4
  Accrued asbestos liability................................       150.3         182.8
  Other accrued expenses....................................        69.0          50.7
  Income taxes payable......................................        59.8          86.5
  Current maturities of long-term debt......................         1.6           2.5
                                                                --------        ------
    Total Current Liabilities...............................       328.1         360.6
                                                                --------        ------
Long-term debt..............................................       313.0         314.8
Pension obligations.........................................        17.3          13.7
Postretirement benefits other than pensions.................        12.1          12.6
Deferred income taxes.......................................        46.2           7.5
Retained liabilities of previously owned businesses.........        57.8          55.9
Environmental liabilities...................................        21.8          29.3
Asbestos liability..........................................        20.6          48.4
Minority interests..........................................         9.0           7.1
Other non-current liabilities...............................        14.9          19.4
Commitments and contingent liabilities......................          --            --
Mandatorily redeemable convertible preferred securities of
  trust (TIDES).............................................       150.0         149.3
Parent Company Investment (Deficit).........................       276.4         (26.8)
                                                                --------        ------
    Total Liabilities and Parent Company Investment
      (Deficit).............................................    $1,267.2        $991.8
                                                                ========        ======

                 See Notes to Consolidated Financial Statements

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2001     2000     1999
                                                              ------   ------   ------
                                                               (DOLLARS IN MILLIONS)
Sales.......................................................  $628.3   $654.4   $665.7
Operating Costs and Expenses:
  Cost of sales.............................................   445.7    430.1    418.3
  Selling and administrative expenses.......................   126.1    120.2    150.6
  Merger-related and consolidation costs....................     3.8      1.4    128.4
                                                              ------   ------   ------
                                                               575.6    551.7    697.3
                                                              ------   ------   ------
Operating income (loss).....................................    52.7    102.7    (31.6)
Interest expense............................................   (26.9)   (27.4)   (36.8)
Interest income.............................................     0.5      0.3      0.9
Other income (expense) -- net...............................    (3.1)    (4.3)     3.1
                                                              ------   ------   ------
Income (loss) before income taxes and distributions on
  convertible preferred securities of trust (TIDES).........    23.2     71.3    (64.4)
Income tax (expense) benefit................................    (8.7)   (26.7)    10.3
Distributions on convertible preferred securities of trust
  (TIDES)...................................................    (7.9)    (7.9)    (7.9)
                                                              ------   ------   ------
Income (loss) from continuing operations....................     6.6     36.7    (62.0)
Income from discontinued operations -- net of taxes.........    94.1     64.2     61.9
                                                              ------   ------   ------
Net income (loss)...........................................  $100.7   $100.9   $ (0.1)
                                                              ======   ======   ======

                 See Notes to Consolidated Financial Statements

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2001      2000      1999
                                                              -------   -------   -------
                                                                 (DOLLARS IN MILLIONS)
OPERATING ACTIVITIES
  Net income (loss).........................................  $ 100.7   $ 100.9   $  (0.1)
    Net income from discontinued operations.................    (94.1)    (64.2)    (61.9)
  Adjustments to reconcile net income (loss) to net cash
    used by operating activities:
    Merger-related and consolidation costs:
      Expenses..............................................      3.8       1.4     128.4
      Payments..............................................     (1.1)     (4.0)   (120.9)
    Expenditures for asbestos-related litigation............   (162.7)   (119.7)    (84.5)
    Proceeds from asbestos-related insurance................     87.9      83.3      65.2
    Depreciation and amortization...........................     28.8      26.6      24.4
    Deferred income taxes...................................     38.7      18.0     (30.6)
    Net gain on sale of businesses..........................       --        --      (5.0)
    Change in assets and liabilities, net of effects of
     acquisitions and divestitures of businesses:
      Receivables...........................................     12.7       1.4       7.0
      Sale of receivables...................................    (30.5)      2.5        --
      Inventories...........................................     (8.1)      4.1      10.2
      Other current assets..................................     (0.9)      1.5       4.9
      Accounts payable......................................      7.9     (16.0)       --
      Accrued expenses......................................      5.3       4.6     (12.4)
      Income taxes payable..................................    (26.5)   (118.9)     27.8
      Other non-current assets and liabilities..............    (24.6)    (36.3)    (35.1)
                                                              -------   -------   -------
    Net cash used by operating activities of continuing
     operations.............................................    (62.7)   (114.8)    (82.6)
                                                              -------   -------   -------
INVESTING ACTIVITIES
  Purchases of property.....................................    (16.4)    (14.3)    (24.1)
  Proceeds from sale of property............................      1.7       0.5        --
  Payments made in connection with acquisitions, net of cash
    acquired................................................   (155.1)       --        --
                                                              -------   -------   -------
  Net cash used by investing activities of continuing
    operations..............................................   (169.8)    (13.8)    (24.1)
                                                              -------   -------   -------
FINANCING ACTIVITIES
  Increase (decrease) in short-term debt....................     (0.7)      0.7        --
  Decrease in long-term revolving credit facility, net......       --        --    (159.5)
  Repayment of long-term debt...............................     (2.7)     (9.2)     (4.3)
  Distributions on convertible preferred securities of trust
    (TIDES).................................................     (7.9)     (7.9)     (7.9)
  Net transfers (to)/from Parent............................    203.1     (38.1)    246.0
                                                              -------   -------   -------
  Net cash provided (used) by financing activities of
    continuing operations...................................    191.8     (54.5)     74.3
                                                              -------   -------   -------
DISCONTINUED OPERATIONS
  Net cash provided by discontinued operations..............     44.6     190.4      25.7
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents...............................................      0.4      (0.8)       --
                                                              -------   -------   -------
Net Increase (Decrease) in Cash and Cash Equivalents........      4.3       6.5      (6.7)
Cash and Cash Equivalents at Beginning of Period............     21.6      15.1      21.8
                                                              -------   -------   -------
Cash and Cash Equivalents at End of Period..................  $  25.9   $  21.6   $  15.1
                                                              =======   =======   =======

                 See Notes to Consolidated Financial Statements

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

         CONSOLIDATED STATEMENTS OF PARENT COMPANY INVESTMENT (DEFICIT)

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               2001     2000      1999
                                                              ------   -------   -------
                                                                (DOLLARS IN MILLIONS)
PARENT COMPANY DEFICIT, BEGINNING OF YEAR...................  $(26.8)  $ (86.1)  $(331.9)
Net income (loss)...........................................   100.7     100.9      (0.1)
Cumulative translation adjustment...........................    (0.5)     (3.9)     (0.1)
Minimum pension liability adjustment........................    (0.1)      0.4        --
                                                              ------   -------   -------
Comprehensive income (loss).................................   100.1      97.4      (0.2)
Net transfers (to)/from Parent..............................   203.1     (38.1)    246.0
                                                              ------   -------   -------
PARENT COMPANY INVESTMENT (DEFICIT), END OF YEAR............  $276.4   $ (26.8)  $ (86.1)
                                                              ======   =======   =======

                 See Notes to Consolidated Financial Statements

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  OVERVIEW AND BASIS OF PRESENTATION

     Coltec Industries Inc ("Coltec" or "the Company") is a leader in the design, development, manufacturing and marketing of well recognized, proprietary engineered industrial products that include sealing products, bearings, air compressors and heavy-duty diesel and natural gas engines.

OVERVIEW

     In September 2001, Goodrich Corporation ("Goodrich" or the "Parent") announced that its Board of Directors had approved in principle the tax-free spin-off of its Engineered Industrial Products ("EIP") business to shareholders (the "Distribution"). The Distribution will be effected through a tax-free distribution to Goodrich shareholders of all of the capital stock of EnPro Industries, Inc. ("EnPro"), a newly formed wholly owned subsidiary of Goodrich.

     The EIP business, as well as an aerospace business, is currently owned by Coltec, a wholly owned subsidiary of Goodrich. Prior to the Distribution, Coltec's aerospace business ("Coltec Aerospace") will assume all intercompany balances outstanding between Coltec and Goodrich and Coltec will then transfer to Goodrich by way of a dividend (the "Aerospace Dividend") all of the assets, liabilities and operations of Coltec Aerospace, including these assumed balances. Following the Distribution, Coltec will be a wholly owned subsidiary of EnPro and Coltec Aerospace will be owned by Goodrich.

     The Distribution is subject to certain conditions. No consents are required from Goodrich security holders or the holders of Coltec's outstanding debt securities to complete the Distribution.

BASIS OF PRESENTATION

     These financial statements present Coltec's consolidated financial condition, results of operations and cash flows as it operated as a wholly owned subsidiary of Goodrich, including certain adjustments and allocations necessary for a fair presentation of the business (see Note C). As noted above, prior to the Distribution, Coltec will transfer Coltec Aerospace to Goodrich. The transfer of Coltec Aerospace to Goodrich represents the disposal of a segment under APB Opinion No. 30 ("APB 30"). Accordingly, Coltec Aerospace has been accounted for as a discontinued operation and the revenues, costs and expenses, assets and liabilities, and cash flows have been segregated in the Company's Consolidated Statements of Income, Consolidated Balance Sheets and Consolidated Statements of Cash Flows. Unless otherwise noted, disclosures herein pertain to the Company's continuing operations.

     As a result of the Aerospace Dividend, Goodrich will retain the net assets of Coltec Aerospace, which have been reflected as Net Assets of Discontinued Operations in the Company's Consolidated Balance Sheets. Coltec Aerospace will also retain certain other assets and liabilities of the Company, including the assumed intercompany balances and other assets and liabilities relating primarily to pensions, postretirement benefits other than pensions and income taxes.

     Coltec has outstanding certain debt the most significant of which are Coltec's 7 1/2% Senior Notes due 2008 (the "Coltec Senior Notes") and convertible trust preferred securities (the "TIDES"). The TIDES will remain obligations of Coltec after the distribution. Goodrich intends to make an offer to exchange the Coltec Senior Notes for debt securities of Goodrich having similar terms. There can be no guarantee, however, that this exchange offer will occur. Coltec intends to purchase a portion of the Coltec Senior Notes surrendered for exchange in the exchange offer, which will be financed through an intercompany loan from Goodrich. The remaining portion of Coltec Senior Notes accepted by Goodrich for exchange will be contributed to EnPro in connection with the Distribution and would thereafter be an intercompany obligation of Coltec to EnPro, which will be eliminated upon consolidation in EnPro's consolidated financial statements going forward.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     All significant transactions among the Company's operations have been eliminated. Intercompany balances existing between the Company and Goodrich or its subsidiaries, including the loans from Goodrich to Coltec to finance the purchase by Coltec of the Coltec Senior Notes, will be assumed by Coltec Aerospace prior to the Distribution and the Aerospace Dividend, and, accordingly, have been or will be reflected within the Parent Company Investment line within the accompanying Consolidated Balance Sheets.

     Management believes that the assumptions underlying the consolidated financial statements are reasonable. However, the financial information in these financial statements does not necessarily include all of the expenses that would have been incurred by Coltec had it been a separate, stand-alone entity and may not necessarily reflect what Coltec's consolidated financial condition, results of operations and cash flows would have been had Coltec been a stand-alone entity during the periods presented or what Coltec's consolidated financial condition, results of operations and cash flows may be in the future.

B.  SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation The Consolidated Financial Statements reflect the accounts of the Company and its majority-owned subsidiaries. Intercompany accounts and transactions are eliminated.

     Cash Equivalents Cash equivalents consist of highly liquid investments with a maturity of three months or less at the time of purchase.

     Inventories Certain domestic inventories are valued by the last-in, first-out ("LIFO") cost method. Inventories not valued by the LIFO method are valued using first-in, first-out ("FIFO"), and are recorded at the lower of cost or market.

     Long-Lived Assets Property, plant and equipment is recorded at cost. Depreciation and amortization is computed principally using the straight-line method over the following estimated useful lives: buildings and improvements, 15 to 40 years; machinery and equipment, 5 to 15 years. Repairs and maintenance costs are expensed as incurred.

     Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses and is amortized using the straight-line method, in most cases over 20 to 40 years. Goodwill amortization is recorded in cost of sales.

     Identifiable intangible assets are recorded at cost, or when acquired as a part of a business combination, at estimated fair value. These assets include patents and other technology agreements, trademarks, licenses and non-compete agreements. They are amortized using a method that reflects the pattern in which the economic benefits of the assets are consumed or the straight-line method over estimated useful lives of 5 to 25 years.

     Impairment of long-lived assets and related goodwill is recognized when events or changes in circumstances indicate that the carrying value of the asset, or related groups of assets, may not be recoverable and the estimate of undiscounted cash flows over the asset's remaining estimated useful life are less than the asset's carrying value. Measurement of the amount of impairment is based on appraisal, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset.

     Revenue and Income Recognition Revenue from the sale of products is recognized when title passes, which is at the time of shipment.

     Financial Instruments Financial instruments recorded on the balance sheet include cash and cash equivalents, accounts and notes receivable, asbestos insurance receivable, accounts payable and debt. Because of their short maturity, the carrying value of cash and cash equivalents, accounts and notes

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

receivable, asbestos insurance receivable, accounts payable and short-term bank debt approximates fair value. Fair value of long-term investments is based on quoted market prices. Fair value of long-term debt is based on quoted market prices or on rates available to the Parent for debt with similar terms and maturities (which may not be indicative of rates available to the Company as an unaffiliated entity).

     Derivative Instruments Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and that changes in a derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. In its adoption of SFAS 133, the Company, as permitted by the transition provisions therein, elected not to apply the provisions of SFAS 133 to embedded derivatives existing before January 1, 1999. As such, the conversion feature of the TIDES will not be bifurcated from the host instrument and accounted for separately as a derivative. Further, the Company does not believe that the spin-off creates any substantial modification to the terms of the TIDES and therefore, the TIDES will continue to be "grandfathered" subsequent to the spin-off.

     The Company purchased a call option in March 2002 to mitigate its financial exposure created by the conversion feature of the TIDES. The call option is a derivative instrument and will be carried at fair value with changes reflected currently in income beginning in 2002.

     Stock-Based Compensation The Company accounts for stock-based employee compensation in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations.

     Income Taxes The Company's operations are included in the consolidated income tax returns filed by the Parent. Income taxes in the Company's consolidated statement of income are calculated on a separate tax return basis as if the Company had operated as a stand-alone entity. The provision for income taxes is calculated in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the recognition of deferred income taxes using the liability method.

     Research and Development Expense Costs related to research and development activities are expensed as incurred. The Company performs research and development under Company-funded programs for commercial products. Total research and development expenditures from continuing operations in 2001, 2000 and 1999 were $12.7 million, $12.3 million and $15.0 million, respectively.

     Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     New Accounting Standards In July 2001, the FASB issued Statement No. 141 "Business Combinations" ("SFAS 141") and Statement No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 is effective as follows: a) the use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS 141 and SFAS 142 apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity's statement of financial condition at that date, regardless of when those assets were initially recognized.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002 and for acquisitions made subsequent to July 1, 2001. Application of the provisions of SFAS 142, other than those relating to amortization of goodwill and other intangibles, is expected to result in an increase in pre-tax income of approximately $4 million per year. By June 30, 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. As a result, the Company has not yet determined what the effect of these tests will be on the Company's consolidated financial condition or results of operations.

     In June 2001, the FASB issued Statement No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not yet determined what the effect of SFAS 143 will be on its consolidated financial condition or results of operations.

     In October 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes FASB Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), however it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." In addition, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g. abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as "held for sale." SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company has not yet determined what the effect of SFAS 144 will be on its consolidated financial condition or results of operations.

C.  PARENT COMPANY INVESTMENT AND ALLOCATIONS

     Parent company investment represents the Parent's equity investment in the Company. The Company receives funding for its operations from the Parent as necessary. Interest expense associated with the Parent's general corporate debt and the Parent's funding of the Company's operations is not charged to the Company and has not been allocated to the Company. All transfers to and from the Parent have been reported in the parent company investment account. All funding for the Company is included in the parent company investment account and there are no other balances due to or from any related parties.

         CORPORATE AND SEGMENT ADMINISTRATIVE COSTS REFLECTED IN OPERATING
         INCOME

     During 2001, 2000 and 1999 the Company's operating units were allocated $3.4 million, $6.1 million and $9.1 million in corporate costs from the Parent, respectively. The Parent has historically allocated a portion of certain headquarters department expenses to individual business units. Business units are only allocated amounts for departments providing services to the business units. These departments include Tax, Government Relations, Accounting and Financial Analysis, Compensation and Benefit Administration and Information Technology. The portion of the department expenses which is considered to benefit headquarters only is not allocated. The determination is made by each department head and reviewed annually.

     To determine how much to allocate to each business unit, management identifies certain items which, in management's opinion, drive the costs of the benefits that are being allocated. These items include

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Employee Compensation Costs, Trade Sales, Net Inventory and Net Property, Plant and Equipment. Each business unit is then allocated an amount based on their percentage of the total. The Company also participates in certain benefit plans of the Parent, the cost of which is allocated to the Company and is included in the accompanying consolidated financial statements but is not reflected in the amounts above (see Note L). Management believes these allocations are reasonable.

     During 2001 and 2000, operating income also includes $6.0 million and $3.4 million, respectively, of costs associated with segment headquarters expense. As segment headquarters was established after the Coltec Acquisition, there are no comparable costs in 1999.

         UNALLOCATED CORPORATE ADMINISTRATIVE COSTS

     Corporate unallocated costs were $10.7 million, $10.2 million and $26.8 million in 2001, 2000 and 1999, respectively. These costs represent general corporate administrative costs, and have not been included in segment operating income. These costs include approximately $10.0 million in each of 2001, 2000 and 1999 related to non-reimbursable costs associated with managing and settling asbestos claims.

         CORPORATE AND SEGMENT ADMINISTRATIVE COSTS SUBSEQUENT TO THE
         DISTRIBUTION

     Prior to the acquisition of Coltec by Goodrich (the "Coltec Acquisition"), Coltec operated as a separate public company with separate corporate headquarters. Subsequent to the Coltec Acquisition, the majority of corporate costs were incurred by Goodrich, and have not been reflected in these consolidated financial statements unless allocated by the Parent. Accordingly, the financial information in these financial statements does not necessarily include all the expenses that would have been incurred had Coltec been a separate, stand-alone entity and may not necessarily reflect Coltec's consolidated financial condition, results of operations and cash flows in the future or what its consolidated financial condition, results of operations and cash flows would have been had Coltec been a stand-alone entity during all of the periods presented.

D.  ACQUISITIONS

     On September 4, 2001, the Company acquired Dana Corporation's Glacier Industrial Bearings business ("GIB"). The results of GIB's operations have been included in the consolidated financial statements of the Company since that date. The business manufactures and distributes industrial metal polymer bearings and will be integrated with the Company's Garlock Bearings business, which is included in the Engineered Products segment. The integrated business will be referred to as Garlock Glacier Bearings ("GGB"). The acquisition extends the Company's reach geographically and results in a global position in the metal polymer bearings market; broadens its current product offerings; is expected to result in economies of scale relating to raw material purchases; and includes the use of the Glacier brand name trademarks and intellectual property. The acquisition was recorded using the purchase method of accounting.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The purchase price allocation is based on independent third party appraisals.

                                                              AT SEPTEMBER 4, 2001
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
Current assets..............................................         $ 22.8
Property, plant and equipment...............................           22.3
In-process research and development.........................             .5
Goodwill....................................................           63.5
Identifiable intangible assets..............................           59.1
                                                                     ------
     Total assets acquired..................................          168.2
Current and non-current liabilities.........................          (14.9)
Deferred income taxes.......................................            (.3)
                                                                     ------
     Total liabilities assumed..............................          (15.2)
                                                                     ------
     Net assets acquired....................................         $153.0
                                                                     ======

     Approximately $64 million of the aggregate purchase price was allocated to goodwill, all of which is expected to be deductible for income tax purposes. Approximately $59 million of the purchase price was allocated to identifiable intangible assets including customer relationships (approximately $27 million), existing technology (approximately $16 million), trademarks (approximately $14 million) and other (approximately $2 million). The trademarks are deemed to have an indefinite life and are therefore not subject to amortization. Customer relationships, existing technologies and other intangible assets are being amortized based primarily on undiscounted cash flows which reflect the patterns in which the economic benefits of the assets are expected to be consumed over 14 years, 25 years and 5 years, respectively. The weighted average life of the amortizable intangible assets is 17 years.

     The $.5 million assigned to in-process research and development was expensed at the date of acquisition in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method. This expense was included in selling and administrative expenses.

     In February 2002, the Company received $4.8 million in satisfaction of the final post-closing settlements. The proceeds from the settlements will reduce goodwill in 2002.

     The following pro forma information assumes that the acquisition occurred as of January 1 of each period.

                                                            YEAR ENDED DECEMBER 31, 2001
                                                           ------------------------------
                                                           HISTORICAL    GIB    PRO FORMA
                                                           ----------   -----   ---------
                                                               (DOLLARS IN MILLIONS)
Sales....................................................    $628.3     $68.1    $696.4
Operating income.........................................    $ 52.7     $11.5    $ 64.2
Income from discontinued operations......................    $ 94.1     $  --    $ 94.1
Net income...............................................    $100.7     $ 7.2    $107.9

                                                            YEAR ENDED DECEMBER 31, 2000
                                                           ------------------------------
                                                           HISTORICAL    GIB    PRO FORMA
                                                           ----------   -----   ---------
                                                               (DOLLARS IN MILLIONS)
Sales....................................................    $654.4     $99.1    $753.5
Operating income.........................................    $102.7     $16.9    $119.6
Income from discontinued operations......................    $ 64.2     $  --    $ 64.2
Net income...............................................    $100.9     $10.6    $111.5

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In March 2001, the Company also acquired a small product line which is included in the Engineered Products segment. The cost of this acquisition was $2.1 million and resulted in an increase in working capital of $0.1 million and an increase in goodwill of $2.0 million.

E.  MERGER-RELATED AND CONSOLIDATION COSTS

     The Company incurred $3.8 million of consolidation costs in 2001. Merger-related and consolidation reserves at December 31, 2001, as well as activity during the year, consisted of:

                               BALANCE                               BALANCE
                             DECEMBER 31,                          DECEMBER 31,
                                 2000       PROVISION   ACTIVITY       2001
                             ------------   ---------   --------   ------------
                                           (DOLLARS IN MILLIONS)
Personnel related costs....      $1.3         $2.4       $(1.6)        $2.1
Asset write-down and
  facility
  consolidation costs......       0.1          1.4         (.4)         1.1
                                 ----         ----       -----         ----
                                 $1.4         $3.8       $(2.0)        $3.2
                                 ====         ====       =====         ====

     During 2001, the Company incurred $2.4 million of personnel-related costs associated with workforce reductions at the Company's Garlock Sealing Technologies, Stemco, Fairbanks Morse Engine and Sterling Die operating units (approximately 170 positions of which approximately 90 had been terminated by December 31, 2001) and $1.4 million related to facility closures and asset write-downs. The merger-related and consolidation reserves were reduced by $2.0 million during 2001, of which $1.1 million represented cash payments. The remaining $0.9 million of reserve reductions represented asset impairment charges or reserves which were transferred to, and subsequently administered by, the Parent.

     The Company incurred $1.4 million of consolidation costs in 2000. Merger-related and consolidation reserves at December 31, 2000, as well as activity during the year, consisted of:

                               BALANCE                               BALANCE
                             DECEMBER 31,                          DECEMBER 31,
                                 1999       PROVISION   ACTIVITY       2000
                             ------------   ---------   --------   ------------
                                           (DOLLARS IN MILLIONS)
Personnel related costs....      $5.3         $1.3       $(5.3)        $1.3
Transaction costs..........       1.5           --        (1.5)          --
Asset write-down and
  facility
  consolidation costs......       0.7          0.1        (0.7)         0.1
                                 ----         ----       -----         ----
                                 $7.5         $1.4       $(7.5)        $1.4
                                 ====         ====       =====         ====

     During 2000, the Company incurred $1.3 million of personnel-related costs associated with workforce reductions and $0.1 million related to an asset write-down. The merger-related and consolidation reserves were reduced by $7.5 million during 2000, of which $4.0 million represented cash payments. The remaining $3.5 million of reserve reductions represented the remaining reserves associated with the Coltec Acquisition, which were transferred to, and subsequently administered by, the Parent.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company incurred $128.4 million of merger-related and consolidation costs in 1999. Merger-related and consolidation reserves at December 31, 1999, as well as activity during the year, consisted of:

                               BALANCE                               BALANCE
                             DECEMBER 31,                          DECEMBER 31,
                                 1998       PROVISION   ACTIVITY       1999
                             ------------   ---------   --------   ------------
                                           (DOLLARS IN MILLIONS)
Personnel related costs....     $  --        $ 68.4     $ (63.1)       $5.3
Transaction costs..........        --          57.9       (56.4)        1.5
Asset write-down and
  facility
  consolidation costs......        --           2.1        (1.4)        0.7
                                -----        ------     -------        ----
                                $  --        $128.4     $(120.9)       $7.5
                                =====        ======     =======        ====

     The Company incurred $68.4 million of personnel-related costs in 1999. Personnel-related costs associated with the Coltec Acquisition were $66.3 million, consisting of $61.8 million incurred under change in control provisions in employment agreements and $4.5 million in employee severance costs. Personnel-related costs also include employee severance costs of $2.1 million for reductions at the Company's Garlock Sealing Technologies, France Compressor Products and Stemco operating units (approximately 125 positions).

     The Company incurred $57.9 million of transaction costs in 1999. Transaction costs were associated with the Coltec Acquisition and include investment banking fees, accounting fees, legal fees, litigation settlement costs and other transaction costs.

     The Company also incurred $2.1 million of asset write-down and facility consolidation costs in 1999. Facility consolidation costs associated with the Coltec Acquisition were $0.4 million. Asset-write down and facility consolidation costs also include $1.7 million for consolidation activities at the Company's Garlock Sealing Technologies and France Compressor Products operating units. The $1.7 million was comprised of $0.8 million of equipment relocation, $0.8 million of facility closure costs and $0.1 million in asset write-offs.

     The $120.9 million in activity during 1999 represented cash payments.

F.  SALE OF ACCOUNTS RECEIVABLE

     The Company had an agreement to sell certain trade accounts receivable, up to a maximum of $95.0 million until the agreement was terminated in December 2001. At December 31, 2000, $81.5 million of the Company's receivables were sold under this agreement, of which $51.0 million related to discontinued operations and $30.5 million related to continuing operations. Accordingly, $30.5 million of the Company's receivables sold under this agreement were reflected as a reduction of accounts receivable in the 2000 balance sheet. The receivables were sold at a discount, which was included in interest expense in the 2001, 2000 and 1999 income statements.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

G.  INVENTORIES

     Inventories consisted of the following:

                                                          2001           2000
                                                         -------        -------
                                                         (DOLLARS IN MILLIONS)
Finished products......................................  $ 66.2         $ 49.2
In process.............................................    58.4           51.6
Raw materials and supplies.............................    17.3           12.6
                                                         ------         ------
                                                          141.9          113.4
Reserve to reduce certain inventories to LIFO basis....   (13.8)         (12.9)
Progress payments and advances.........................   (45.1)         (34.6)
                                                         ------         ------
          TOTAL........................................  $ 83.0         $ 65.9
                                                         ======         ======

Approximately 57% and 58% of inventories were valued by the LIFO method in 2001 and 2000, respectively.

H.  PROPERTY, PLANT AND EQUIPMENT - NET

     Property, plant and equipment - net consisted of the following:

                                                           2001          2000
                                                         --------      --------
                                                         (DOLLARS IN MILLIONS)
Land...................................................  $   3.8       $   3.1
Buildings and improvements.............................     82.4          76.2
Machinery and equipment................................    272.3         253.8
Construction in progress...............................      8.4           8.0
                                                         -------       -------
                                                           366.9         341.1
Less allowances for depreciation.......................   (228.7)       (216.2)
                                                         -------       -------
          Total........................................  $ 138.2       $ 124.9
                                                         =======       =======

     Amounts charged to expense for depreciation from continuing operations were approximately $21.0 million in 2001 and 2000 and $20.0 million in 1999.

I.  OTHER ACCRUED EXPENSES

     Other accrued expenses consisted of the following:

                                                          2001           2000
                                                         -------        -------
                                                         (DOLLARS IN MILLIONS)
Wages, vacations, pensions and other employment
  costs................................................   $35.0          $18.2
Taxes, other than federal and foreign taxes on
  income...............................................     7.6            4.9
Accrued environmental liabilities......................     5.2            2.6
Accrued interest.......................................     7.7            7.6
Merger-related and consolidation reserves..............     3.2            1.4
Warranty...............................................     5.8            5.2
Other..................................................     4.5           10.8
                                                          -----          -----
          Total........................................   $69.0          $50.7
                                                          =====          =====

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

J.  LONG-TERM DEBT

     At December 31, 2001 and 2000, long-term debt, which is debt payable after one year, consisted of:

                                                          2001           2000
                                                         -------        -------
                                                         (DOLLARS IN MILLIONS)
7.5% senior notes, maturing in 2008....................  $300.0         $300.0
Other debt.............................................    13.0           14.8
                                                         ------         ------
          Total........................................  $313.0         $314.8
                                                         ======         ======

     Coltec Senior Notes. In 1998, the Company privately placed, with institutional investors, $300.0 million of 7.5% senior notes due in 2008. As discussed in Note C, Goodrich intends to offer to exchange all $300.0 million of the principal amount of these notes for new, similar Goodrich securities.

     Other debt includes approximately $12.0 million of industrial revenue bonds issued in 1993, with interest rates ranging from 6.4% to 6.55%, which mature in 2009.

     Maturities of long-term debt in years subsequent to December 31, 2001 are as follows (in millions): 2002 -- $1.6; 2003 -- $0.4; 2004 -- $0.3;
2005 -- $0.2; 2006 -- $0.0; thereafter -- $312.1.

K.  LEASE COMMITMENTS

     Future minimum lease payments from continuing operations, by year and in the aggregate, under noncancelable operating leases with initial or remaining noncancelable lease terms in excess of one year, consisted of the following at December 31, 2001:

                                                          (DOLLARS IN MILLIONS)
                                                          ---------------------
2002...................................................           $ 7.8
2003...................................................             6.1
2004...................................................             4.5
2005...................................................             3.0
2006...................................................             2.5
Thereafter.............................................             8.5
                                                                  -----
          Total minimum payments.......................           $32.4
                                                                  =====

     Net rent expense from continuing operations was $8.2 million, $6.3 million, and $7.8 million at December 31, 2001, 2000 and 1999, respectively.

L.  PENSIONS AND POSTRETIREMENT BENEFITS

     The Parent and its subsidiaries have several noncontributory defined benefit pension plans covering eligible employees. Salaried employees' benefit payments are generally determined using a formula that is based on an employees' compensation and length of service. Hourly employees' benefit payments are generally determined using stated amounts for each year of service.

     The Parent and its subsidiaries also sponsor unfunded defined benefit postretirement plans that provide certain health-care and life insurance benefits to eligible employees. The health-care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features, such as deductibles and coinsurance. The life insurance plans are generally noncontributory.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The qualified pension plans sponsored by the Parent and its subsidiaries were fully funded on an accumulated benefit obligation basis at December 31, 2001 and 2000. Assets for these plans consist principally of corporate and government obligations and commingled funds invested in equities, debt and real estate.

     Amortization of unrecognized transition assets and liabilities, prior service cost and gains and losses (if applicable) are recorded using the straight-line method over the average remaining service period of active employees, or approximately 12 years.

     The employees of the Company are eligible to participate in the pension plans, non-qualified plans and postretirement benefit plans sponsored by the Parent and its subsidiaries. Prior to the Coltec Acquisition, the Company maintained its own pension and postretirement plans since it operated as a separate company. Beginning in 2000, the Parent allocated its combined pension and postretirement benefit cost to its operating divisions. Accordingly, the Coltec pension and postretirement costs in 2001 and 2000 reflect amounts allocated to Coltec by the Parent. The pension service cost identifiable to a business is assigned to that business. The remainder of the Parent's pension expense (or income) for domestic operations, regardless of the plan, is netted and allocated based on each active business's pension benefit obligation (PBO). For international plans, the subsidiary sponsor records the pension expense or income. Post-retirement expense is actuarially determined by business. Management believes these allocations are reasonable.

     The following table summarizes information regarding the Company's pension and postretirement benefit amounts recorded in the Consolidated Balance Sheets at December 31, 2001 and 2000.

                                           PENSION BENEFITS    OTHER BENEFITS
                                           ----------------   ----------------
                                            2001      2000     2001      2000
                                           ------    ------   ------    ------
                                                  (DOLLARS IN MILLIONS)
AMOUNTS RECOGNIZED IN THE
  CONSOLIDATED BALANCE SHEETS CONSIST OF:
  Prepaid benefit cost...................  $ 90.8    $ 71.7   $   --    $   --
  Intangible asset.......................     4.1       2.2       --        --
  Accumulated other comprehensive
     income..............................     5.3       3.2       --        --
  Accrued benefit liability..............   (20.3)    (13.8)   (12.3)    (12.8)
                                           ------    ------   ------    ------
  Net amount recognized..................  $ 79.9    $ 63.3   $(12.3)   $(12.8)
                                           ======    ======   ======    ======

     The Company's income from continuing operations includes $5.6 million, $7.2 million and $13.3 million of pension income in 2001, 2000 and 1999, respectively. The Company's income from continuing operations includes $0.5 million, $0.4 million and $0.6 million of postretirement benefit expense in 2001, 2000 and 1999, respectively.

     The Company's employees also participate in voluntary retirement savings plans for salaried and wage employees maintained by the Parent and its subsidiaries. Under provisions of these plans, eligible employees can receive matching contributions on up to the first 6% of their eligible earnings.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

M.  INCOME TAXES

     Income (loss) from continuing operations before income taxes as shown in the Consolidated Statements of Income consists of the following:

                                                      2001     2000     1999
                                                      -----   ------   ------
                                                       (DOLLARS IN MILLIONS)
Domestic............................................  $ 6.7   $ 62.1   $(72.6)
Foreign.............................................   16.5      9.2      8.2
                                                      -----   ------   ------
          Total.....................................  $23.2   $ 71.3   $(64.4)
                                                      =====   ======   ======

     A summary of income tax (expense) benefit from continuing operations in the Consolidated Statements of Income is as follows:

                                                      2001     2000     1999
                                                     ------   ------   ------
                                                      (DOLLARS IN MILLIONS)
CURRENT:
  Federal..........................................  $ 32.1   $ (3.7)  $(16.1)
  Foreign..........................................    (4.7)    (4.8)    (3.2)
  State............................................     2.6     (0.2)    (1.0)
                                                     ------   ------   ------
                                                       30.0     (8.7)   (20.3)
DEFERRED:
  Federal..........................................   (36.1)   (16.8)    28.6
  State............................................    (2.6)    (1.2)     2.0
                                                     ------   ------   ------
                                                      (38.7)   (18.0)    30.6
                                                     ------   ------   ------
          Total....................................  $ (8.7)  $(26.7)  $ 10.3
                                                     ======   ======   ======

     Significant components of deferred income tax assets and liabilities at December 31, 2001 and 2000, are as follows:

                                                          2001           2000
                                                         -------        -------
                                                         (DOLLARS IN MILLIONS)
Deferred income tax assets:
  Accrual for postretirement benefits other than
     pensions..........................................  $  4.6         $  4.8
  Environmental reserves...............................    12.6           11.1
  Retained liabilities of previously owned
     businesses........................................    21.5           20.9
  Other................................................    15.0           15.9
                                                         ------         ------
     Total deferred income tax assets..................    53.7           52.7
                                                         ======         ======
Deferred income tax liabilities:
  Inventories..........................................    (4.4)          (2.9)
  Tax over book depreciation...........................   (17.6)         (14.5)
  Pensions.............................................   (19.9)         (19.0)
  Payments in excess of insurance recoveries...........   (38.6)         (10.5)
  Other................................................   (14.2)          (8.1)
                                                         ------         ------
          Total deferred income tax liabilities........   (94.7)         (55.0)
                                                         ------         ------
          Net deferred income taxes....................  $(41.0)        $ (2.3)
                                                         ======         ======

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Management has determined, based on the Company's history of prior earnings and its expectations for the future, that taxable income of the Company will more likely than not be sufficient to recognize fully its deferred tax assets. In addition, management's analysis indicates that the turnaround periods for certain of these assets are for long periods of time or are indefinite. The remaining deferred tax assets and liabilities approximately match each other in terms of timing and amounts and should be realizable in the future, given the Company's operating history.

     The effective income tax rate from continuing operations varied from the statutory federal income tax rate as follows:

                                                          PERCENT OF INCOME
                                                                PRETAX
                                                         --------------------
                                                         2001    2000   1999*
                                                         -----   ----   -----
Statutory federal income tax rate......................   35.0%  35.0%   35.0%
Credits................................................   (2.1)  (0.1)     --
State and local taxes..................................     --    1.2     1.1
Tax exempt income from foreign sales corporation.......   (3.3)  (1.3)   (2.3)
Trust distributions....................................  (11.6)  (3.8)   (4.3)
Non-deductible merger-related costs....................     --     --   (15.9)
Repatriation of non-U.S. earnings......................    1.7    1.5     1.3
Differences in rates on consolidated foreign
  subsidiaries.........................................   (4.6)   2.2     0.6
Capital loss transaction...............................   20.9    2.4      --
Other items............................................    1.5    0.4     0.5
                                                         -----   ----   -----
Effective income tax rate..............................   37.5%  37.5%   16.0%
                                                         =====   ====   =====

---------------
* Coltec's effective tax rate in 1999 was a benefit due to a pre-tax loss.

     The Company has not provided for U.S. federal and foreign withholding taxes on $56.4 million of foreign subsidiaries' undistributed earnings as of December 31, 2001, because such earnings are intended to be reinvested indefinitely. It is not practical to determine the amount of income tax liability that would result had such earnings actually been repatriated. On repatriation, certain foreign countries impose withholding taxes. The amount of withholding tax that would be payable on remittance of the entire amount of undistributed earnings would approximate $3.6 million.

N.  BUSINESS SEGMENT INFORMATION

     The Company has two reportable segments. The sealing products segment manufactures sealing and PTFE products. The engineered products segment manufacturers metal polymer bearings, air compressors, engines and specialized tooling. The Company's reportable segments are managed separately based on differences in their products and services. Segment operating income is total segment revenue reduced by operating expenses identifiable with the segment. Corporate unallocated includes general corporate administrative costs (See Note C for a discussion of corporate unallocated costs). Merger-related and consolidation costs are presented separately.

     The Company's business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world. Sealing and Engineered Products' goods and services, however, are principally sold to customers in North America and Europe.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company evaluates performance and allocates resources based on operating income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no significant intersegment sales.

                                                   2001      2000      1999
                                                 --------   ------   ---------
                                                     (DOLLARS IN MILLIONS)
SALES
Sealing Products...............................  $  354.7   $391.1   $   394.6
Engineered Products............................     273.6    263.3       271.1
                                                 --------   ------   ---------
          Total Sales..........................  $  628.3   $654.4   $   665.7
                                                 ========   ======   =========

OPERATING INCOME (LOSS)
Sealing Products...............................  $   45.0   $ 67.5   $    71.0
Engineered Products............................      22.2     46.8        52.6
                                                 --------   ------   ---------
                                                     67.2    114.3       123.6
Corporate unallocated..........................     (10.7)   (10.2)      (26.8)
Merger-related and consolidation costs.........      (3.8)    (1.4)     (128.4)
                                                 --------   ------   ---------
          Total Operating Income (Loss)........  $   52.7   $102.7   $   (31.6)
                                                 ========   ======   =========
ASSETS
Sealing Products...............................  $  210.7   $219.9   $   206.0
Engineered Products............................     332.6    151.1       184.5
Net assets of discontinued operations..........     267.9    218.6       344.1
Corporate                                           456.0    402.2       284.6
                                                 --------   ------   ---------
          Total Assets.........................  $1,267.2   $991.8   $ 1,019.2
                                                 ========   ======   =========
CAPITAL EXPENDITURES
Sealing Products...............................  $    6.5   $  6.7   $     9.8
Engineered Products............................       9.9      7.6        13.3
Corporate......................................        --       --         1.0
                                                 --------   ------   ---------
          Total Capital Expenditures...........  $   16.4   $ 14.3   $    24.1
                                                 ========   ======   =========
DEPRECIATION AND AMORTIZATION EXPENSE
Sealing Products...............................  $   14.6   $ 14.1   $    12.4
Engineered Products............................      13.7     10.8         9.8
Corporate......................................        .5      1.7         2.2
                                                 --------   ------   ---------
          Total Depreciation and
            Amortization.......................  $   28.8   $ 26.6   $    24.4
                                                 ========   ======   =========
GEOGRAPHIC AREAS
  NET SALES
United States..................................  $  438.4   $480.0   $   496.2
Canada.........................................      43.1     41.7        44.6
Europe.........................................      91.4     48.5        67.3
Other Foreign..................................      55.4     84.2        57.6
                                                 --------   ------   ---------
          Total................................  $  628.3   $654.4   $   665.7
                                                 ========   ======   =========

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                   2001      2000      1999
                                                 --------   ------   ---------
                                                     (DOLLARS IN MILLIONS)
PROPERTY
United States..................................  $  109.5   $111.1   $   125.8
Canada.........................................       1.9      1.9         1.5
Europe.........................................      25.3      8.2         5.8
Other Foreign..................................       1.5      3.7         0.6
                                                 --------   ------   ---------
          Total................................  $  138.2   $124.9   $   133.7
                                                 ========   ======   =========

     No customer accounted for 10% or more of net sales in 2001, 2000 or 1999.

O.  ACCOUNTS RECEIVABLE ALLOWANCE

                                   CHARGED
                        BALANCE    TO COSTS                              BALANCE
                       BEGINNING     AND                                   END
                        OF YEAR    EXPENSE    DEDUCTIONS(1)   OTHER(2)   OF YEAR
                       ---------   --------   -------------   --------   -------
                                    (DOLLARS IN MILLIONS)
2001.................    $1.8       $ 0.7         $(0.6)        $0.4      $2.3
2000.................     2.3        (0.2)         (0.3)         --        1.8
1999.................     2.6         0.6          (0.9)         --        2.3

---------------

(1) Write-off of doubtful accounts, net of recoveries

(2) Acquisitions

P.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company's accounting policies with respect to financial instruments are described in Note B.

     The carrying values of the Company's significant financial instruments reflected in the consolidated balance sheets approximate their respective fair values at December 31, 2001 and 2000, except for the following instruments:

                                               2001                2000
                                         -----------------   -----------------
                                         CARRYING    FAIR    CARRYING    FAIR
                                          VALUE     VALUE     VALUE     VALUE
                                         --------   ------   --------   ------
                                                 (DOLLARS IN MILLIONS)
Long-term investments..................   $ 23.7    $ 24.2    $ 22.5    $ 22.3
Long-term debt.........................   $314.6    $330.0    $317.3    $318.6
Mandatorily redeemable convertible
  preferred securities of trust
  (TIDES)..............................   $150.0    $106.7    $149.3    $123.9

     The Company has an outstanding contingent liability for guaranteed debt and lease payments of $22.5 million, and for letters of credit of $0.2 million. It was not practical to obtain independent estimates of the fair values for the contingent liability for guaranteed debt and lease payments and for letters of credit without incurring excessive costs. In the opinion of management, non-performance by the other parties to the contingent liabilities will not have a material effect on the Company's consolidated financial condition or results of operations.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Q.  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

     Accumulated other comprehensive income (loss) consisted of the following:

                                                          2001           2000
                                                         -------        -------
                                                         (DOLLARS IN MILLIONS)
Unrealized translation adjustments.....................  $(12.3)        $(11.8)
Minimum pension liability..............................    (3.3)          (3.2)
                                                         ------         ------
Accumulated other comprehensive income (loss)..........  $(15.6)        $(15.0)
                                                         ======         ======

R.  SUPPLEMENTAL CASH FLOW INFORMATION

     The following table sets forth supplemental cash flow information related to acquisitions accounted for under the purchase method and interest paid:

                                                      2001     2000     1999
                                                     -------   -----   ------
                                                      (DOLLARS IN MILLIONS)
Estimated fair value of tangible assets acquired...  $  45.4   $  --   $   --
Goodwill and identifiable intangible assets
  acquired.........................................    125.1      --       --
Cash paid..........................................   (155.1)     --       --
                                                     -------   -----   ------
Liabilities assumed or created.....................  $  15.4   $  --   $   --
                                                     =======   =====   ======
Interest paid (net of amount capitalized)..........  $  23.7   $28.4   $ 37.2

S.  MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF TRUST (TIDES)

     In April 1998, Coltec Capital Trust, a Delaware business trust and a wholly owned subsidiary of the Company privately placed with institutional investors $150 million (3,000,000 shares at liquidation value of $50 per Convertible Preferred Security) of 5 1/4% Convertible Preferred Securities -- Term Income Deferred Equity Securities, or TIDES. The TIDES represent undivided beneficial ownership interests in the trust. In connection with the issuance of the TIDES, Coltec issued an equivalent aggregate principal amount of its 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures due April 15, 2028, or TIDES Debentures, all of which were acquired by Coltec Capital Trust with the proceeds from the private placement of the TIDES. Coltec Capital Trust has essentially no other assets or liabilities other than the TIDES Debentures. The obligations of Coltec Capital Trust with respect to the TIDES are guaranteed jointly and severally by Coltec and Goodrich. The TIDES are convertible at the option of the holders at any time into the common stock of the Parent at an effective conversion price of $52.34 per share and are redeemable at the Parent's option after April 20, 2001 at 102.63% of the liquidation amount declining ratably to 100% after April 20, 2004.

     Following the distribution and until April 15, 2028, each TIDES will be convertible, at the option of the holder, into a combination of 0.955248 of a share of Goodrich common stock and 0.1910496 of a share of EnPro common stock, subject to adjustment. In March 2002, Coltec purchased call options on 2,865,744 shares of Goodrich common stock with an exercise price of $52.34 per share, which represents the total Goodrich shares that would be required if all TIDES holders convert. The call options provide for either an adjustment to the exercise price or a cash payment if there is a change in the cash dividends paid on Goodrich common stock. One-third of these call options expire in March 2005, and the remainder expire in March 2007. Until they expire, the call options will reduce Coltec's risk that the cash required to finance conversions of the TIDES would exceed the $150 million liquidation value. The cost of these call options was approximately $15 million.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

T.  STOCK OPTION PLAN

     As a business unit of the Parent, the Company has no employee stock option plan; however, certain eligible employees of the Company participate in the Parent's Stock Option Plan (the "Plan"). Generally, options granted by the Parent are exercisable at the rate of 35% after one year, 70% after two years and 100% after three years. Certain options are fully exercisable immediately after grant. The term of each option cannot exceed 10 years from the date of grant. All options granted under the Plan have been granted at not less than 100% of market value (as defined) on the date of grant.

     Pro forma information regarding net income is required by FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and has been determined as if the Parent had accounted for its employee stock options under the fair value method described within that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                          2001   2000   1999
                                                          ----   ----   ----
Risk-Free Interest Rate (%).............................  5.0    5.0     6.7
Dividend Yield (%)......................................  3.5    3.4     3.5
Volatility Factor (%)...................................  44.2   37.5   36.0
Weighted Average Expected Life of the Options (years)...  7.0    7.0     7.0

     The option valuation model requires the input of highly subjective assumptions, primarily stock price volatility, changes in which can materially affect the fair value estimate. The weighted-average fair values of stock options granted by the Parent during 2001, 2000 and 1999 were $13.78, $8.65 and $12.13, respectively.

     During 1999, restricted stock awards for 89,910 shares were made under the Parent's stock option plan including those made to employees of discontinued operations. Restricted stock awards may be subject to conditions established by the Board of Directors. Under the terms of the restricted stock awards, the granted stock vests two years and 10 months after the award date. Restricted shares held by all employees will continue to vest under their original terms after the Distribution. The cost of these awards, determined as the market value of the shares at the date of grant, is being amortized over the vesting period. In 2001, 2000 and 1999, $0.2 million, $0.1 million and $0.9 million, respectively, was charged to expense of continuing operations for restricted stock awards. Of the $0.9 million of expense recognized in 1999, $0.8 million related to acceleration of vesting in connection with the Coltec Acquisition.

     The Stock Option Plan of the Parent also provides that shares of common stock may be awarded as performance shares to certain key executives having a critical impact on long-term performance. Dividends are earned on phantom shares and are reinvested in additional phantom shares. Under this plan, compensation expense is recorded based on the extent performance objectives are expected to be met. Employees of the Company received grants in 2001 and 2000 only, as they were not participants in the plan before the Coltec Acquisition. In 2001 and 2000, $.4 million and $1.1 million, respectively, was charged to expense of continuing operations for performance shares. If the provisions of SFAS 123 had been used to account for awards of performance shares, the weighted-average grant-date fair value of performance shares granted in 2001 and 2000 would have been $38.62 and $23.12 per share, respectively.

U.  DISCONTINUED OPERATIONS

     Prior to the Distribution, Coltec will dividend Coltec Aerospace to Goodrich. The dividend of Coltec Aerospace to Goodrich represents the disposal of a segment under APB 30. Accordingly, Coltec Aerospace has been accounted for as a discontinued operation and the revenues, costs and expenses, assets and

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

liabilities, and cash flows have been segregated in the Company's Consolidated Statements of Income, Consolidated Balance Sheets and Consolidated Statements of Cash Flows.

     The following summarizes the results of discontinued operations, which consist solely of the results of Coltec Aerospace:

                                                      2001     2000     1999
                                                     ------   ------   ------
                                                      (DOLLARS IN MILLIONS)
Sales..............................................  $843.3   $782.1   $790.9
                                                     ======   ======   ======
Pretax income from discontinued operations.........  $140.6   $ 97.2   $101.9
Income tax expense.................................    46.5     33.0     40.0
                                                     ------   ------   ------
Income from discontinued operations................  $ 94.1   $ 64.2   $ 61.9
                                                     ======   ======   ======

V.  COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries have numerous purchase commitments for materials and supplies incident to the ordinary course of business.

CONTINGENCIES

        GENERAL

     There are pending or threatened against the Company or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability, asbestos and environmental matters, which seek remedies or damages. The Company believes that any liability that may finally be determined with respect to commercial and non-asbestos product liability claims should not have a material effect on the Company's consolidated financial condition or results of operations. From time to time, the Company and its subsidiaries are also involved in legal proceedings as plaintiffs involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when they are realized.

        ENVIRONMENTAL

     The Company and its subsidiaries are generators of both hazardous wastes and non-hazardous wastes, the treatment, storage, transportation and disposal of which are subject to various laws and governmental regulations. Although past operations were in substantial compliance with the then-applicable regulations, the Company has been designated as a potentially responsible party ("PRP") by the U.S. Environmental Protection Agency ("EPA"), or similar state agencies, in connection with several sites.

     The Company initiates corrective and/or preventive environmental projects of its own to ensure safe and lawful activities at its current operations. It also conducts a compliance and management systems audit program. The Company believes that compliance with current laws and governmental regulations concerning the environment will not have a material adverse effect on its capital expenditures, earnings or competitive position.

     The Company's environmental engineers and consultants review and monitor environmental issues at past and existing operating sites, as well as off-site disposal sites at which the Company has been identified as a PRP. This process includes investigation and remedial selection and implementation, as well as negotiations with other PRPs and governmental agencies.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The environmental amounts recorded in the financial statements have been recorded on an undiscounted basis. The Company believes that its reserves are adequate based on currently available information. Management believes that it is reasonably possible that additional costs may be incurred beyond the amounts accrued as a result of new information. However, the amounts, if any, cannot be estimated and management believes that they would not be material to the Company's consolidated financial condition, but could be material to the Company's consolidated results of operations in a given period.

        OTHER CONTINGENT LIABILITY MATTERS

     The Company has some contingent liabilities related to discontinued operations of its predecessors and for which it retained liability or is obligated under indemnity agreements. These contingent liabilities include potential product liability and associated claims related to the Company's former Colt Firearms subsidiary for firearms manufactured prior to 1990 and related to the Company's former Central Maloney subsidiary for electrical transformers manufactured prior to 1994. There are currently no claims pending against the Company related to these former subsidiaries. However, such claims could arise in the future. The Company also has ongoing obligations with regard to workers compensation and medical benefit matters associated with Crucible Materials Corporation and Colt Firearms that relate to the Company's periods of ownership of these companies.

        ASBESTOS

     Garlock and Anchor. Two subsidiaries of the Company, Garlock Sealing Technologies, LLC ("Garlock") and The Anchor Packing Company ("Anchor"), have been among a number of defendants (typically 15 to 40) in actions filed in various states by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. Among the products at issue in those actions are industrial sealing products, predominantly gaskets, manufactured and/or sold by Garlock or Anchor. The damages claimed vary from action to action and in some cases plaintiffs seek both compensatory and punitive damages. To date, neither Garlock nor Anchor has been required to pay any punitive damage awards, although there can be no assurance that they will not be required to do so in the future. Liability for compensatory damages has historically been allocated among all responsible defendants, thus limiting the potential monetary impact of a particular judgment or settlement on any individual defendant.

     The Company believes that Garlock and Anchor are in a favorable position compared to many other asbestos defendants because, among other things, the asbestos-containing products sold by Garlock and Anchor are encapsulated, which means the asbestos fibers are incorporated into the product during the manufacturing process and sealed in a binder. They are also nonfriable, which means they cannot be crumbled by hand pressure. The Occupational Safety and Health Administration, which began generally requiring warnings on asbestos-containing products in 1972, has never required that a warning be placed on products such as Garlock's gaskets. Notwithstanding that no warning label has been required, Garlock included one on all of its asbestos-containing products beginning in 1978. Further, gaskets such as those previously manufactured and sold by Garlock are one of the few asbestos-containing products permitted to be manufactured under regulations of the EPA. Since the mid-1980s, U.S. sales of asbestos-containing industrial sealing products have not been a material part of Garlock's sales and those sales have been predominantly to sophisticated purchasers such as the U.S. Navy and large petrochemical facilities. These purchasers generally have extensive health and safety procedures and are familiar with the risks associated with the use and handling of industrial sealing products that contain asbestos. Garlock discontinued distributing asbestos-containing products in the U.S. during 2000 and worldwide in mid-2001.

     Garlock settles and disposes of actions on a regular basis. In addition, some actions are disposed of at trial. Garlock's historical settlement strategy has been to try to match the timing of payments with

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

recoveries received from insurance. However, in 1999 and 2000, Garlock implemented a short-term aggressive settlement strategy. The purpose of this short-term strategy was to achieve a permanent reduction in the number of overall asbestos claims through the settlement of a larger than normal number of claims, including some claims not yet filed as lawsuits. Garlock believes that these settlements were at a lower overall cost to Garlock than would eventually have been paid even though the timing of payment was accelerated. Mainly due to this short-term aggressive settlement strategy and because settlements are made over a period of time, the settlement amounts paid in 2000 and 1999 increased over prior periods.

     Settlements are generally made on a group basis with payments made to individual claimants over a period of one to four years and are made without any admission of liability. Settlement amounts vary depending upon a number of factors, including the jurisdiction where the action was brought, the nature of the disease alleged, the occupation of the plaintiff, the presence or absence of other possible causes of the plaintiff's alleged illness, the availability of legal defenses, such as the statute of limitations, and whether the action is an individual one or part of a group. Garlock's allocable portion of the total settlement amount for an action typically ranges from 1% to 2% of the total amount.

     Before any payment on a settled claim is made, the claimant is required to submit a medical report acceptable to Garlock substantiating the asbestos-related illness and meeting specific criteria of disability. In addition, sworn testimony that the claimant worked with or around Garlock asbestos-containing products is required. Generally, the claimant is also required to sign a full and unconditional release of Garlock, its subsidiaries, parent, officers, directors, affiliates and related parties from any liability for asbestos-related injuries or claims.

     When a settlement demand is not reasonable given the totality of the circumstances, Garlock generally will try the case. Garlock has been successful in winning a substantial majority of the cases it has tried to verdict. Garlock's share of adverse verdicts in these cases in 2001, 2000 and 1999 totaled less than $7 million in the aggregate, and some of those verdicts are on appeal.

     Anchor is an inactive and insolvent subsidiary of Coltec. The insurance coverage available to it is fully committed. Anchor continues to pay settlement amounts covered by its insurance but has not committed to settle any further actions since 1998. As cases reach the trial stage, Anchor is typically dismissed without payment.

     The insurance coverage available to Garlock is substantial. As of December 31, 2001, Garlock had available $1.011 billion of insurance coverage from carriers that it believes to be solvent. Of that amount, $119 million is allocated to claims that have been paid by Garlock and submitted to its insurance companies for reimbursement and $161 million has been committed to claim settlements not yet paid by Garlock. Thus, at December 31, 2001, $731 million remained available for coverage of future claims. Insurance coverage for asbestos claims is not available to cover exposures initially occurring on and after July 1, 1984. Garlock and Anchor continue to be named as defendants in new actions, a few of which allege initial exposure after July 1, 1984. To date, no payments with respect to these claims, pursuant to a settlement or otherwise, have been made. In addition, Garlock and Anchor believe that they have substantial defenses to these claims and therefore automatically reject them for settlement. However, there can be no assurance that any or all of these defenses will be successful in the future.

     Arrangements with Garlock's insurance carriers limit the amount that can be received by it in any one year. The amount of insurance available to cover claims paid by Garlock currently is limited to $80 million per year in 2001 and 2000, and $60 million in 1999, covering both settlements and reimbursements of legal fees. This limit automatically increases by 8% every three years. Amounts paid by Garlock in excess of this annual limit that would otherwise be recoverable from insurance may be collected from the insurance companies in subsequent years so long as insurance is available but subject to the annual limit in each

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

subsequent year. As a result, Garlock is required to pay out of its own cash any amounts paid to settle or dispose of asbestos-related claims in excess of the annual limit and collect these amounts from its insurance carriers in subsequent years. Various options, such as raising the annual limit, are being pursued to ensure as close a match as possible between payments by Garlock and recoveries received from insurance. There can be no assurance that Garlock will be successful as to any or all of these options.

     In accordance with internal procedures for the processing of asbestos product liability actions and due to the proximity to trial or settlement, certain outstanding actions against Garlock and Anchor have progressed to a stage where the cost to dispose of these actions can reasonably be estimated. These actions are classified as actions in advanced stages and are included in the table as such below. With respect to outstanding actions against Garlock and Anchor that are in preliminary procedural stages, as well as any actions that may be filed in the future, insufficient information exists upon which judgments can be made as to the validity or ultimate disposition of such actions, thereby making it difficult to reasonably estimate what, if any, potential liability or costs may be incurred. Accordingly, no estimate of future liability has been included in the table below for such claims.

     The Company records an accrual for liabilities related to Garlock and Anchor asbestos-related matters that are deemed probable and can be reasonably estimated, which consist of settled claims and actions in advanced stages of processing. The Company also records an asset equal to the amount of those liabilities that is expected to be recovered by insurance. A table is provided below depicting quantitatively the items discussed above.

                                                         YEAR ENDED   YEAR ENDED   YEAR ENDED
                                                            2001         2000         1999
                                                         ----------   ----------   ----------
(NUMBER OF CASES)
  New Actions Filed During the Year(1).................    37,600       36,200       30,200
  Actions in Advanced Stages at Year-End...............     2,500        5,800        8,300
  Open Actions at Year-End.............................    95,400       96,300       96,000

(DOLLARS IN MILLIONS AT YEAR-END)
  Estimated Liability for Settled Claims and Actions in
     Advanced Stages of Processing(2)..................   $ 170.9      $ 231.2      $ 163.1
  Estimated Amounts Recoverable From Insurance(2)(3)...   $ 293.7      $ 285.7      $ 188.2

(DOLLARS IN MILLIONS)
  Payments(2)..........................................   $ 162.7      $ 119.7      $  84.5
  Insurance Recoveries(2)..............................      87.9         83.3         65.2
                                                          -------      -------      -------
  Net Cash Flow(3).....................................   $ (74.8)     $ (36.4)     $ (19.3)
                                                          =======      =======      =======

----------------------

(1) Consists only of actions actually filed with a court of competent jurisdiction. To the extent that a particular action names both Garlock and Anchor as defendants, for purposes of this table the action is treated as a single action.

(2) Includes amounts with respect to all claims settled, whether or not an action has actually been filed with a court of competent jurisdiction, claims which have been dismissed or tried and claims otherwise closed during the period.

(3) Payments made during the period for which Garlock does not receive a corresponding insurance recovery due to the annual limit imposed under Garlock's insurance policies will be recovered in future periods to the extent insurance is available. When estimating the amounts recoverable, Garlock only includes insurance coverage available from carriers believed to be solvent.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As shown in the table above, the number of new actions filed during 2001 increased slightly over 2000, while the number of new actions filed during 2000 increased significantly over 1999. The Company believes these increases represent an acceleration of claims from future periods mostly attributable to bankruptcies of other asbestos defendants. The acceleration of claims may have the impact of accelerating the associated settlement payments. The Company believes the number of new actions will decrease in future years due, in part, to the previously-described acceleration of future claims and because the largest asbestos exposures occurred prior to the mid-1970s. However, there can be no assurance that the number of new claims filed will not remain at current levels or increase in future years.

     Garlock and Anchor recorded charges to operations amounting to approximately $8.0 million in each of 2001, 2000 and 1999, representing payments and related expenditures made during the periods which are not recoverable at all under insurance, whether in the present period or in future periods.

     Garlock and Anchor paid $74.8 million, $36.4 million and $19.3 million for the defense and disposition of asbestos-related actions, net of amounts received from insurance carriers, during 2001, 2000 and 1999, respectively. The amount of payments in 2001 was consistent with the expectation that payments during 2001 would be higher than in 2000 and 1999.

     Considering the foregoing, as well as the experience of the Company's subsidiaries and other defendants in asbestos litigation, the likely sharing of judgments among multiple responsible defendants, recent bankruptcies of other defendants, legislative efforts and given the substantial amount of insurance coverage that Garlock expects to be available from its solvent carriers, the Company believes that pending actions against Garlock and Anchor are not likely to have a material adverse effect on the Company's consolidated financial condition, but could be material to the Company's consolidated results of operations or cash flows in a given period. However, because of the uncertainty as to the number and timing of potential future actions, as well as the amount that will have to be paid to settle or satisfy any such actions in the future, there can be no assurance that those future actions will not have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows.

     Other. The Company, and some of its subsidiaries (other than Garlock and Anchor) have also been named as defendants in various actions by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. The number of claims to date has not been significant and insurance coverage is available to the Company. Based on the above, the Company believes that these pending and reasonably anticipated future actions are not likely to have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows and are therefore not discussed above.

     The Company, Garlock, Anchor and some of the Company's other subsidiaries are also defendants in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants and co-defendants. Based on past experience, the Company believes that these categories of claims are not likely to have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows and are therefore not discussed above.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                              2001                                2000
                                ---------------------------------   ---------------------------------
                                FIRST    SECOND   THIRD    FOURTH   FIRST    SECOND   THIRD    FOURTH
                                ------   ------   ------   ------   ------   ------   ------   ------
                                                        (DOLLARS IN MILLIONS)
Total Sales...................  $162.4   $158.2   $144.7   $163.0   $176.3   $172.6   $154.8   $150.7
Gross Profit(1)...............    52.8    50.6      42.8    36.4      61.5    59.6      53.7     49.5
  Selling and Administrative
     Costs....................   (30.2)  (31.1)    (29.3)  (35.5)    (32.3)  (29.9)    (29.7)   (28.3)
  Merger-Related and
     Consolidation Costs......      --    (1.3)      0.5    (3.0)       --      --        --     (1.4)
                                ------   ------   ------   ------   ------   ------   ------   ------
Total Operating Income
  (Loss)......................  $ 22.6   $18.2    $ 14.0   $(2.1)   $ 29.2   $29.7    $ 24.0   $ 19.8
                                ======   ======   ======   ======   ======   ======   ======   ======
Income (Loss) From:
  Continuing Operations.......  $  7.3   $ 4.6    $  2.4   $(7.7)   $ 10.7   $12.5    $  8.2   $  5.3
  Discontinued Operations.....    20.8    25.5      26.8    21.0      21.1    13.9      17.0     12.2
                                ------   ------   ------   ------   ------   ------   ------   ------
Net Income....................  $ 28.1   $30.1    $ 29.2   $13.3    $ 31.8   $26.4    $ 25.2   $ 17.5
                                ======   ======   ======   ======   ======   ======   ======   ======

----------------------

(1) Gross profit represents total sales less cost of sales.

     The second, third and fourth quarters of 2001 include $1.3 million, $(0.5) million and $3.0 million of pre-tax charges (credit), respectively, for restructuring activities at the Garlock Sealing Technologies, Stemco, Fairbanks Morse and Sterling Die operating units.

     The fourth quarter of 2000 includes a $1.4 million pre-tax charge for restructuring activities.

     The letter of transmittal and any other required documents should be sent or delivered by each holder or that holder's broker, dealer, commercial bank, trust company or nominee to the exchange agent at one of its addresses set forth below.

                 The exchange agent for the exchange offer is:

                                BANK OF NEW YORK

By Registered/Certified Mail     By Facsimile Transmission:         By Hand or Overnight
   or Overnight Services:        (For Eligible Institutions               Courier:
                                            Only)
15 Broad Street -- 16th Floor          (212) 235-2261                  15 Broad Street
 Corporate Trust Department                                      Corporate Trust Department
  New York, New York 10286                                        New York, New York 10286
      Attn: Mr. Kin Lau          For Confirmation Telephone:          Attn: Mr. Kin Lau
   Reorganization Section              (212) 235-2358              Reorganization Section

     Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth below. Holders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of old Coltec notes, holders are directed to contact the depositary.

                The information agent for the exchange offer is:

                        [Mellon Investor Services Logo]

                           44 Wall Street, 7th Floor
                               New York, NY 10005
                 Banks and Brokers Call Collect: (917) 320-6286
                   All Others Call Toll Free: (800) 241-6711

                 The dealer manager for the exchange offer is:

                           SALOMON SMITH BARNEY INC.

                              390 Greenwich Street
                               New York, NY 10013
                        Attn: Liability Management Group
                        (800) 558-3745 (Call Toll Free)

April 16, 2002

                             LETTER OF TRANSMITTAL

                              GOODRICH CORPORATION
                                  $300,000,000
                OFFER TO EXCHANGE ITS NEW 7 1/2% NOTES DUE 2008
                                      FOR
         7 1/2% SERIES B SENIOR NOTES DUE 2008 OF COLTEC INDUSTRIES INC

                           Pursuant to the Prospectus
                              Dated April 16, 2002

 THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY
                                     TIME,
 ON TUESDAY, MAY 14, 2002 (THE "EXPIRATION DATE") UNLESS THE EXCHANGE OFFER IS
                                   EXTENDED.

                 The Exchange Agent for the Exchange Offer is:

                              THE BANK OF NEW YORK

     By Registered Certified Mail    By Facsimile Transmission:              By Hand:
                  or                 (For Eligible Institutions
          Overnight Services:                   Only)

     15 Broad Street -- 16th Floor         (212) 235-2261                 15 Broad Street
      Corporate Trust Department                                    Corporate Trust Department
       New York, New York 10286                                            Ground Floor
           Attn: Mr. Kin Lau         For Confirmation Telephone:     New York, New York 10286
        Reorganization Section             (212) 235-2358                Attn: Mr. Kin Lau
                                                                      Reorganization Section

     DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS, OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE NUMBER, OTHER THAN AS SET FORTH ABOVE, DOES NOT CONSTITUTE A VALID DELIVERY.

     The undersigned acknowledges that he or she has received and reviewed the Prospectus, dated April 16, 2002 (the "Prospectus"), of Goodrich Corporation, a New York corporation ("Goodrich"), and this Letter of Transmittal (the "Letter"), which together and with any amendments and supplements thereto constitute Goodrich's offer (the "Exchange Offer") to exchange its 7 1/2% Notes due 2008 (the "New Goodrich Notes") for a like principal amount of the 7 1/2% Series B Senior Notes due 2008 of Coltec Industries Inc, a Pennsylvania corporation ("Coltec," and such notes, the "Old Coltec Notes") and currently a subsidiary of Goodrich. The Bank of New York is the exchange agent (the "Exchange Agent") in the Exchange Offer.

     For each Old Coltec Note accepted for exchange, the holder of such Old Coltec Note (the "Holder") will receive a New Goodrich Note having a principal amount equal to that of the surrendered Old Coltec Note. The New Goodrich Notes will bear interest from the most recent date to which interest has been paid on the Old Coltec Notes. However, if the Exchange Offer is completed after the immediately preceding record date for the payment of interest on the Old Coltec Notes and before the payment date associated with such record date, then the interest payable on the first interest payment date following consummation of the Exchange Offer will be paid to the registered Holders of the Old Coltec Notes on that record date. Current Holders of Old Coltec Notes whose Old Coltec Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Coltec Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

     This Letter is to be completed by a Holder of Old Coltec Notes either if
(1) certificates are to be forwarded herewith or (2) tenders are to be made by book-entry transfer ("Book-Entry Transfer") to the account maintained by the Exchange Agent at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "The Exchange Offer -- Procedures for Tendering -- Valid Tender of Book-Entry Notes" section of the Prospectus. Holders of Old Coltec Notes whose certificates are not immediately available, or who are unable to deliver their certificates or confirmation of the book-entry tender of their Old Coltec Notes into the Exchange Agent's account at DTC (a "Book-Entry Confirmation") and all other documents required by this Letter to the Exchange Agent on or prior to the Expiration Date, must tender their Old Coltec Notes according to the guaranteed delivery procedures set forth in "The Exchange
Offer -- Guaranteed Delivery Procedures" section of the Prospectus. See Instruction 2. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

     The undersigned has completed the appropriate boxes below and signed this Letter to indicate the action the undersigned desires to take with respect to the Exchange Offer.

------------------------------------------------------------------------------------------------------------
                                  DESCRIPTION OF OLD COLTEC NOTES TENDERED
------------------------------------------------------------------------------------------------------------
NAME(S) AND ADDRESS(ES) OF REGISTERED HOLDER(S)                   OLD COLTEC NOTES TENDERED
           (PLEASE FILL IN, IF BLANK)                   (ATTACH ADDITIONAL SIGNED LIST IF NECESSARY)
------------------------------------------------------------------------------------------------------------
                                                                     AGGREGATE PRINCIPAL
                                                     CERTIFICATE        AMOUNT OF OLD     PRINCIPAL AMOUNT
                                                     NUMBER(S)*         COLTEC NOTES         TENDERED**
                                                   ------------------------------------------------------

                                                   ------------------------------------------------------

                                                   ------------------------------------------------------

                                                   ------------------------------------------------------

                                                   ------------------------------------------------------
                                                        TOTAL
------------------------------------------------------------------------------------------------------------
 THE INSTRUCTIONS SET FORTH IN THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF
 TRANSMITTAL IS COMPLETED.
------------------------------------------------------------------------------------------------------------
  * Need not be completed if transfer is made by book-entry transfer.
 ** A holder will be deemed to have tendered ALL Old Coltec Notes unless a lesser amount is specified by this column. Old Coltec Notes tendered hereby must be in denominations of principal amount of $1,000 and any integral multiples thereof. See Instruction 4. IF ANY OF THE CERTIFICATES REPRESENTING OLD COLTEC
    NOTES THAT YOU OWN HAVE BEEN LOST OR DESTROYED, SEE INSTRUCTION 10.
------------------------------------------------------------------------------------------------------------

[ ] CHECK HERE IF TENDERED OLD COLTEC NOTES ARE BEING DELIVERED BY BOOK-ENTRY
    TRANSFER MADE TO AN ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH THE DTC AND COMPLETE THE FOLLOWING (ONLY PARTICIPANTS IN DTC MAY DELIVER OLD COLTEC NOTES BY BOOK-ENTRY TRANSFER):

Name of Tendering Institution
                              --------------------------------------------------

Account Number
               -----------------------------------------------------------------

Transaction Code Number
                        --------------------------------------------------------

[ ] CHECK HERE IF TENDERED OLD COLTEC NOTES ARE BEING DELIVERED PURSUANT TO A
    NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT, ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY AND COMPLETE THE
    FOLLOWING:

Name(s) of Registered Owner(s)
                               -------------------------------------------------

Window Ticket No. (if any)
                           -----------------------------------------------------

Date of Execution of Notice of Guaranteed Delivery
                                                   -----------------------------

Name of Institution that Guaranteed Delivery
                                             -----------------------------------

              If delivered by Book-Entry Transfer check box:  [ ]

Name of Tendering Institution
                              --------------------------------------------------

Account Number
               -----------------------------------------------------------------

Transaction Code Number
                        --------------------------------------------------------

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

     The undersigned hereby tenders to Goodrich the above-described Old Coltec Notes, upon the terms and subject to the conditions set forth in the Prospectus and this Letter of Transmittal, receipt of which is hereby acknowledged.

     Upon the terms of the Exchange Offer, subject to, and effective upon, acceptance for exchange of, and exchange for, the Old Coltec Notes tendered herewith in accordance with terms of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, Goodrich all right, title and interest in and to all the Old Coltec Notes that are being tendered hereby and irrevocably constitutes and appoints the Exchange Agent, the true and lawful agent and attorney-in-fact of the undersigned, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to the full extent of the undersigned's rights with respect to such Old Coltec Notes (a) to deliver certificates for such Old Coltec Notes or transfer ownership of such Old Coltec Notes on the account books maintained by DTC together, in any such case, with all accompanying evidences of transfer and authenticity to, or upon the order of, Goodrich, and (b) to receive all benefits and otherwise exercise all rights of beneficial ownership of such Old Coltec Notes, all in accordance with the terms of the Exchange Offer.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the tendered Old Coltec Notes and, when the same are accepted for exchange by Goodrich, Goodrich will acquire good title thereto, free and clear of all liens, restrictions, claims and encumbrances and the same will not be subject to any adverse claim. The undersigned will, upon request, execute any additional documents deemed by the Exchange Agent or Goodrich to be necessary or desirable to complete the exchange, assignment and transfer of the tendered Old Coltec Notes.

     All authority conferred or agreed to be conferred pursuant to this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned. Except as stated in the Prospectus, this tender is irrevocable.

     The undersigned hereby irrevocably appoints the designees of Goodrich, and each of them, the attorneys-in-fact and proxies of the undersigned, each with full power of substitution, to execute any written consent concerning any matter as each such attorney-in-fact and proxy or his or her substitute shall in his or her sole discretion deem proper with respect to, and to otherwise act as each such attorney-in-fact and proxy or his or her substitute shall in his or her sole discretion deem proper with respect to, the Old Coltec Notes tendered hereby that have been accepted for exchange by Goodrich prior to the time any such action is taken and with respect to which the undersigned is entitled to vote. This appointment is effective when, and only to the extent that, Goodrich accepts for exchange such Old Coltec Notes as provided in the Prospectus. This power of attorney and proxy are irrevocable and are granted in consideration of the acceptance for exchange of such Old Coltec Notes in accordance with terms of the Exchange Offer. Upon such acceptance for exchange, all prior powers of attorney, proxies and consents given by the undersigned with respect to such Old Coltec Notes will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective) by the undersigned.

     The undersigned understands that the valid tender of Old Coltec Notes pursuant to any of the procedures described in the "Exchange Offer" section of the Prospectus and in the Instructions hereto will constitute a binding agreement between the undersigned and Goodrich upon the terms and subject to the conditions of the Exchange Offer.

     Unless otherwise indicated herein under "Special Issuance Instructions," please deliver the New Goodrich Notes in the name of the undersigned or, in the case of Book-Entry Transfer of Old Coltec Notes, please credit the account indicated above maintained at DTC. Similarly, unless otherwise indicated under "Special Delivery Instructions" below, please send the New Goodrich Notes to the undersigned at the address shown above in the box entitled "Description of New Goodrich Notes."

[ ] CHECK HERE IF ANY OF THE CERTIFICATES REPRESENTING OLD COLTEC NOTES THAT YOU
    OWN HAVE BEEN LOST OR DESTROYED AND SEE INSTRUCTION 10.

Number of Old Coltec Notes represented by the lost or destroyed certificates: __


                         SPECIAL ISSUANCE INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 5, 6 AND 7)

     To be completed ONLY if certificates for Old Coltec Notes not tendered or not accepted for exchange and/or New Goodrich Notes are to be issued in the name of someone other than the undersigned, or if Old Coltec Notes delivered by Book-Entry Transfer which are not accepted for exchange are to be returned by credit to an account maintained at DTC other than the account indicated above.
Issue          [ ]  Old Coltec Notes               [ ]  New Goodrich
Notes to:

Name
                                 (PLEASE PRINT)
Address
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

--------------------------------------------------------------------------------
                 (TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER)

                   (See substitute Form W-9 included herein)

[ ] Credit unexchanged Old Coltec Notes delivered by Book-Entry Transfer to the
    DTC account set forth below:

--------------------------------------------------------------------------------
                      (DTC ACCOUNT NUMBER, IF APPLICABLE)


                         SPECIAL DELIVERY INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 5, 6 AND 7)

     To be completed ONLY if certificates for Old Coltec Notes not tendered or not accepted for exchange and/or New Goodrich Notes are to be sent to someone other than the undersigned, or to the undersigned at an address other than shown in the box entitled "Description of Old Coltec Notes Tendered" on this Letter.
Mail           [ ]  Old Coltec Notes               [ ]  New Goodrich
Notes to:

Name
     ---------------------------------------------------------------------------
                                 (PLEASE PRINT)
Address
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

------------------------- ------------------------------------------------------
                 (TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER)

                             IMPORTANT -- SIGN HERE
                   (ALSO COMPLETE SUBSTITUTE FORM W-9 BELOW)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          (SIGNATURE(S) OF HOLDER(S))

                          Dated:                , 2002
                                 ---------------

     (Must be signed by registered Holder(s) as name(s) appear(s) on the certificate(s) for the Old Coltec Notes or on a security position listing or by person(s) authorized to become registered Holder(s) by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, please provide the following information and see Instruction 5.)

Name(s)
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 (PLEASE PRINT)

Capacity (full title)
                      ----------------------------------------------------------

Address:
         -----------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

(Area Code and Telephone Number)
                                 -----------------------------------------------

(Tax Identification or Social Security Number)
                                               ---------------------------------

                           GUARANTEE OF SIGNATURE(S)
                   (IF REQUIRED -- SEE INSTRUCTIONS 1 AND 5)

Authorized Signature(s)
                        --------------------------------------------------------

Name(s)
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 (PLEASE PRINT)

Title
      --------------------------------------------------------------------------

Name of Firm
             -------------------------------------------------------------------

Address
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

Area Code and Telephone Number
                               -------------------------------------------------

Dated:                               , 2002
       ------------------------------

                                  INSTRUCTIONS
         FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

     1. Guarantee of Signatures. No signature guarantee is required on this Letter of Transmittal (a) if this Letter of Transmittal is signed by the registered Holder(s) of Old Coltec Notes tendered herewith, unless such registered Holder(s) has completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal or (b) if such Old Coltec Notes are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each, an "Eligible Institution"). In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 hereof.

     2. Requirements of Tender. This Letter of Transmittal is to be completed by Holders either if certificates are to be forwarded herewith or, unless an Agent's Message (as defined below) is utilized, if delivery of Old Coltec Notes is to be made pursuant to the procedures for Book-Entry Transfer set forth in the "Exchange Offer -- Procedures for Tendering -- Valid Tender of Book-Entry Notes" section of the Prospectus. For a Holder validly to tender Old Coltec Notes pursuant to the Exchange Offer, either (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a Book-Entry Transfer, an Agent's Message, and any other required documents, must be received by the Exchange Agent at one of its addresses set forth herein prior to the Expiration Date and either certificates for tendered Old Coltec Notes must be received by the Exchange Agent at one of such addresses or Old Coltec Notes must be delivered pursuant to the procedures for Book-Entry Transfer set forth herein and in the Prospectus (and a Book-Entry Confirmation must be received by the Exchange Agent), in each case, on or prior to the Expiration Date, or (b) the tendering Holder must comply with the guaranteed delivery procedures set forth below and in the "Exchange Offer -- Guaranteed Delivery Procedures" section of the Prospectus.

     Holders whose certificates for Old Coltec Notes are not immediately available or who cannot deliver their certificates and all other documents to the Exchange Agent or complete the procedures for Book-Entry Transfer prior to the Expiration Date may tender their Old Coltec Notes by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in the "Exchange Offer -- Guaranteed Delivery Procedures" section of the Prospectus. Pursuant to such procedures, (a) such tender must be made by or through an Eligible Institution, (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Goodrich with the Prospectus must be received by the Exchange Agent on or prior to the Expiration Date and (c) the certificates for all tendered Old Coltec Notes in proper form for transfer, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a Book-Entry Transfer, an Agent's Message, and any other required documents, must be received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date as provided in the "Exchange Offer -- Guaranteed Delivery Procedures" section of the Prospectus.

     "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgement from the participant in DTC tendering the Old Coltec Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Goodrich may enforce such agreement against such participant.

     The method of delivery of Old Coltec Notes, this Letter of Transmittal and all other required documents including delivery through DTC, is at the election and sole risk of the tendering Holder. Old Coltec Notes will be deemed delivered only when actually received by the Exchange Agent. If delivery is by mail, registered mail, with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     No alternative, conditional or contingent tenders will be accepted and no fractional Old Coltec Notes will be accepted for exchange. All tendering Holders, by execution of the Letter of Transmittal (or facsimile thereof), waive any right to receive any notice of the acceptance of their Old Coltec Notes for exchange.

     3. Inadequate Space. If the space provided herein is inadequate, the certificate numbers and/or the number of Old Coltec Notes should be listed on a separate signed schedule attached hereto.

     4. Partial Tenders (Applicable to Certificate Holders only). If less than all of the principal amount evidenced by any certificate submitted is to be tendered, fill in the principal amount that is to be tendered in the box entitled "Description of Old Coltec Notes Tendered". In any case, new certificate(s) for the remainder of the Old Coltec Notes that were evidenced by the old certificate(s) will be sent to the registered Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal, as soon as practicable after the acceptance for exchange of the Old Coltec Notes tendered herewith. All Old Coltec Notes represented by certificates delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     5. Signatures on Letter of Transmittal, Bond Powers and Endorsements. If this Letter of Transmittal is signed by the registered Holder of the Old Coltec Notes tendered hereby, the signature must correspond with the name as written on the face of the certificate(s) without any change whatsoever.

     If any of the Old Coltec Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

     If any tendered Old Coltec Notes are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

     If this Letter of Transmittal or any certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to Goodrich of their authority so to act must be submitted.

     If this Letter of Transmittal is signed by the registered owner(s) of the Old Coltec Notes listed and transmitted hereby, no endorsements of certificates or separate bond powers are required unless exchange is to be made to or certificates for Old Coltec Notes not tendered or accepted for exchange are to be issued to a person other than the registered owner(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

     If this Letter of Transmittal is signed by a person other than the registered owner(s) of certificates listed, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates. Signatures on such certificates or bond powers must be guaranteed by an Eligible Institution.

     6. Transfer Taxes. Holders who tender their Old Coltec Notes for exchange will not be obligated to pay any transfer taxes unless (1) the New Goodrich Notes are to be delivered to, or issued in the name of, any person other than the registered Holder of the Old Coltec Notes tendered, (2) the tendered Old Coltec Notes are registered in the name of any person other than the person signing the letter of transmittal, or (3) a transfer tax is imposed for any reason other than the exchange of Old Coltec Notes in connection with the Exchange Offer. If satisfactory evidence of payment of transfer taxes or exemption from them is not submitted with this letter of transmittal, the amount of any applicable taxes will be billed directly to the tendering holder.

     7. Special Issuance and Delivery Instructions. Tendering Holders of Old Coltec Notes should indicate in the applicable box on page 5 of this Letter the name and address to which the New Goodrich Notes issued pursuant to the Exchange Offer and/or substitute certificates evidencing Old Coltec Notes not exchanged are to be issued or sent, if different from the name or address of the person signing this Letter. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated. Holders tendering Old Coltec Notes by Book-Entry Transfer may request that Old Coltec Notes not exchanged be credited to such account maintained at DTC as such Holder may designate hereon. If no instructions are given, such Old Coltec Notes not exchanged will be returned to the name and address of the person signing this Letter.

     8. Waiver of Conditions. Goodrich reserves the absolute right in its sole discretion to waive any of the specified conditions of the Exchange Offer, in whole or in part, at any time and from time to time.

     9. U.S. Federal Income Tax Backup Withholding. Federal income tax law generally requires that a tendering Holder whose Old Coltec Notes are accepted for exchange must provide Goodrich (as payor) with such Holder's correct taxpayer identification number ("TIN") on Substitute Form W-9 below in this Letter of Transmittal and certify under penalties of perjury that such TIN is correct and that such Holder is not subject to backup withholding. If a Holder does not provide such Holder's correct TIN, the Internal Revenue Service (the "IRS") may impose a $50 penalty on such Holder. In addition, the Exchange Agent may be required to withhold 30% of the amount of any reportable payments made pursuant to or after the exchange.

     Backup withholding is not an additional tax. Rather the amount withheld can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the Holder.

     The Holder is required to give the Exchange Agent the TIN (i.e., social security number or employer identification number) of the record owner of the Old Coltec Notes. If the Old Coltec Notes are held in more than one name or are not in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which number to report.

     Certain Holders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign Holders should complete and sign the main signature form and an appropriate properly completed Internal Revenue Service Form W-8, a copy of which may be obtained from the Exchange Agent, in order to avoid backup withholding.

     10. Lost, Destroyed or Stolen Certificates. If any certificate representing Old Coltec Notes has been lost, destroyed or stolen, the Holder should promptly notify the Exchange Agent by checking the box immediately preceding the special issuance/special delivery instructions and indicating the number of Old Coltec Notes so lost, destroyed or stolen, or call the Exchange Agent at (212) 253-2353. The Holder will then be instructed by the Exchange Agent as to the steps that must be taken in order to replace the certificate. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed.

     IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) TOGETHER WITH ANY SIGNATURE GUARANTEES, OR, IN THE CASE OF A BOOK-ENTRY TRANSFER, AN AGENT'S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE AND EITHER CERTIFICATES FOR TENDERED OLD COLTEC NOTES MUST BE RECEIVED BY THE EXCHANGE AGENT OR OLD COLTEC NOTES MUST BE DELIVERED PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER, IN EACH CASE PRIOR TO THE EXPIRATION DATE, OR THE TENDERING HOLDER MUST COMPLY WITH THE PROCEDURES FOR GUARANTEED DELIVERY.

PAYER'S NAME: THE BANK OF NEW YORK

------------------------------------------------------------------------------------------------------------------------

                                  PART 1 -- TAXPAYER IDENTIFICATION NUMBER -- PLEASE      ----------------------------
  SUBSTITUTE                      PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY        SOCIAL SECURITY NUMBER
  FORM W-9                        SIGNING AND DATING BELOW. IF AWAITING TIN, WRITE
                                  "APPLIED FOR."                                        OR
                                                                                          ----------------------------
                                                                                             EMPLOYER IDENTIFICATION
                                                                                                     NUMBER
                                ----------------------------------------------------------------------------------------

  DEPARTMENT OF THE TREASURY
  INTERNAL REVENUE SERVICE        PART 2 -- FOR PAYEES EXEMPT FROM BACKUP
                                  WITHHOLDING -- CHECK THE BOX IF YOU ARE NOT SUBJECT
                                  TO BACKUP WITHHOLDING. [ ]
                                ----------------------------------------------------------------------------------------
                                  PART 3 -- CERTIFICATES -- UNDER PENALTIES OF PERJURY, I CERTIFY
                                        THAT:
                                  (1) THE NUMBER SHOWN ON THIS FORM IS MY CORRECT TAXPAYER IDENTIFICATION NUMBER (OR I
                                      AM WAITING FOR A NUMBER TO BE ISSUED TO ME), AND
                                  (2) I AM NOT SUBJECT TO BACKUP WITHHOLDING BECAUSE: (A) I AM EXEMPT FROM BACKUP
                                      WITHHOLDING, OR (B) I HAVE NOT BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE (IRS)
                                      THAT I AM SUBJECT TO BACKUP WITHHOLDING AS A RESULT OF A FAILURE TO REPORT ALL
                                      INTEREST OR DIVIDENDS, OR (C) THE IRS HAS NOTIFIED ME THAT I AM NO LONGER SUBJECT
                                      TO BACKUP WITHHOLDING, AND
                                  (3) I AM A U.S. PERSON (INCLUDING A U.S. RESIDENT ALIEN).
                                ----------------------------------------------------------------------------------------

                                     CERTIFICATION INSTRUCTIONS -- YOU MUST CROSS OUT ITEM 2 ABOVE IF YOU HAVE BEEN
                                     NOTIFIED BY IRS THAT YOU ARE CURRENTLY SUBJECT TO BACKUP WITHHOLDING BECAUSE YOU
  PAYER'S REQUEST FOR                HAVE FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON YOUR TAX RETURN. HOWEVER, IF,
  TAXPAYER IDENTIFICATION            AFTER BEING NOTIFIED BY THE IRS THAT YOU WERE SUBJECT TO BACKUP WITHHOLDING, YOU
  NUMBER ("TIN")                     RECEIVED ANOTHER NOTIFICATION FROM THE IRS THAT YOU ARE NO LONGER SUBJECT TO
  AND CERTIFICATION                  BACKUP WITHHOLDING, DO NOT CROSS OUT ITEM 2.
                                     SIGNATURE __________  DATE __________
-----------------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE THIS FORM MAY RESULT IN BACKUP WITHHOLDING. IN
      ADDITION, FAILURE TO PROVIDE SUCH INFORMATION MAY RESULT IN A PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

        YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE "APPLIED FOR"
                     INSTEAD OF A TIN IN THE SUBSTITUTE FORM W-9

-----------------------------------------------------------------------------------------------------------------------
                                CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

     I CERTIFY UNDER PENALTIES OF PERJURY THAT A TAXPAYER IDENTIFICATION NUMBER HAS NOT BEEN ISSUED TO ME, AND
     EITHER (A) I HAVE MAILED OR DELIVERED AN APPLICATION TO RECEIVE A TAXPAYER IDENTIFICATION NUMBER TO THE
     APPROPRIATE INTERNAL REVENUE SERVICE CENTER OR SOCIAL SECURITY ADMINISTRATION OFFICE OR (B) I INTEND TO MAIL
     OR DELIVER AN APPLICATION IN THE NEAR FUTURE. I UNDERSTAND THAT IF I DO NOT PROVIDE A TAXPAYER IDENTIFICATION
     NUMBER BY THE TIME OF PAYMENT, UP TO 30% OF ALL REPORTABLE PAYMENTS MADE TO ME WILL BE WITHHELD UNTIL I
     PROVIDE A NUMBER.


     -------------------------------------------------------------------  ---------------------------------
                                  Signature                                               Date
--------------------------------------------------------------------------------------------------------------------

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of the Prospectus, this Letter of Transmittal and other exchange offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at Goodrich's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

                THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

                        [MELLON INVESTOR SERVICES LOGO]

                           44 WALL STREET, 7TH FLOOR
                               NEW YORK, NY 10005
                 BANKS AND BROKERS CALL COLLECT: (917) 320-6286
                    ALL OTHERS CALL TOLL-FREE (800) 241-6711

                 THE DEALER MANAGER FOR THE EXCHANGE OFFER IS:

                              SALOMON SMITH BARNEY
                              390 Greenwich Street
                               New York, NY 10013
                        Attn: Liability Management Group
                           (800) 558-3745 (Toll Free)

                         NOTICE OF GUARANTEED DELIVERY

                                    FOR THE

                              GOODRICH CORPORATION
                                  $300,000,000

                OFFER TO EXCHANGE ITS NEW 7 1/2% NOTES DUE 2008

                                      FOR

         7 1/2% SERIES B SENIOR NOTES DUE 2008 OF COLTEC INDUSTRIES INC

                           Pursuant to the Prospectus
                              Dated April 16, 2002

                   (NOT TO BE USED FOR SIGNATURE GUARANTEES)

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
          NEW YORK CITY TIME, ON MAY 14, 2002 (THE "EXPIRATION DATE"),
                     UNLESS THE EXCHANGE OFFER IS EXTENDED.

    This Notice of Guaranteed Delivery, or a form substantially equivalent to it, must be used to accept the Exchange Offer (as defined below) if certificates representing the 7 1/2% Series B Senior Notes due 2008 of Coltec Industries Inc, a Pennsylvania corporation ("Coltec," and such notes the "Old Coltec Notes"), are not immediately available, if the procedure for book-entry transfer cannot be completed prior to the Expiration Date of, or if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date. This form may be delivered by hand, transmitted by facsimile transmission or mailed to the Exchange Agent. See "The Exchange Offer -- Guaranteed Delivery Procedures" section of the Prospectus.

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                              THE BANK OF NEW YORK

 By Registered Certified Mail or       By Facsimile Transmission:                  By Hand:
       Overnight Services:          (For Eligible Institutions Only)

  15 Broad Street -- 16th Floor              (212) 235-2261                    15 Broad Street
    Corporate Trust Department                                            Corporate Trust Department
     New York, New York 10286                                                    Ground Floor
        Attn: Mr. Kin Lau             For Confirmation Telephone:          New York, New York 10286
      Reorganization Section                 (212) 235-2358                   Attn: Mr. Kin Lau
                                                                            Reorganization Section

    DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SPECIFIED ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS SPECIFIED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

    This form is not to be used to guarantee signatures. If a signature on a Letter of Transmittal is required to be guaranteed by an "Eligible Institution" under the instructions to such Letter of Transmittal, such signature guarantee must appear in the applicable space provided in the signature box on the Letter of Transmittal.

    The Eligible Institution that completes this form must communicate the guarantee to the Exchange Agent and must deliver the Letter of Transmittal and certificates for Old Coltec Notes to the Exchange Agent within the period shown herein. Failure to do so could result in a financial loss to such Eligible Institution.

    THE GUARANTEE ON PAGE 3 MUST BE COMPLETED.

Ladies and Gentlemen:

     The undersigned hereby tenders to Goodrich Corporation, a New York corporation ("Goodrich"), upon the terms and subject to the conditions contained in the Prospectus, and the related Letter of Transmittal (which, together with any amendments and supplements thereto, constitute the "Exchange Offer"), receipt of which is hereby acknowledged, the principal amount of 7 1/2% Series B Senior Notes due 2008 ("Old Coltec Notes") of Coltec Industries Inc, a Pennsylvania corporation ("Coltec"), pursuant to the guaranteed delivery procedures described in the "The Exchange Offer -- Guaranteed Delivery Procedures" section of the Prospectus.


  Principal Amount: ____________________   Name(s) of Record Holder(s): ________
  Certificate No. (if available):          _____________________________________
  ______________________________________   _____________________________________
                                                       Please Print

  ______________________________________   Address(es): ________________________

  Check box if Old Coltec Notes will be    _____________________________________
  tendered by book-entry transfer:         _____________________________________
  [ ]
  Account Number: _____________________    _____________________________________
                                                                        Zip Code

  Dated: ______________________________

                                           Area Code and Tel. No.:
                                           _____________________________________
                                           _____________________________________

                                           Signature(s): _______________________
                                           _____________________________________

                                   GUARANTEE
                   (Not to Be Used for Signature Guarantees)

     The undersigned, a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended), guarantees to deliver to the Exchange Agent either certificates representing the Old Coltec Notes tendered hereby, in proper form for transfer, or confirmation of a book-entry transfer of such Old Coltec Notes into the Exchange Agent's account at DTC, in each case with delivery of a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Letter of Transmittal), and any other documents required by the Letter of Transmittal, within three business days after the date hereof.

     The Eligible Institution that completes this form must communicate the guarantee to the Exchange Agent and must deliver the Letter of Transmittal and certificates for Old Coltec Notes to the Exchange Agent within the same time period stated herein. Failure to do so could result in a financial loss to such Eligible Institution.

  Name of Firm: ______________________    _____________________________________
                                                   Authorized Signature

  Address: ___________________________    Name: _______________________________
                                                          Please Print
  ____________________________________    Title: ______________________________
                              Zip Code

  Area Code & Tel. No.: ______________    Date: _______________________________

     DO NOT SEND CERTIFICATES FOR OLD COLTEC NOTES WITH THIS NOTICE. CERTIFICATES SHOULD BE SENT ONLY WITH YOUR LETTER OF TRANSMITTAL.

SALOMON SMITH BARNEY
44 WALL STREET, 7TH FLOOR
NEW YORK, NY 10005
BANKS AND BROKERS CALL COLLECT: (917)320-6286
ALL OTHERS CALL TOLL-FREE: (800) 241-6711

                              GOODRICH CORPORATION
                                  $300,000,000
                OFFER TO EXCHANGE ITS NEW 7 1/2% NOTES DUE 2008
                                      FOR
         7 1/2% SERIES B SENIOR NOTES DUE 2008 OF COLTEC INDUSTRIES INC
                           Pursuant to the Prospectus
                              Dated April 16, 2002

        THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM,
      NEW YORK CITY TIME, ON TUESDAY, MAY 14, 2002 (THE "EXPIRATION DATE")
                     UNLESS THE EXCHANGE OFFER IS EXTENDED.

                                                                  April 16, 2002
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been engaged by Goodrich Corporation, a New York corporation ("Goodrich"), to act as the Dealer Manager in connection with Goodrich's offer to exchange all outstanding 7 1/2% Series B Senior Notes due 2008 (the "Old Coltec Notes"), of Coltec Industries Inc, a Pennsylvania corporation ("Coltec"), for a like principal amount of Goodrich's 7 1/2% Notes due 2008 (the "New Goodrich Notes"), upon the terms and subject to the conditions contained in the Prospectus, dated April 16, 2002 (the "Prospectus"), and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, constitute the "Exchange Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Old Coltec Notes registered in your name or in the name of your nominee.

     The Exchange Offer is subject to conditions, such as the absence of court and governmental action prohibiting the Exchange Offer and of changes in general market conditions or Goodrich's business that, in Goodrich's judgment, are or may be materially adverse to Goodrich. Goodrich may also amend or terminate the Exchange Offer if, on or before the expiration date, it makes a public announcement that it has determined, in its reasonable judgment, that it would be advantageous for Goodrich not to complete the spin-off of its EnPro Industries, Inc. subsidiary. See the "Summary -- The Exchange Offer" and the "Exchange Offer -- Conditions to the Exchange Offer" sections in the Prospectus.

     For your information and for forwarding to your clients for whom you hold Old Coltec Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Prospectus dated April 16, 2002;

          2. Letter of Transmittal for your use in accepting the Exchange Offer and tendering Old Coltec Notes and for the information of your clients;

          3. Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Coltec Notes and all other required documents cannot be delivered to the Exchange Agent, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date;

          4. A letter which may be sent to your clients for whose accounts you hold Old Coltec Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6. A return envelope addressed to The Bank of New York (the "Exchange Agent").

     Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), Goodrich will accept for exchange and thereby exchange all Old Coltec Notes validly tendered prior to the Expiration Date and not properly withdrawn if, as and when Goodrich gives oral or written notice to the Exchange Agent of Goodrich's acceptance of such Old Coltec Notes for exchange pursuant to the Exchange Offer. Exchange for Old Coltec Notes accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Coltec Notes, or timely confirmation of a book-entry transfer of such Old Coltec Notes into the Exchange Agent's account at The Depository Trust Company, pursuant to the procedures described in "The Exchange Offer -- Procedures for Tendering -- Valid Tender of Book-Entry Notes" section of the Prospectus, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent's Message (as defined in the Letter of Transmittal) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     Goodrich will not pay any fees or commissions to any broker or dealer or other person (other than the Exchange Agent, the Dealer Manager and the Information Agent, as described in the Prospectus) for soliciting tenders of Old Coltec Notes pursuant to the Exchange Offer. Goodrich will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

     Holders who tender their Old Coltec Notes for exchange will not be obligated to pay any transfer taxes unless (1) the New Goodrich Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Old Coltec Notes tendered, (2) the tendered Old Coltec Notes are registered in the name of any person other than the person signing the letter of transmittal, or (3) a transfer tax is imposed for any reason other than the exchange of Old Coltec Notes in connection with the Exchange Offer. If satisfactory evidence of payment of transfer taxes or exemption from them is not submitted with the letter of transmittal, the amount of any applicable taxes will be billed directly to the tendering holder.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 14, 2002, UNLESS THE EXCHANGE OFFER IS EXTENDED.

     In order to take advantage of the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Old Coltec Notes, and any other required documents, should be sent to the Exchange Agent, and certificates representing the tendered Old Coltec Notes should be delivered or such Old Coltec Notes should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Prospectus.

     If holders of Old Coltec Notes wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in "The Exchange Offer -- Guaranteed Delivery Procedures" section of the Prospectus.

     Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone number set forth on the back cover of the Prospectus.

                                          Very truly yours,

                                          Salomon Smith Barney

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU THE AGENT OF GOODRICH, THE INFORMATION AGENT, THE DEALER MANAGER, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

                              GOODRICH CORPORATION

                                  $300,000,000

                OFFER TO EXCHANGE ITS NEW 7 1/2% NOTES DUE 2008

                                      FOR

         7 1/2% SERIES B SENIOR NOTES DUE 2008 OF COLTEC INDUSTRIES INC

                           Pursuant to the Prospectus
                              Dated April 16, 2002

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 14, 2002 (THE "EXPIRATION DATE") UNLESS THE EXCHANGE OFFER
                                  IS EXTENDED.

                                                                  April 16, 2002

To Our Clients:

     Enclosed for your consideration are the Prospectus, dated April 16, 2002 (the "Prospectus"), and the related Letter of Transmittal which, together with any amendments and supplements thereto, constitute Goodrich's offer (the "Exchange Offer") to exchange its 7 1/2% Notes due 2008 (the "New Goodrich Notes") for a like principal amount of the 7 1/2% Series B Senior Notes due 2008 of Coltec Industries Inc, a Pennsylvania corporation ("Coltec," and such notes, the "Old Coltec Notes") and currently a subsidiary of Goodrich. We are the holder of record of Old Coltec Notes held for your account. A tender of such Old Coltec Notes can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Coltec Notes held by us for your account.

     We request instructions as to whether you wish us to tender any or all of the Old Coltec Notes held by us for your account, upon the terms and subject to the conditions contained in the Exchange Offer.

     Your attention is invited to the following:

          1. For any Old Coltec Note that you tender and that is accepted by Goodrich for exchange, you will receive a New Goodrich Note having a principal amount equal to that of the surrendered Old Coltec Note.

          2. The Exchange Offer is being made for all outstanding Old Coltec Notes.

          3. The Board of Directors of Goodrich has approved the Exchange Offer, but does not make any recommendation to you as to whether you should tender or refrain from tendering your Old Coltec Notes in the Exchange Offer.

          4. The Exchange Offer and withdrawal rights expire at 5:00 P.M., New York City time, on May 14, 2002, unless the Exchange Offer is extended.

          5. The Exchange Offer is subject to conditions, such as the absence of court and governmental action prohibiting the Exchange Offer and of changes in general market conditions or Goodrich's business that, in Goodrich's judgment, are or may be materially adverse to Goodrich. Goodrich may also amend or terminate the Exchange Offer if, on or before the expiration date it issues a public announcement that it has determined, in its reasonable judgment, that it would be advantageous for Goodrich not to complete the spin-off of its EnPro Industries, Inc. subsidiary. See the "Summary -- The Exchange Offer" and the "Exchange Offer -- Conditions to the Exchange Offer" sections in the Prospectus.

          6. You will not be obligated to pay any transfer taxes unless (1) the New Goodrich Notes are to be delivered to, or issued in the name of, someone other than you, (2) the tendered Old Coltec Notes are registered in the name of any person other than the person signing the letter of transmittal, or (3) a transfer tax is imposed for any reason other than the exchange of Old Coltec Notes in connection with the Exchange Offer. If satisfactory evidence of payment of transfer taxes or exemption from them is not submitted with the letter of transmittal, the amount of any applicable taxes will be billed directly to the tendering holder.

     Except as disclosed in the Prospectus, Goodrich is not aware of any state in which the making of the Exchange Offer is prohibited by administrative or judicial action pursuant to any valid state statute. In any jurisdiction in which the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer will be deemed to be made on behalf of Goodrich by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     If you wish to have us tender any or all of your Old Coltec Notes, please so instruct us by completing, executing and returning to us the instruction form attached to this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Old Coltec Notes, all such Old Coltec Notes will be tendered unless otherwise specified on the attachment to this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Exchange Offer.

     Notwithstanding any other provision hereof, exchange for Old Coltec Notes accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of certificates for, or of book-entry confirmation with respect to, such Old Coltec Notes, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Letter of Transmittal) and any other documents required by the Letter of Transmittal. Accordingly, an exchange may not take place for all tendering noteholders at the same time, and will depend upon when Old Coltec Notes certificates or book-entry confirmations of such Old Coltec Notes are received into the Exchange Agent's account at DTC.

                        INSTRUCTIONS WITH RESPECT TO THE

                              GOODRICH CORPORATION

                                  $300,000,000

                OFFER TO EXCHANGE ITS NEW 7 1/2% NOTES DUE 2008

                                      FOR

         7 1/2% SERIES B SENIOR NOTES DUE 2008 OF COLTEC INDUSTRIES INC

     The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus dated April 16, 2002 and the related Letter of Transmittal in connection with the offer by Goodrich Corporation, a New York corporation ("Goodrich"), to exchange its 7 1/2% Notes due 2008 (the "New Goodrich Notes") for a like principal amount of the 7 1/2% Series B Senior Notes due 2008 of Coltec Industries Inc, a Pennsylvania corporation ("Coltec," and such notes, the "Old Coltec Notes"), upon the terms and subject to the conditions in the Prospectus and related Letter of Transmittal (which together with any amendments and supplements thereto, collectively constitute the "Exchange Offer").

     This will instruct you to tender the principal amount of Old Coltec Notes indicated below (or if no number is indicated below, all of the principal amount represented by such Old Coltec Notes) held by you for the account of the undersigned, upon the terms and subject to the conditions contained in the Exchange Offer.

     Principal Amount of Old Coltec Notes to be Tendered:*

-------------------------------------------------------------------------------------------
                                         SIGN HERE
-------------------------------------------------------------------------------------------

 Dated:
        -------------------------------       ---------------------------------------------
                                                              Signature(s)

                                              ---------------------------------------------
                                                         Name(s) (Please print)

                                              ---------------------------------------------
                                                               Address(es)

                                              ---------------------------------------------
                                                     Area Code and Telephone Number

                                              ---------------------------------------------
                                                    Tax ID or Social Security Number
-------------------------------------------------------------------------------------------

---------------

* Unless otherwise indicated, it will be assumed that the entire principal amount of Old Coltec Notes held for the undersigned's account are to be tendered.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

    GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER FOR THE PAYEE
(YOU) TO GIVE THE PAYER. -- Social security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All "Section" references are to the Internal Revenue Code of 1986, as amended. "IRS" is the Internal Revenue Service.

--------------------------------------------------------------------------------

     FOR THIS TYPE OF ACCOUNT:            GIVE THE
                                          SOCIAL SECURITY
                                          NUMBER OF --
--------------------------------------------------------------------------------
 1.  Individual                           The individual
 2.  Two or more individuals (joint       The actual owner of the
     account)                             account or, if combined
                                          funds, the first
                                          individual on the account
                                          (1)
 3.  Custodian account of a minor         The minor (2)
     (Uniform Gift to Minors Act)
 4.  a. The usual revocable savings       The grantor-trustee (1)
        trust account (grantor is also
        trustee)
     b. So-called trust account that is   The actual owner (1)
        not a legal or valid trust under
        state law
 5.  Sole proprietorship                  The owner (3)
--------------------------------------------------------------------------------
     FOR THIS TYPE OF ACCOUNT:            GIVE THE EMPLOYER
                                          IDENTIFICATION
                                          NUMBER OF --
--------------------------------------------------------------------------------
 6.  Sole proprietorship                  The owner (3)
 7.  A valid trust, estate, or pension    The legal entity (4)
     trust
 8.  Corporate                            The corporation
 9.  Association, club, religious,        The organization
     charitable, educational, or other
     tax-exempt organization
10.  Partnership                          The partnership
11.  A broker or registered nominee       The broker or nominee
12.  Account with the Department of       The public entity
     Agriculture in the name of a public
     entity (such as a State or local
     government, school district, or
     prison) that receives agricultural
     program payments

--------------------------------------------------------------------------------

(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person's number must be furnished.
(2) Circle the minor's name and furnish the minor's social security number.
(3) You must show your individual name, but you may also enter your business or "doing business as" name. You may use either your social security number or your employer identification number (if you have one).
(4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

NOTE: If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

OBTAINING A NUMBER
If you don't have a taxpayer identification number, obtain Form SS-5, Application for a Social Security Card, at the local Social Security Administration office, or Form SS-4, Application for Employer Identification Number, by calling 1 (800) TAX-FORM, and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING
Payees specifically exempted from withholding include:
- An organization exempt from tax under Section 501(a), an individual retirement account (IRA), or a custodial account under Section 403(b)(7), if the account satisfies the requirements of Section 401(f)(2).
- The United States or a state thereof, the District of Columbia, a possession of the United States, or a political subdivision or wholly-owned agency or instrumentality of any one or more of the foregoing.
- An international organization or any agency or instrumentality thereof.
- A foreign government and any political subdivision, agency or instrumentality thereof.

PAYEES THAT MAY BE EXEMPT FROM BACKUP WITHHOLDING INCLUDE:
- A corporation.
- A financial institution.
- A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
- A real estate investment trust.
- A common trust fund operated by a bank under Section 584(a).
- An entity registered at all times during the tax year under the Investment Company Act of 1940.
- A middleman known in the investment community as a nominee or who is listed in the most recent publication of the American Society of Corporate Secretaries, Inc., Nominee List.
- A futures commission merchant registered with the Commodity Futures Trading Commission.
- A foreign central bank of issue.

    Payments of dividends and patronage dividends generally exempt from backup withholding include:
- Payments to nonresident aliens subject to withholding under Section 1441.
- Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.
- Payments of patronage dividends not paid in money.
- Payments made by certain foreign organizations.
- Section 404(k) payments made by an ESOP.

    Payments of interest generally exempt from backup withholding include:
- Payments of tax-exempt interest (including exempt-interest dividends under Section 852).
- Payments described in Section 6049(b)(5) to nonresident aliens.
- Payments on tax-free covenant bonds under Section 1451.
- Payments made by certain foreign organizations.

    Certain payments, other than payments of interest, dividends, and patronage dividends, that are exempt from information reporting are also exempt from backup withholding. For details, see Sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N and the regulations thereunder.

EXEMPT PAYEES SHOULD COMPLETE A SUBSTITUTE FORM W-9 TO AVOID POSSIBLE ERRONEOUS BACKUP WITHHOLDING. Furnish your taxpayer identification number, check the box in Part 2 of the form, sign and date the form and return it to the payer.

PRIVACY ACT NOTICE. -- Section 6109 requires you to provide your correct taxpayer identification number to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your return and may also provide this information to various government agencies for tax enforcement or litigation purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold on taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES
(1) FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER. -- If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING. -- If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.
(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION. -- Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

                  FOR ADDITIONAL INFORMATION CONTACT YOUR TAX
                  CONSULTANT OR THE INTERNAL REVENUE SERVICE.